UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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THE Coca-Cola COMPANY

AdeZ
ALMOND
Honest
Sprite
Coca-Cola
Diet Coke
Coca-Cola
smartwater
sparkling
COSTA
COFFEE
ENERGY

2020 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Wednesday, April 22, 2020	|	8:30 a.m. local time	|	World of Coca-Cola	|	Atlanta, Georgia

QUESTIONS AND ANSWERS

Please see Questions and Answers in Annex A beginning on page 96 for important information about the proxy materials, voting, the 2020 Annual Meeting of Shareowners, Company documents, communications and the deadlines to submit shareowner proposals and Director nominees for the 2021 Annual Meeting of Shareowners. Additional questions may be directed to Shareowner Services at (404) 676-2777 or shareownerservices@coca-cola.com.

Links to websites included in this Proxy Statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

2            The Coca-Cola Company

THE COCA-COLA COMPANY
ONE COCA-COLA PLAZA
ATLANTA, GEORGIA 30313
1	Notice of 2020 Annual Meeting of Shareowners
Meeting information
WHEN Wednesday, April 22, 2020 8:30 a.m. local time
WHERE World of Coca-Cola 121 Baker Street NW Atlanta, Georgia 30313
RECORD DATE Holders of record of our Common Stock as of February 24, 2020 are entitled to notice of, and to vote at, the meeting.
AUDIOCAST OF THE MEETING Access links to vote, listen to a live audiocast of the meeting, submit questions and learn more about our Company at www.coca-colacompany.com/annual-meeting-of-shareowners.
ATTENDING THE MEETING If you plan to attend the 2020 Annual Meeting of Shareowners in person, you must register in advance. See page 100 for details.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 22, 2020.
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 are available at www.edocumentview.com/coca-cola.
Items of Business		Our Board’s Recommendation
COMPANY PROPOSALS
1	Elect as Directors the 12 Director nominees named in the attached Proxy Statement to serve until the 2021 Annual Meeting of Shareowners.	FOR each Director Nominee	11
2	Conduct an advisory vote to approve executive compensation.	FOR	45
3	Ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company to serve for the 2020 fiscal year.	FOR	90
SHAREOWNER PROPOSAL
4	Vote on a shareowner proposal on sugar and public health, if properly presented at the meeting.	AGAINST	93
Shareowners will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.
Advance Voting Methods Please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions.
SHAREOWNERS OF RECORD (your shares are registered on the books of the Company via Computershare)
Internet www.investorvote.com/coca-cola	Telephone Call 1-800-652-VOTE or the telephone number on your proxy card	Mail Sign, date and return your proxy card
BENEFICIAL OWNERS (your shares are held through your bank or brokerage account)
Internet www.proxyvote.com	Telephone Call 1-800-454-8683 or the telephone number on your voting instruction form	Mail Sign, date and return your voting instruction form
Not all beneficial owners may vote at the web address and phone number provided above. If your control number is not recognized, please refer to your voting instruction form for specific voting instructions.

IT IS VERY IMPORTANT THAT YOU VOTE to play a part in the future of the Company. Please carefully review the proxy materials for the 2020 Annual Meeting of Shareowners and follow the instructions above to cast your vote on all of the voting matters.

We are making this Proxy Statement and the form of proxy first available on or about March 5, 2020.
March 5, 2020 By Order of the Board of Directors Jennifer D. Manning Associate General Counsel and Corporate Secretary

2020 Proxy Statement            3

2	Letter from our Chairman and Chief Executive Officer

James Quincey
Chairman and Chief Executive Officer

Our purpose is supported by a vision to craft brands that people love – brands that refresh them in body and spirit. We do this in ways that create a more sustainable business and a better shared future that makes a difference in people’s lives, communities and our planet.

To my fellow shareowners:

On behalf of the Board of Directors and the leadership of The Coca-Cola Company, I want to thank you for your investment. It is my privilege to serve as Chairman and Chief Executive Officer, and I appreciate the responsibility and trust involved in helping shape this great business for continued success in the future.

In the 134 years since Coca-Cola was invented, the brand has grown and the Company has evolved enormously. Today, we offer more than 500 brands and more than 4,700 products, including reduced-sugar drinks and smaller packages. The speed of change we see today is, arguably, faster than ever. We’ve been on a continuous journey to evolve as a total beverage company – and I’d emphasize the word journey, because it is something that never ends.

While our portfolio has grown and diversified, especially in recent years, Trademark Coca-Cola remains at our core. This brand is one part of the consistency that has made us a great Company for so long.

REFRESH THE WORLD, MAKE A DIFFERENCE

The core purpose of The Coca-Cola Company is important to reiterate – we exist to refresh the world and make a difference. By operating this way, we’ve been successful as a system for more than a century and, along the way, we’ve continually created value for a broad and diverse group of stakeholders. This forms the foundation that allows us to generate strong returns for you, our shareowners.

We’ve spent a considerable amount of time lately reflecting on the purpose of our Company, especially in light of the rapid changes in the world around us. What we’ve learned is that the Company’s purpose remains unique. It’s why we exist, and it’s needed now, more than ever.

Our purpose is supported by a vision to craft brands that people love – brands that refresh them in body and spirit. We do this in ways that create a more sustainable business and a better shared future that makes a difference in people’s lives, communities and our planet.

We’re playing our part in seeking solutions to some of the world’s key challenges, including water and packaging waste. And we invest in people’s lives, from our employees to all those who touch our business system.

OUR PROGRESS IN 2019

When I reflect on the work of the Company leaders who came before us, I’m struck by how forward-thinking they were. Their long-term vision for the business was vital. We, too, are shaping The Coca-Cola Company not just for the quarters ahead but for years and decades down the road.

At the same time, we’re working to make progress every day. As I think back on 2019, it was a meaningful year in the evolution of our Company.

4            The Coca-Cola Company

LETTER FROM OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER 2

Importantly, it was a period of revenue growth and value share gains across the world. Sparkling soft drinks remained critical to our business. Our ability to grow revenue for these brands helped fuel and enable new innovations and investments.

People love Trademark Coca-Cola, and we’re doing more with the trademark than ever before. Coca-Cola Zero Sugar continued to grow in the double digits globally. Coca-Cola Orange Vanilla was our first new Trademark Coca-Cola flavor in 12 years. We expanded Coca-Cola with Coffee across more than 35 additional markets. We also introduced Coca-Cola Energy in more than 45 markets. Our approach with Coca-Cola Energy – to be fast, nimble and ready to make changes – stands out as an example of what we want to see from people across our Company. Not everything will work, but our growth mindset means we are agile and empowered. We’re taking action and trying new things.

In 2019, we also completed our acquisition of Costa Limited. We focused on working with the Costa team to develop a plan for disciplined growth. We introduced ready-to-drink Costa, and we expanded our footprint of Costa Express smart cafés. We also grew our on-premise offerings, all while working to ensure Costa’s retail outlets are in the best locations.

In addition, we acquired full ownership of C.H.I. Limited, an innovative, fast-growing leader in juices, value-added dairy and iced tea in West Africa. And, at the beginning of 2020, we acquired the remaining stake in fairlife, LLC.

CREATING SHARED VALUE

The idea of creating shared value is a powerful part of our culture. Our world is ever more interconnected and transparent. People expect us to serve as leaders.

Today, this includes addressing one of the great challenges of our era – the proliferation of packaging waste. Our World Without Waste strategy, which we introduced in 2018, is becoming fully embedded in how we do business. Our goal is to collect the equivalent of 100% of the bottles and cans we sell by 2030. We want to stop waste from entering the environment, and we also want to turn old bottles into new bottles or other useful items.

This is an important part of how we plan to reduce our carbon footprint. When plastic bottles are recycled and reused to make new bottles, they have a lower carbon footprint than many other types of packaging. This addresses two significant goals – eliminating packaging waste and reducing carbon. These are core business priorities that are deeply ingrained in everything we do.

Our work in this space is one of many examples of how we’re working with a diverse group of stakeholders. This is one of my major roles as Chairman and Chief Executive Officer of the Company, in partnership with my fellow Directors and leaders from across the Company. I thank them and appreciate their support.

Finally, let me close by thanking you again for your investment in and support of The Coca-Cola Company. I am glad you are on the journey with us.

James Quincey
Chairman and Chief Executive Officer
The Coca-Cola Company

2019 Business Highlights

●	Continued to gain value share in total nonalcoholic ready-to-drink beverages on a global basis by gaining value share in 85% of our key markets.

●

Trademark Coca-Cola grew retail value 6% for the second consecutive year, supported by contributions from innovations such as Coca-Cola with Coffee, which was launched in 35 additional markets in 2019.

●

Completed the acquisition of Costa Limited, a coffee company with retail stores in more than 30 countries; acquired full ownership of C.H.I. Limited, an innovative, fast-growing leader in expanding beverage categories, including juices, value-added dairy and iced tea in West Africa.

●	Bottles made from 100% recycled PET available in 12 markets by the end of 2019.

●

In the United States, teamed with partners and major competitors to launch the “Every Bottle Back” program, which includes a new $100 million industry fund that will be used to improve sorting, processing and collection in areas with the biggest infrastructure gaps to help increase the amount of recycled plastic available to be remade into beverage bottles.

2020 Proxy Statement            5

3	Letter from our Lead Independent Director on behalf of the Board of Directors

Maria Elena Lagomasino Lead Independent Director

Dear fellow shareowners:

On behalf of our entire Board of Directors, I am pleased to present our annual Proxy Statement and report to you, our shareowners, on a variety of important issues.

2019 was a notable year for our Board, as we successfully completed a leadership succession plan. In April, James Quincey began serving as Chairman of the Board, in addition to serving as CEO, and I became your Lead Independent Director. I am pleased and honored to serve in this position.

I, along with the entire Board, remain actively engaged with James in a partnership to ensure the Company is strategically positioned to successfully grow the business.

One of my priorities as Lead Independent Director is to ensure the Board is comprised of Directors who are equipped to oversee the success of the business. I thank Sam Nunn, who was our Lead Independent Director before retiring from the Board last year. Sam established a foundation of robust Board refreshment processes, and today I believe we are a diverse, well-functioning Board comprised of capable Directors with the right mix of skills and experiences.

Board refreshment is an ongoing process, and I will ensure that we continue to field the best Board possible. I am also prioritizing a focus on the Board’s processes and structures to ensure they remain effectively designed to help us meet our objectives. As we go about this work, it is informed by what we hear through engagement with shareowners.

In late 2019, we instituted important changes to our Board committee structure, repositioning two of our key committees. The newly positioned Talent and Compensation Committee will assist the Board in its oversight of the Company’s policies and strategies relating to talent, leadership and culture, including diversity and inclusion. In addition, the Committee will continue to evaluate and approve compensation plans, policies and programs of the Company.

The Public Policy and Sustainability Committee will now be primarily focused on oversight of the Company’s core sustainability and public policy work. The Committee will focus on public issues that may affect the Company’s business, its shareowners, the broader stakeholder community or the general public.

6            The Coca-Cola Company

LETTER FROM OUR LEAD INDEPENDENT DIRECTOR ON BEHALF OF THE BOARD OF DIRECTORS 3

As Lead Independent Director, I look forward to being the key point of contact at the Board level for our shareowners. We value the input shareowners provide throughout the year by the various means outlined in this Proxy Statement, and I commit to continuing those practices.

These changes in committee scope reflect the strategic significance that talent, culture and sustainability have to our long-term success and further reflect the growing focus on environmental, social and governance issues by our investors and the broader stakeholder community.

As Lead Independent Director, I look forward to being the key point of contact at the Board level for our shareowners. We value the input shareowners provide throughout the year by the various means outlined in this Proxy Statement, and I commit to continuing those practices.

As always, we value your investment in this Company, and we appreciate the trust you place in us to oversee your interests in our business.

Sincerely,

Maria Elena Lagomasino
Lead Independent Director

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareowners, strengthens Board and management accountability, and helps build public trust in the Company. The Governance section beginning on page 11 describes our governance framework, which includes the following highlights:

BOARD PRACTICES

●	10 of 12 Director nominees independent
●	Demonstrated commitment to Board refreshment (since 2015, five new Directors have joined and seven Directors have rolled off)
●	Robust Director nominee selection process
●	Regular Board, committee and Director evaluations
●	Annual election of Directors with majority voting standard
●	Lead Independent Director, elected by the independent Directors
●	Independent Audit, Compensation and Governance Committees
●	Regular executive sessions of non-employee Directors
●	Strategy and risk oversight by full Board and committees

SHAREOWNER MATTERS

●	Longstanding, active shareowner engagement
●	Annual “say on pay” advisory vote
●	Majority voting with resignation policy for Directors in uncontested elections
●	Proxy access right
●	Shareowner right to call special meetings

OTHER BEST PRACTICES

●	Longstanding commitment to sustainability and other environmental, social and governance (“ESG”) matters
●	Board oversight of human capital management and culture, including diversity and inclusion
●	Transparent public policy engagement
●	Stock ownership guidelines for executives and stock holding requirements for Directors
●	Anti-hedging, anti-short sale and anti-pledging policies
●	Clawback policy for incentive awards

2020 Proxy Statement            7

4	About The Coca-Cola Company
The Coca-Cola Company (the “Company”) is the world’s largest nonalcoholic beverage company. We own and market numerous valuable nonalcoholic beverage brands, including:

Sparkling soft drinks Coca-Cola, Diet Coke/ Coca-Cola Light, Coca-Cola Zero Sugar, Fanta, Fresca, Schweppes*, Sprite, Thums Up	Water, enhanced water and sports drinks Aquarius, Ciel, Dasani, glacéau smartwater, glacéau vitaminwater, Ice Dew, I LOHAS, Powerade, Topo Chico	Juice, dairy and plant-based beverages AdeS, Del Valle, fairlife, innocent, Minute Maid, Minute Maid Pulpy, Simply, ZICO	Tea and coffee Ayataka, Costa, doĝadan, Fuze Tea, Georgia, Gold Peak, HONEST TEA, Kochakaden

*	Schweppes is owned by the Company in certain countries other than the United States.

The Coca-Cola System

We are a global business that operates on a local scale, in every community where we do business. We are able to create global reach with local focus because of the strength of the Coca-Cola system, which comprises our Company and our approximately 225 bottling partners worldwide.

Our Global Reach
Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries and territories.

●Our network of independent bottling partners, distributors, wholesalers and retailers, as well as Company-owned or -controlled bottling and distribution operations — is the world’s largest nonalcoholic beverage distribution system.
●Consumers enjoy finished beverage products bearing trademarks owned by or licensed to us at a rate of 2.0 billion servings a day.

LEARN MORE ABOUT OUR COMPANY

You can learn more about the Company by visiting our website, www.coca-colacompany.com. We also encourage you to read our latest Annual Report on Form 10-K for the year ended December 31, 2019, available at www.coca-colacompany.com/annual-meeting-of-shareowners.

Our Platform for Sustained Performance

We have established a platform for sustained performance centered around disciplined portfolio growth; an aligned and engaged bottling system; and winning with our stakeholders – all supported by revenue growth management and brand-building initiatives. Underpinning our platform for sustained performance are three enablers: digitizing our enterprise; fostering a growth culture; and growing sustainably.

Strategic Priorities		Enablers
Disciplined Portfolio Growth	Our strategy for disciplined portfolio growth centers around continuous innovation, leveraging the Coca-Cola system to lift, shift and scale leading brands around the world, and utilizing mergers and acquisitions as an enabler to further our growth strategy.	Digitizing the Enterprise	The digital evolution is changing consumers’ behaviors, influencing the way consumers think, interact and ultimately how they shop. We believe this evolution impacts every aspect of the Coca-Cola system, and creates an opportunity to partner in different ways with our customers and re-engineer our own supply chain and route-to-market.
Aligned and Engaged System	Over the past several years, we have undergone a tremendous transformation in refranchising the majority of our Company-owned bottling operations. Through the refranchising process, we have strengthened the system with great partners who are committed to excellence in the markets that they serve. These partners are strategically aligned to execute and support the vision and are creating sustainable long-term value for the system.	Fostering a Growth Culture	We believe that sustainable and profitable growth is the product of a strong culture, with a focus on our employees, customers and consumers worldwide. As we move our business into the future, we will continue to drive a growth culture centered around curiosity, empowerment, inclusion and agility. Our belief is that focusing on these behaviors enhances our workforce, Company performance and helps us become a more growth-minded Company.
Winning with our Stakeholders	We believe that our success is dependent upon empowering our employees, satisfying consumers with a wide variety of beverage options, and providing solutions to grow our customers’ beverage businesses. We also strive to make a positive difference in the communities where we operate. We are committed to creating value for all of our stakeholders for a better shared future.	Growing Sustainably

We are focused on giving people the drinks they want while trying to improve the world we all share, turning our passion for consumers into brands people love and creating shared opportunity through growth. We act in ways that we believe will create a more sustainable and better shared future for all of our stakeholders. We attempt to make a positive difference in peoples’ lives, communities and our planet by doing business the right way.

8            The Coca-Cola Company

ABOUT THE COCA-COLA COMPANY 4

2019 Performance Highlights

REVENUE GROWTH		OPERATING INCOME GROWTH		EARNINGS PER SHARE		CASH FLOW
9%	6%	10%	13%	$2.07	$2.11	$10.5B	$8.4B
Reported Net Revenues	Organic Revenues (Non-GAAP)	Reported Operating Income	Comparable Currency Neutral Operating Income (Non-GAAP)	Reported EPS	Comparable EPS (Non-GAAP)	Cash from Operations	Free Cash Flow (Non-GAAP)

Organic revenues is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Comparable currency neutral operating income is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability and the impact of changes in foreign currency exchange rates. Comparable EPS is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. Free cash flow is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. See Annex C for a reconciliation of non-GAAP financial measures to our results as reported under accounting principles generally accepted in the United States (“GAAP”).

Refreshing the World and Making a Difference with Our Employees

We believe people are our most important asset. Our people and culture agendas are critical business priorities, and we strive to be a global employer of choice that attracts high-performing talent with the passion, skills and mindsets to drive us on our journey to refresh the world and make a difference. We are committed to building an inclusive culture that inspires and supports the growth of our employees, serves our communities and shapes a more sustainable business.

OUR HUMAN CAPITAL PILLARS

Culture and Engagement
We are taking deliberate action to foster a growth culture that is grounded in our Company purpose: to refresh the world and make a difference. We strive to act with a growth mindset, take an expansive approach to what’s possible and believe in continuous learning to improve our business and ourselves. We focus on four key growth behaviors – being curious, empowered, inclusive and agile – and value how we work as much as what we achieve. We believe culture enables our Company strategy and shapes employee experiences.

Leadership, Talent and Development
Our talent strategy focuses on building inspirational leadership and capabilities that help our people be successful in the future. We recognize that one size does not fit all and are focused on creating an employee experience that is locally relevant in its approach and also provides the global breadth of learning and growth that we can provide for our people.

Diversity and Inclusion
We believe creating a diverse and inclusive workplace is not only the right thing to do – it is a business priority that fosters greater creativity, innovation and connection to the communities we serve. We take a comprehensive view of diversity with an inclusive mindset, including gender, ethnicity, generation, disability/ability, sexual orientation, gender identity, military service, nationality, religion and other factors.

Human Rights
Respect for human rights is a fundamental value of our Company. We strive to respect and promote human rights in accordance with the United Nations Guiding Principles on Business and Human Rights in our relationships with our employees, suppliers and independent bottlers. Our aim is to help increase the enjoyment of human rights within the communities in which we operate.

Business Integrity
Our Codes of Business Conduct are grounded in our commitment to do the right thing. They serve as the foundation of our approach to ethics and compliance, and our anti-corruption compliance program is focused on conducting business in a fair, ethical and legal manner.

2019 NOTABLE ACCOLADES

●Ranked 15th on FORTUNE’s annual ranking of the World’s Most Admired Companies, marking the 12th consecutive year in the top 20
●Earned a 100% score on the Human Rights Campaign’s Corporate Equality Index, marking the 14th consecutive year
●Ranked in top ten largest U.S. companies in terms of gender equality by Equileap
●Included in the Bloomberg Gender-Equality Index
●Recognized by Disability Equality Index as one of the Best Places to Work for Disability Inclusion
●Received the Hispanic Association on Corporate Responsibility Award for Corporate Inclusion for two five-star ratings in employment and governance
●Winner of four Human Capital Management Excellence Awards by Brandon Hall Group

Our Sustainable Business Priorities

Sugar Reduction	World Without Waste	Climate	Shared Future	Water Stewardship
We’re growing our business while reducing added sugar and providing consumers with more choices.	We believe a World Without Waste is possible.	We look for ways to reduce our carbon footprint across the Coca-Cola value chain.	We aim to improve people’s lives and create a better shared future for our communities and planet.	We strive to replenish water back to nature and communities, improve efficiency and treat wastewater to high standards.

2020 Proxy Statement            9

5	Voting Roadmap

ITEM 1
ELECTION OF DIRECTORS

The Board of Directors and the Committee on Directors and Corporate Governance believe that the 12 Director nominees possess the necessary qualifications and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareowners.

OUR BOARD RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE
See page 11 for further information

ITEM 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 46 and the Compensation Tables beginning on page 69.

OUR BOARD RECOMMENDS A VOTE FOR THIS ITEM
See page 45 for further information

ITEM 3
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

The Board of Directors and the Audit Committee believe that retention of Ernst & Young LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2020 is in the best interest of the Company and its shareowners. As a matter of good corporate governance, shareowners are being asked to ratify the Audit Committee’s selection of the Independent Auditors.

OUR BOARD RECOMMENDS A VOTE FOR THIS ITEM
See page 90 for further information

ITEM 4	SHAREOWNER PROPOSAL Vote on a shareowner proposal on sugar and public health, if properly presented at the 2020 Annual Meeting of Shareowners.	OUR BOARD RECOMMENDS A VOTE AGAINST THE SHAREOWNER PROPOSAL
See page 93 for further information

10          The Coca-Cola Company

6	Governance

ITEM 1	ELECTION OF DIRECTORS

WHAT AM I VOTING ON? Shareowners are being asked to elect 12 Director nominees for a one-year term.	VOTING RECOMMENDATION:
FOR the election of each Director nominee. The Board of Directors and the Committee on Directors and Corporate Governance believe the 12 Director nominees possess the necessary qualifications and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareowners.

The Board of Directors (the “Board”) currently has 13 members. Ronald W. Allen is not standing for reelection and will retire from the Board immediately following the 2020 Annual Meeting of Shareowners (the “2020 Annual Meeting”), at which time the size of the Board will be reduced to 12 members. Upon the recommendation of the Committee on Directors and Corporate Governance, the Board has nominated each of the remaining 12 Directors for election at the 2020 Annual Meeting. All nominees are independent under the New York Stock Exchange (“NYSE”) corporate governance rules, except Herbert A. Allen and James Quincey (see Director Independence and Related Person Transactions beginning on page 39).

Each of the Director nominees were elected by the shareowners at the 2019 Annual Meeting of Shareowners. If elected, each nominee will hold office until the 2021 Annual Meeting of Shareowners and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

Board Membership Criteria

The Board and the Committee on Directors and Corporate Governance believe that there are general qualifications that all Directors must exhibit and other key qualifications and experiences that should be represented on the Board as a whole but not necessarily by each individual Director.

QUALIFICATIONS REQUIRED OF ALL DIRECTORS

The Board and the Committee on Directors and Corporate Governance require that each Director be a recognized person of high integrity with a proven record of success in his or her field and be able to devote the time and effort necessary to fulfill his or her responsibilities to the Company. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition, potential Director candidates are interviewed to assess intangible qualities, including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

CONSIDERATION OF DIVERSITY
The Board does not have a specific diversity policy but fully appreciates the value of Board diversity. Diversity is important because having a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process and enhances overall culture in the boardroom.

In evaluating candidates for Board membership, the Board and the Committee on Directors and Corporate Governance consider many factors based on the specific needs of the business and what is in the best interests of the Company’s shareowners. This includes diversity of professional experience, race, ethnicity, gender, age and cultural background. In addition, the Board and the Committee on Directors and Corporate Governance focus on how the experiences and skill sets of each Director nominee complement those of fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.

2020 Proxy Statement          11

6 GOVERNANCE Item 1 Election of Directors

KEY QUALIFICATIONS AND EXPERIENCES TO BE REPRESENTED ON THE BOARD

The Board has identified key qualifications and experiences that are important to be represented on the Board as a whole, in light of the Company’s business strategy and expected future business needs. The table below summarizes how these key qualifications and experiences are linked to our Company’s business.

Business Characteristics	Key Qualifications and Experiences
The Company’s business is multifaceted and involves complex financial transactions in many countries and in many currencies.	High level of financial experience
Relevant senior leadership/Chief Executive Officer experience
Marketing and innovation are core focuses of the Company’s business, and the Company seeks to develop and deploy the world’s most effective marketing and innovative products and technology.	Marketing experience
Innovation/technology experience
The Company’s business is truly global and multicultural, with its products sold in more than 200 countries and territories around the world.	Broad international exposure/emerging market experience

The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various governmental entities and non-governmental organizations.

Governmental or geopolitical expertise
The Company’s business is a complicated global enterprise, and most of the Company’s products are manufactured and sold by bottling partners around the world.	Extensive knowledge of the Company’s business and/or industry
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	Risk oversight/ management expertise

Director Nomination Process

The Committee on Directors and Corporate Governance is responsible for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareowners. The Committee on Directors and Corporate Governance considers a wide range of factors when assessing potential Director nominees. This assessment includes a review of the potential nominee’s judgment, experiences, independence, understanding of the Company’s business or other related industries and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. A potential nominee’s qualifications are considered to determine whether they meet the qualifications required of all Directors and the key qualifications and

12          The Coca-Cola Company

Item 1 Election of Directors GOVERNANCE 6

experiences to be represented on the Board, as described above. Further, the Committee on Directors and Corporate Governance assesses how each potential nominee would impact the skills and experiences represented on the Board as a whole in the context of the Board’s overall composition and the Company’s current and future needs.

BOARD COMPOSITION AND REFRESHMENT

When recommending to the Board the slate of Director nominees for election at the Annual Meeting of Shareowners, the Committee on Directors and Corporate Governance strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board.

The Board believes that refreshment, including periodic committee rotation, is important to help ensure that Board composition is aligned with the needs of the Company and the Board as our business evolves over time, and that fresh viewpoints and perspectives are regularly considered. The Board also believes that over time Directors develop an understanding of the Company and an ability to work effectively as a group. Because this provides significant value, a degree of continuity year-over-year is beneficial to shareowners and generally should be expected.

Directors are elected each year, at the Annual Meeting of Shareowners, to hold office until the next Annual Meeting of Shareowners and until their successors are elected and qualified. Because term limits could cause the loss of experience or expertise important to the optimal operation of the Board, there are no absolute limits on the length of time that a Director may serve, but the Committee on Directors and Corporate Governance and the Board consider the tenure of Directors as one of several factors in nomination decisions. In addition, the Committee on Directors and Corporate Governance evaluates the qualifications and performance of each incumbent Director before recommending the nomination of that Director for an additional term. Furthermore, pursuant to our Corporate Governance Guidelines, Directors whose job responsibilities change or who reach the age of 74 are asked to submit a letter of resignation to the Board. These letters are considered by the Board and, if applicable, annually thereafter. In 2019, the Committee on Directors and Corporate Governance reviewed the Director nominees who were 74 years of age or older and determined to recommend them for reelection based on their skills, qualifications and experiences.

SHAREOWNER-RECOMMENDED DIRECTOR CANDIDATES

Shareowners who would like the Committee on Directors and Corporate Governance to consider their recommendations for nominees for the position of Director should submit their recommendations in writing by mail to the Committee on Directors and Corporate Governance in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to asktheboard@coca-cola.com. Recommendations by shareowners that are made in accordance with these procedures will receive the same consideration by the Committee on Directors and Corporate Governance as other suggested nominees.

SHAREOWNER-NOMINATED DIRECTOR CANDIDATES

We have a “Proxy Access for Director Nominations” bylaw. The proxy access bylaw permits a shareowner, or a group of up to 20 shareowners, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in Article I, Section 12 of our By-Laws. See question 33 on page 103 for more information.

MAJORITY VOTING STANDARD

Our By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, each Director must receive the majority of the votes cast with respect to that Director. If a Director does not receive a majority vote, he or she has agreed that he or she would submit a letter of resignation to the Board. The Committee on Directors and Corporate Governance would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the resignation taking into account the recommendation of the Committee on Directors and Corporate Governance, which would include consideration of the vote and any relevant input from shareowners. The Board would publicly disclose its decision and its rationale within 100 days of the certification of the election results. The Director who tenders his or her resignation would not participate in the decisions of the Committee on Directors and Corporate Governance or the Board that concern the resignation.

2020 Proxy Statement          13

6 GOVERNANCE Item 1 Election of Directors

Our 2020 Director Nominees

		Years of Tenure	Committee Memberships							Other Boards[1]
Nominee	Age		A	TC	DCG	F	MD	PPS	E
HERBERT A. ALLEN President, Chief Executive Officer and Director, Allen & Company Incorporated	80	38								0
MARC BOLLAND Independent Head of European Portfolio Operations, The Blackstone Group Inc.	60	5								2
ANA BOTÍN Independent Executive Chair, Banco Santander, S.A.	59	7								3[2]
CHRISTOPHER C. DAVIS Independent Chairman, Davis Selected Advisers–NY, Inc.	54	2								4[3]
BARRY DILLER Independent Chairman of the Board and Senior Executive, IAC/InterActiveCorp and Expedia Group, Inc.	78	18								2
HELENE D. GAYLE Independent Chief Executive Officer, The Chicago Community Trust	64	7								1
ALEXIS M. HERMAN Independent Chair and Chief Executive Officer, New Ventures LLC	72	13								3
ROBERT A. KOTICK Independent Chief Executive Officer and Director, Activision Blizzard, Inc.	57	8								1
MARIA ELENA LAGOMASINO Lead Independent Director Chief Executive Officer and Managing Partner, WE Family Offices	70	12								1
JAMES QUINCEY Chairman and Chief Executive Officer, The Coca-Cola Company	55	3								1
CAROLINE J. TSAY Independent Chief Executive Officer and Director, Compute Software, Inc.	38	2								1
DAVID B. WEINBERG Independent Chairman and Chief Executive Officer, Judd Enterprises, Inc.	68	5								0
A Audit Committee TC Talent and Compensation Committee DCG Committee on Directors and Corporate Governance	F Finance Committee MD Management Development Committee PPS Public Policy and Sustainability Committee	E Executive Committee	Chair Member	Chair (following the 2020 Annual Meeting)
Member (following the 2020 Annual Meeting)

[1]	Other public company boards.
[2]	Includes Santander UK Group Holdings plc and Santander UK plc, which are wholly owned subsidiaries of Banco Santander, S.A.
[3]	Includes investment company directorships in Selected Funds, Davis Funds and Clipper Funds Trust, three fund complexes which are advised by Davis Selected Advisers, L.P. and other entities controlled by Davis Selected Advisers, L.P.
[4]	Ronald W. Allen will remain as Audit Committee Chair through the 2020 Annual Meeting.

14          The Coca-Cola Company

Item 1 Election of Directors GOVERNANCE 6

Snapshot of 2020 Director Nominees

From left to right: Alexis M. Herman, Barry Diller, Marc Bolland, Caroline J. Tsay, David B. Weinberg, Christopher C. Davis, James Quincey, Maria Elena Lagomasino, Herbert A. Allen, Robert A. Kotick, Helene D. Gayle, Ana Botín. Note: Ronald W. Allen, pictured second from right, is retiring from the Board and therefore not standing for reelection at the 2020 Annual Meeting.

OUR DIRECTOR NOMINEES EXHIBIT AN EFFECTIVE MIX OF SKILLS, EXPERIENCES, DIVERSITY AND FRESH PERSPECTIVES

ALL DIRECTOR NOMINEES EXHIBIT:

●High integrity ●An appreciation of multiple cultures	●A commitment to sustainability and social issues ●Innovative thinking	●A proven record of success ●Knowledge of corporate governance requirements and practices

SKILLS
12 out of 12 High Level of Financial Experience	8 out of 12 Marketing Experience	12 out of 12 Relevant Senior Leadership/Chief Executive Officer Experience	7 out of 12 Governmental or Geopolitical Expertise

12 out of 12 Risk Oversight/Management Expertise	6 out of 12 Innovation/Technology Experience	9 out of 12 Broad International Exposure/Emerging Market Experience	4 out of 12 Extensive Knowledge of the Company’s Business and/or Industry

Included in each Director nominee’s biography that follows is a description of the five key qualifications and experiences of such nominee. Many of our Director nominees have more than five qualifications, and the aggregate number for all Director nominees is reflected above. The Board and the Committee on Directors and Corporate Governance believe that the combination of the various qualifications and experiences of the Director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

2020 Proxy Statement          15

6 GOVERNANCE Item 1 Election of Directors

Herbert A. Allen

Age: 80
Director since: 1982
Board Committees:
●Finance
●Management Development (Chair)
●Executive
PUBLIC BOARD MEMBERSHIPS
Current Public Company Boards:
None
Previous Public Company Boards (Past Five Years):
None

CAREER HIGHLIGHTS

●Allen & Company Incorporated, a privately held, preeminent investment firm focused on the media, entertainment, technology and other innovative industries
○Since 1966 President, Chief Executive Officer and Director
●Convera Corporation, a company that used technology to help clients build an online community and increase their Internet advertising revenues
○2000 to 2009 Director

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive experience in venture capital, underwriting, mergers and acquisitions, private placements and money management services at Allen & Company Incorporated. Supervises Allen & Company Incorporated’s principal financial and accounting officers on all matters related to the firm’s financial position and results of operations and the presentation of its financial statements.
Relevant Senior Leadership/Chief Executive Officer Experience President and Chief Executive Officer of Allen & Company Incorporated.
Marketing Experience Significant marketing experience through ownership of a controlling interest and management of Columbia Pictures from 1973 to 1982 and through a nine-year public company directorship at Convera Corporation.
Extensive Knowledge of the Company’s Business and/or Industry Director of the Company since 1982, and through Allen & Company Incorporated, has served as financial advisor to the Company and its bottling partners on numerous transactions.
Risk Oversight/Management Expertise Extensive experience managing risk as President and Chief Executive Officer of Allen & Company Incorporated, including overseeing and advising on principal investments, investing in companies with an international and emerging market presence, public and private capital markets transactions and merger and acquisition transactions.

Marc Bolland

INDEPENDENT
Age: 60
Director since: 2015
Board Committees:
●Audit
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards: International Consolidated Airlines Group, S.A. (since 2016); Exor N.V. (since 2016)
Previous Public Company Boards (Past Five Years): Marks & Spencer Group p.l.c. (2010-2016); ManpowerGroup Inc. (2004-2015)

CAREER HIGHLIGHTS

●The Blackstone Group Inc., one of the world’s leading investment firms
○Since September 2016 Head of European Portfolio Operations
○Since 2019 Chairman of The Blackstone Group International Partners LLP
●Marks & Spencer Group p.l.c., an international, multi-channel retailer based in the UK
○May 2010 to April 2016 Chief Executive Officer and Director
●WM Morrison Supermarkets PLC, a leading supermarket chain in the UK
○September 2006 to April 2010 Chief Executive Officer and Director
●Heineken N.V., one of the world’s largest brewers
○2005 to July 2006 Chief Operating Officer
○2001 to July 2006 Executive board member
○1999 to 2001 Managing Director of subsidiary Heineken Export Group Worldwide
○1995 to 1998 Managing Director of subsidiary Heineken Slovensko
○1987 Started his career at Heineken N.V. in the Netherlands

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive operational and financial experience as Chief Executive Officer of Marks & Spencer Group p.l.c., Chief Executive Officer of WM Morrison Supermarkets PLC, Chief Operating Officer of Heineken N.V. and Head of European Portfolio Operations of The Blackstone Group Inc., all public companies.
Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of Marks & Spencer Group p.l.c. As Chief Executive Officer of WM Morrison Supermarkets PLC, successfully led the development and implementation of its long-term strategy, turning around the business.
Marketing Experience Extensive brand marketing and retail expertise as Chief Executive Officer of Marks & Spencer Group p.l.c. and WM Morrison Supermarkets PLC, as well as serving as Chief Operating Officer and head of Global Marketing for Heineken N.V., where he was responsible for brand and marketing strategies.
Broad International Exposure/Emerging Market Experience Serves as lead non-executive director of the UK Department for International Development, led international expansion of Marks & Spencer Group p.l.c., held several international management positions while at Heineken N.V., and is the founder of the Movement to Work charity, which provided nearly 100,000 underprivileged young people with work experience and jobs.
Risk Oversight/Management Expertise Extensive experience overseeing risk as Chief Executive Officer of Marks & Spencer Group p.l.c. and WM Morrison Supermarkets PLC, and as Chief Operating Officer of Heineken N.V. Additional risk management experience as head of The Blackstone Group Inc.’s European Portfolio Operations, as Chairman of The Blackstone Group International Partners LLP, a subsidiary, which acts as a sub-advisor to Blackstone U.S. affiliates in relation to the investment and re-investment of Europe, Middle East and Africa-based assets of Blackstone funds, and as Director of International Consolidated Airlines Group, S.A., which offers international and domestic air passenger and cargo transportation services.

16          The Coca-Cola Company

Item 1 Election of Directors GOVERNANCE 6

Ana Botín

INDEPENDENT
Age: 59
Director since: 2013
Board Committees:
●Directors and Corporate Governance
●Finance
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Banco Santander, S.A. (since 1989); Santander UK plc (since 2010) and Santander UK Group Holdings plc (since 2014), both of which are wholly owned subsidiaries of Banco Santander, S.A.
Previous Public Company Boards (Past Five Years):
None

CAREER HIGHLIGHTS

●Banco Santander, S.A., a leading retail and commercial bank based in Spain
○Since September 2014 Executive Chair
○December 2010 to September 2014 Chief Executive Officer of subsidiary Santander UK plc, a large retail and commercial bank based in the UK
○2002 to 2010 Executive Chair of subsidiary Banco Español de Crédito, S.A.
○1988 Joined Banco Santander, S.A. where she directed its Latin American expansion during the 1990s and was responsible for the Latin American Corporate Banking, Asset Management and Treasury division
●JP Morgan
○1981 to 1988 Started her 39-year career in the banking industry at JP Morgan in New York

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Internationally recognized expert in the investment banking industry with knowledge of global macroeconomic issues. Over 39 years of experience in investment and commercial banking.
Relevant Senior Leadership/Chief Executive Officer Experience Executive Chair of Banco Santander, S.A. since September 2014 and served as Chief Executive Officer of Santander UK plc from 2010 to September 2014.
Broad International Exposure/Emerging Market Experience Executive Chair of Banco Santander, S.A., a global financial institution with operations in Europe, North America, Latin America and Asia. Board member of the Institute of International Finance, a global association of the financial industry. Founder and Vice Chair of Fundación Empresa y Crecimiento, which finances small and medium-sized companies in Latin America. Founder and President of Fundación Empieza Por Educar, the Spanish member of the global Teach for All network and Vice Chair of the World Business Council for Sustainable Development.
Governmental or Geopolitical Expertise Extensive experience with the regulatory framework applicable to banking institutions throughout the globe during her 31-year tenure with Banco Santander, S.A.
Risk Oversight/Management Expertise Extensive experience from her work with Banco Santander, S.A., Santander UK plc and Banco Español de Crédito, S.A. in the oversight and management of risks associated with retail and commercial banking activities. Experience with the regulated insurance industry as director of Assicurazioni Generali S.p.A., a global insurance company based in Italy, from 2004 to 2011.

Christopher C. Davis

INDEPENDENT
Age: 54
Director since: 2018
Board Committees:
●Talent and Compensation
●Finance
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Graham Holdings Company (since 2006); Selected Funds (consisting of two portfolios) (since 1998); Davis Funds (consisting of 13 portfolios) (since 1997); Clipper Funds Trust (consisting of one portfolio) (Trustee since 2014)
Previous Public Company Boards (Past Five Years):
 None

CAREER HIGHLIGHTS

●Davis Selected Advisers–NY, Inc., a registered investment advisory firm
○Since 1997 Chairman
●Davis Selected Advisers, L.P. (referred to jointly with Davis Selected Advisers-NY, Inc. as “Davis Advisors”), an investment counseling firm that oversees approximately $20 billion in client assets, including ETFs, mutual funds, variable annuities and institutional separate accounts
○1995 Became a portfolio manager of the firm’s flagship funds, Davis New York Venture Fund and Selected American Shares
○1989 Joined Davis Advisors as a financial analyst

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience More than 30 years of experience in investment management and securities research at Davis Advisors. Also serves as a portfolio manager for the Davis Large Cap Value Portfolios and a member of the research team for other portfolios.
Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chairman of Davis Selected Advisers–NY, Inc., and as a Director and officer of several mutual funds advised by Davis Advisors, as well as other entities controlled by Davis Advisors.
Marketing Experience Under the leadership of Mr. Davis, Davis Advisors is widely recognized as a premier investment manager serving individual investors worldwide, identifying investment opportunities both within and outside the United States in developed and developing markets and providing investors access to these investment opportunities.
Broad International Exposure/Emerging Market Experience Under the leadership of Mr. Davis, Davis Advisors seeks investment growth opportunities and diversification potential that international companies in both developed and developing markets provide.
Risk Oversight/Management Expertise Extensive experience evaluating strategic investments and transactions and managing risk against the volatility of equity markets during his more than 30-year career at Davis Advisors. Serves on the Audit Committee and as lead independent director of Graham Holdings Company.

2020 Proxy Statement          17

6 GOVERNANCE Item 1 Election of Directors

Barry Diller

INDEPENDENT
Age: 78
Director since: 2002
Committees:
●Directors and Corporate Governance
●Finance (Chair)
●Management Development
●Executive
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards: Expedia Group, Inc. (since 2005) and IAC/ InterActiveCorp (since 1995)
Previous Public Company Boards (Past Five Years):
Graham Holdings Company (2000-2017)

CAREER HIGHLIGHTS

●IAC/InterActiveCorp, a leading media and Internet company
○Since December 2010 Chairman and Senior Executive
○August 1995 to November 2010 Chairman and Chief Executive Officer of the company and its predecessor companies
●Expedia Group, Inc., an online travel company
○Since August 2005 Chairman and Senior Executive
●TripAdvisor, Inc., an online travel company
○April 2013 to March 2017 Special Advisor
○December 2011 to April 2013 Board member
○December 2011 to December 2012 Chairman and Senior Executive when the company was spun off from Expedia, Inc.
●Live Nation Entertainment, Inc.
○January 2010 to January 2011 Board member
○January 2010 to October 2010 Non-executive Chairman

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive experience in financings, mergers, acquisitions, investments and strategic transactions, including transactions with Silver King Broadcasting, QVC, Inc., Ticketmaster Entertainment, Inc. and Home Shopping Network, Inc. Served on the Finance Committee of Graham Holdings Company.
Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chairman and Senior Executive of IAC/InterActiveCorp. Served as Chief Executive Officer of Fox, Inc. from 1984 to 1992, responsible for the creation of Fox Broadcasting Company, and Fox’s motion picture operations. Prior to Fox, served for 10 years as Chief Executive Officer of Paramount Pictures Corporation.
Marketing Experience Serves as Chairman and Senior Executive at IAC/InterActiveCorp, with widely known consumer brands such as HomeAdvisor, Vimeo, Dictionary.com, The Daily Beast, Investopedia and Match Group’s online dating portfolio, and at Expedia Group, Inc., which markets a variety of leisure and business travel products.
Innovation/Technology Experience Extensive experience in the media and Internet sectors, including experience at IAC/InterActiveCorp, with businesses in the marketing and technology industries, at Expedia Group, Inc., which empowers travelers through technology with tools to efficiently research, plan, book and experience travel, and at TripAdvisor, Inc., which operates the flagship TripAdvisor-branded websites and numerous other travel brands.
Broad International Exposure/Emerging Market Experience Serves at IAC/InterActiveCorp, a leading media and Internet company focused on the areas of search and applications, dating, education and fitness businesses, media and e-commerce, and at online travel companies Expedia Group, Inc. and TripAdvisor Inc. Served as a member of the Council on Foreign Relations.

Helene D. Gayle

INDEPENDENT
Age: 64
Director since: 2013
Committees:
●Talent and Compensation (Chair)
●Public Policy and Sustainability
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Colgate-Palmolive Company (since 2010)
Previous Public Company Boards (Past Five Years): None

CAREER HIGHLIGHTS

●The Chicago Community Trust, a community foundation dedicated to improving the Chicago region
○Since October 2017 Chief Executive Officer
●McKinsey Social Initiative, an independent nonprofit organization founded by McKinsey & Company
○July 2015 to September 2017 Chief Executive Officer
●CARE USA, an international humanitarian and gobal development organization
○2006 to 2015 President and Chief Executive Officer
●Bill & Melinda Gates Foundation
○2001 to 2006 Program Director in the Global Health Program
●U.S. Centers for Disease Control and Prevention (“CDC”)
○1984 to 2001 Started her career in public health at the CDC serving in positions of increasing responsibility, ultimately becoming the Director of the National Center for HIV, STD and TB Prevention in 1995

KEY QUALIFICATIONS AND EXPERIENCES
Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of The Chicago Community Trust, former Chief Executive Officer of McKinsey Social Initiative and former President and Chief Executive Officer of CARE USA.
Innovation/Technology Experience Significant experience using and developing innovative approaches, solutions and technologies in her work with McKinsey Social Initiative, CARE USA, the CDC and the Bill & Melinda Gates Foundation.
Broad International Exposure/Emerging Market Experience Implemented the McKinsey Social Initiative’s Generation program. Experience managing international operations at CARE USA. Helped develop global health initiatives in leadership roles at the CDC and the Bill & Melinda Gates Foundation. Serves on the Board of Trustees of the Center for Strategic and International Studies and the Brookings Institution. Member of the National Academy of Medicine and of the Council on Foreign Relations.
Governmental or Geopolitical Expertise Extensive leadership experience in the global public health and development fields. Served as Chair of the Obama administration’s Presidential Advisory Council on HIV/AIDS. Member of the U.S. Department of State’s Advisory Committee on International Economic Policy and the Secretary of State’s Advisory Committee on Public-Private Partnerships. Served on the President’s Commission on White House Fellowships. Achieved the rank of Assistant Surgeon General and Rear Admiral in the U.S. Public Health Service. Serves as a Director of New America Foundation and ONE.
Risk Oversight/Management Expertise Extensive risk oversight and management experience with the delivery of emergency relief and long-term international development projects and in the global public health field. Director of the Federal Reserve Bank of Chicago, which participates in the formulation of monetary policy, one of 12 regional reserve banks across the United States that, together with the Board of Governors in Washington, D.C., serves as the central bank for the United States.

18          The Coca-Cola Company

Item 1 Election of Directors GOVERNANCE 6

Alexis M. Herman

INDEPENDENT
Age: 72
Director since: 2007
Board Committees:
●Talent and Compensation
●Public Policy and Sustainability (Chair)
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Cummins Inc. (since 2001), Entergy Corporation (since 2003) and MGM Resorts International (since 2002)
Previous Public Company Boards (Past Five Years):
None

CAREER HIGHLIGHTS

●New Ventures LLC, a risk management consulting firm
○Since 2001 Chair and Chief Executive Officer
● Toyota Motor Corporation
○Since 2002 Chair of the Diversity Advisory Board
● The Coca-Cola Company
○2001 to 2006 Chair of the Human Resources Task Force, where Ms. Herman worked with the Company to identify ways to improve its human resources policies and practices following the November 2000 settlement of an employment lawsuit
●U.S. Department of Labor
○1997 to 2001 U.S. Secretary of Labor

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Significant financial experience as Chief Executive Officer of New Ventures LLC and as Chair of the Working Party for the Role of Women in the Economy for the Organisation for Economic Co-operation and Development (“OECD”), an intergovernmental economic organization. Additional financial experience through former service on the Audit Committee of MGM Resorts International, a global hospitality company.
Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of New Ventures LLC. Former U.S. Secretary of Labor from 1997 to 2001.
Broad International Exposure/Emerging Market Experience Director of Cummins Inc., a global power leader that serves customers in more than 190 countries and territories. Serves as Chair on Toyota’s Diversity Advisory Board. Served as Chair of the Working Party for the Role of Women in the Economy for the OECD.
Governmental or Geopolitical Expertise Former U.S. Secretary of Labor. Former White House Assistant to President Clinton and Director of the White House Office of Public Liaison. Served as Director of the Labor Department’s Women’s Bureau under President Jimmy Carter. Former Chief of Staff and former Vice Chair of the Democratic National Committee. Served as a Trustee of the Clinton Bush Haiti Fund and as Chair of the Working Party for the Role of Women in the Economy for the OECD. Serves on the Corporate Social Responsibility Committee for MGM Resorts International.
Risk Oversight/Management Expertise Significant expertise in management and oversight of labor and human relations risks, including handling the United Parcel Service workers’ strike in 1997 while U.S. Secretary of Labor. Chair of the Company’s Human Resources Task Force following the November 2000 settlement of an employment lawsuit. Serves as Lead Director and Chair of the Governance and Nominating Committee of Cummins Inc. Served as Chair of the Business Advisory Board at Sodexo, Inc. and member of the Audit Committee of MGM Resorts International.

Robert A. Kotick

INDEPENDENT
Age: 57
Director since: 2012
Committees:
●Finance
●Management Development
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Activision Blizzard, Inc. (since 1991)
Previous Public Company Boards (Past Five Years):
None

CAREER HIGHLIGHTS

●Activision Blizzard, Inc., a leading global developer and publisher of interactive entertainment content and services
○Since 2008 Chief Executive Officer and Director
○1991 to 2008 Chairman and Chief Executive Officer of Activision, Inc., the predecessor to Activision Blizzard, Inc.
●Call of Duty Endowment
○Co-founder and co-chairman of this nonprofit organization that identifies and funds the most efficient and effective organizations that get veterans back to work

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Over 28 years of experience as Chief Executive Officer of Activision Blizzard, Inc. and its predecessor, including managing complex international operations and financial transactions.
Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of Activision Blizzard, Inc.’s predecessor for over 17 years and has served as Chief Executive Officer of Activision Blizzard, Inc. since 2008.
Marketing Experience Significant marketing experience with Activision Blizzard, Inc. and its predecessor, bringing extensive insight about key demographic groups and utilization of technology and social media in marketing.
Innovation/Technology Experience Chief Executive Officer of Activision Blizzard, Inc., responsible for some of the most successful entertainment franchises, including Call of Duty®, Candy Crush™, Hearthstone®, Overwatch®, Skylanders® and World of Warcraft®.
Risk Oversight/Management Expertise Extensive experience overseeing risk as Chief Executive Officer of Activision Blizzard, Inc., including developing new intellectual properties and investments in complementary business opportunities.

2020 Proxy Statement          19

6 GOVERNANCE Item 1 Election of Directors

Maria Elena Lagomasino

INDEPENDENT
Age: 70
Director since: 2008
Lead Independent
Director since: 2019
Committees:
●Talent and Compensation
●Directors and Corporate Governance (Chair)
●Management Development
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
The Walt Disney Company (since 2015)
Previous Public Company Boards (Past Five Years): Avon Products, Inc.
(2000-2016)

CAREER HIGHLIGHTS

●WE Family Offices, a global family office serving high net worth families
○Since March 2013  Chief Executive Officer and Managing Partner
●GenSpring Family Offices, LLC, a wealth management firm and an affiliate of SunTrust Banks, Inc.
○November 2005 to October 2012 Chief Executive Officer
●JPMorgan Private Bank, a division of JPMorgan Chase & Co., a global financial services firm
○2001 to 2005 Chairman and Chief Executive Officer
○1983 to 2001  Various positions in private banking with The Chase Manhattan Bank, including as Managing Director in charge of its Global Private Banking Group
●The Coca-Cola Company
○April 2003 to April 2006 prior service as Director

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Over 36 years of experience in the financial industry and a recognized leader in the wealth management industry. Chief Executive Officer and Managing Partner of WE Family Offices. Former Chief Executive Officer of GenSpring Family Offices, LLC. Founding member of the Institute for the Fiduciary Standard, a nonprofit formed in 2011 to provide research, education and advocacy of the fiduciary standard’s importance to investors receiving investment and financial advice.
Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chief Executive Officer of WE Family Offices and served as Chief Executive Officer of GenSpring Family Offices, LLC and JPMorgan Private Bank.
Broad International Exposure/Emerging Market Experience Significant international experience in GenSpring Family Offices, LLC and JPMorgan Private Bank. During tenure with The Chase Manhattan Bank, served as Managing Director of the Global Private Banking Group, Vice President of private banking in the Latin America region and head of private banking for the western hemisphere. Over 40 years of experience working with Latin America. Exposure to international issues as a former Board member of the Americas Society and the Cuba Study Group, as a former Trustee of the National Geographic Society and as a member of the Council on Foreign Relations.
Governmental or Geopolitical Expertise Experience with regulatory framework applicable to banking institutions in Latin America during tenure with The Chase Manhattan Bank, and as Chief Executive Officer of JPMorgan Private Bank. Exposure to international geopolitical issues in the Americas Society, Cuba Study Group and the Council on Foreign Relations.
Risk Oversight/Management Expertise Extensive oversight of risk associated with wealth management and investment strategies in WE Family Offices, GenSpring Family Offices, LLC and JPMorgan Private Bank.

James Quincey

Age: 55
Director since: 2017
Chairman since: 2019
Committees:
●Executive (Chair)
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Pfizer Inc.
(since February 2020)
Previous Public Company Boards (Past Five Years):
None

CAREER HIGHLIGHTS

●The Coca-Cola Company
○Since April 2019 Chairman
○Since May 2017 Chief Executive Officer
○August 2015 to December 2018 President
○August 2015 to April 2017 Chief Operating Officer
○January 2013 to August 2015 President of the Europe Group
○October 2008 to January 2013 President of the Northwest Europe and Nordics business unit
○December 2005 to October 2008 President of the Mexico Division
○December 2003 to December 2005 President of the South Latin Division
○1996 Joined the Company as Director, Learning Strategy for the Latin America Group, and went on to serve in a series of operational roles of increasing responsibility in Latin America

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Extensive financial experience acquired through various leadership positions in the Company, managing complex financial transactions, mergers and acquisitions, business strategy and international operations.
Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of the Company since May 2017. Served as President from August 2015 to December 2018, Chief Operating Officer from August 2015 to April 2017 and President of the Europe Group from January 2013 to August 2015.
Innovation/Technology Experience Responsible for the Company’s information technology function. Implemented innovative strategies to improve the Company’s execution and brand portfolio. Oversaw the Company’s acquisition of innocent juice in 2009. Instrumental in developing and executing a successful brand, pack, price and channel strategy, which has now been replicated in various forms throughout the Company’s global system, and in creating the Company’s current juice platform in Mexico under the Del Valle trademark through joint ventures with the Company’s bottling partners.
Broad International Exposure/Emerging Market Experience Over 23 years of Coca-Cola system experience, including extensive experience in international markets, such as Latin America and Europe. Responsibility for all the Company’s operating units worldwide as President and Chief Operating Officer and, currently, as Chief Executive Officer. Member of the Board of Directors of the US-China Business Council and the Consumer Goods Forum.
Extensive Knowledge of the Company’s Business and/or Industry Since joining the Company in 1996, has held a multitude of operational roles within the Coca-Cola system.

20          The Coca-Cola Company

Item 1 Election of Directors GOVERNANCE 6

Caroline J. Tsay

INDEPENDENT
Age: 38
Director since: 2018
Committees:
●Audit
●Public Policy and Sustainability
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
Morningstar, Inc.
(since 2017)
Previous Public Company Boards (Past Five Years):
Rosetta Stone Inc. (2014-2018); Travelzoo Inc. (2015-2017)

CAREER HIGHLIGHTS

●Compute Software, Inc., an enterprise cloud optimization software company
○Since January 2017 Chief Executive Officer and Director
●Hewlett Packard Enterprise Company (“HPE”), an information technology company
○March 2013 to December 2016 Vice President and General Manager of Software
●Yahoo! Inc., a digital media company
○April 2007 to March 2013 Held several product leadership positions across the consumer search, e-commerce and advertising businesses

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience Managed profit and loss as Chief Executive Officer of Compute Software, Inc. and in her position at HPE, where she was responsible for growing enterprise software sales.
Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of Compute Software, Inc. and as Vice President and General Manager of Software at HPE.
Marketing Experience At Compute Software, Inc., is responsible for developing an enterprise software platform for customers running on the cloud. At HPE, was responsible for engaging customers and partners through several new digital experiences, digital marketing, and specialized sales models to drive growth in new customers and revenue. At Yahoo! Inc., held leadership positions across the consumer search, e-commerce and advertising businesses.
Innovation/Technology Experience At Compute Software, Inc., is responsible for developing the artificial intelligence and decision sciences-based software platform that dynamically optimizes cloud resource decisions and maximizes business value for companies running on the cloud. At HPE, created a new business and platform for offering customers enterprise software, including DevOps, Cybersecurity, Big Data and Application Development software. At Yahoo! Inc., was Senior Director of Product Management for Yahoo! Search and E-Commerce where she launched consumer Internet innovations that drove 500 million daily visits and $3.5 billion in revenue. Prior to Yahoo! Inc., spent three years at International Business Machines Corporation as a senior consultant focused on providing supply chain solutions to clients in the retail, high tech, and travel industries. Recognized as one of The National Diversity Council’s 2015 Top 50 Most Powerful Women in Technology.
Risk Oversight/Management Expertise Extensive experience overseeing risk associated with the development and growth of enterprise software and consumer Internet businesses at Compute Software, Inc., and in her product leadership roles with HPE and Yahoo! Inc. Risk oversight experience through service on the Audit Committee of Morningstar, Inc. and as Chair of the Business Advisory Committee at Rosetta Stone Inc.

David B.
Weinberg

INDEPENDENT
Age: 68
Director since: 2015
Committees:
●Audit
●Management Development
PUBLIC BOARD MEMBERSHIPS
Current Public
Company Boards:
None
Previous Public Company Boards (Past Five Years):
None

CAREER HIGHLIGHTS

●Judd Enterprises, Inc., a private, investment management office with diverse interests in a variety of asset classes
○Since 1996 Chairman and Chief Executive Officer
●Digital Bandwidth LLC, a private, early-stage technology investing affiliate of Judd Enterprises, Inc.
○Since 1996 President
●Mayer, Brown & Platt, a leading international law firm
○September 1989 to June 1996 Partner in the corporate, securities and investment management practice

KEY QUALIFICATIONS AND EXPERIENCES
High Level of Financial Experience In his position at Judd Enterprises, Inc., oversees substantial assets in a wide variety of asset classes. Significant experience in reviewing financial statements as an investor and as a securities lawyer when structuring transactions. Previously served on the Audit Committee and currently serves on the Executive, Finance and Investment Committees of Northwestern University.
Relevant Senior Leadership/Chief Executive Officer Experience Since 1996, has served as Chairman and Chief Executive Officer of Judd Enterprises, Inc., and President of Digital Bandwidth LLC.
Innovation/Technology Experience Extensive entrepreneurial experience in Digital Bandwidth LLC, overseeing investments in early stage companies focusing on technologies, including wireless networks, speech recognition, cybersecurity and radio frequency identification tags.
Broad International Exposure/Emerging Market Experience At Judd Enterprises, Inc., oversees international investments. As a partner of the Mayer, Brown & Platt law firm, structured cross-border investment management transactions. Serves on the Board of Trustees of the Brookings Institution, a think tank whose mission includes improving governance at the global level. Also serves on the Investments Committee of Northwestern University, overseeing substantial exposure to emerging markets. Exposure to international issues as a member of the Council on Foreign Relations and the International Council of the Belfer Center for Science and International Affairs of the Kennedy School of Government at Harvard University.
Risk Oversight/Management Expertise Extensive risk oversight and management experience overseeing a private investment management office at Judd Enterprises, Inc. As a partner of the Mayer, Brown & Platt law firm, advised clients on a broad range of regulatory and transactional matters. Additional risk oversight experience through former service on the Audit Committee and current service on the Executive, Finance and Investments Committees of Northwestern University.

2020 Proxy Statement          21

6 GOVERNANCE Board and Committee Governance

Board and Committee Governance

Role of the Board

The Board is elected by the shareowners to oversee their interests in the long-term health and overall success of the Company’s business and financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareowners. The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. The Board selects the Chief Executive Officer and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

KEY RESPONSIBILITIES OF THE BOARD
OVERSIGHT OF STRATEGY
✓The Board oversees and monitors strategic planning.
✓Business strategy is a key focus at the Board level and embedded in the work of Board committees.
✓Company management is charged with executing business strategy and provides regular performance updates to the Board.

OVERSIGHT OF RISK
✓The Board oversees risk management.
✓Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.
✓Company management is charged with managing risk, through robust internal processes and effective internal controls.

SUCCESSION PLANNING
✓The Board oversees succession planning and talent development for senior executive positions.
✓The Management Development Committee, which meets regularly and reports back to the Board, has primary responsibility for developing succession plans for the CEO position.
✓The CEO is charged with preparing, and reviewing with the Management Development Committee, talent development plans for senior executives and their potential successors.

OVERSIGHT OF STRATEGY

Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties.

The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in the Board committees, regular Board meetings and a dedicated meeting each year to focus on strategy.	This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term, as well as the quality of operations. In addition to financial and operational performance, non-financial measures, including sustainability goals, are discussed regularly by the Board and Board committees.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. These boardroom discussions are enhanced with “hands-on” experiences, such as market visits, which provide Directors an opportunity to see strategy execution first hand.

The Board’s oversight and management’s execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.

22          The Coca-Cola Company

Board and Committee Governance GOVERNANCE 6

OVERSIGHT OF RISK

Inherent in the Board’s responsibilities is an understanding of and oversight over the various risks facing the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

●	understand critical risks in the Company’s business and strategy;
●	allocate responsibilities for risk oversight among the full Board and its committees;
●	evaluate the Company’s risk management processes and whether they are functioning adequately;
●	facilitate open communication between management and Directors; and
●	foster an appropriate culture of integrity and risk awareness.

BOARD OVERSIGHT
The Company believes that its Board leadership structure supports the risk oversight function of the Board. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board.

COMMITTEES

AUDIT
Oversees the Company’s financial statements, the financial reporting process, accounting and legal matters, the internal audit function, ethics programs (including the Codes of Business Conduct), quality and food safety programs, workplace and distribution safety programs and information technology security programs, including cybersecurity.

TALENT AND COMPENSATION
Oversees the Company’s policies and strategies relating to talent, leadership and culture, including diversity and inclusion, as well as the Company’s compensation philosophy and programs, including incorporating features that mitigate risk without diminishing the incentive nature of compensation.

DIRECTORS AND CORPORATE GOVERNANCE
Oversees the Company’s governance practices, Board composition and refreshment and committee leadership.

PUBLIC POLICY AND SUSTAINABILITY
Oversees the Company’s policies, programs and related risks that concern certain regulatory, public policy and corporate social responsibility matters, including sustainability, and other public issues that could pose a significant reputational risk to the Company.

FINANCE
Oversees the Company’s capital structure, pension plan investments, currency risk and hedging programs, taxes, mergers and acquisitions and capital projects.

MANAGEMENT DEVELOPMENT Oversees management development and succession planning across senior management positions.

ROLE OF MANAGEMENT
The Board and the Audit Committee monitor and oversee the evaluation of the effectiveness of the internal controls and the risk management program.

While the Board and its committees oversee risk management, Company management is charged with managing risk. The Company has robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the Board. These include an enterprise risk management (“ERM”) program and Risk Steering Committee, regular internal management Disclosure Committee meetings, Codes of Business Conduct, robust product quality standards and processes, a strong Legal Department and Ethics and Compliance Office, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

2020 Proxy Statement          23

6 GOVERNANCE Board and Committee Governance

CYBERSECURITY OVERSIGHT
The Board recognizes the importance of maintaining the trust and confidence of our customers, consumers and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Audit Committee receives regular reports from the Chief Information Security Officer and the Chief Information Officer on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. The Audit Committee regularly briefs the full Board on these matters.

To learn more about risks facing the Company, you can review the factors included in Part I, “Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”). The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

MANAGEMENT DEVELOPMENT AND SUCCESSION PLANNING

The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. The Management Development Committee, together with the Chief Executive Officer, regularly reviews senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities. In addition, the Management Development Committee regularly discusses recommendations and evaluations from the Chief Executive Officer as to potential successors to fill senior positions. The Chief Executive Officer also provides a regular review to the Management Development Committee assessing the members of the executive leadership team and his or her potential to succeed him. This review includes a discussion about development plans for senior leaders to help prepare them for future succession and contingency plans in the event the Chief Executive Officer is unable to serve for any reason (including death or disability). While the Management Development Committee has the primary responsibility to develop succession plans for the Chief Executive Officer position, it regularly reports to the Board and decisions are made at the Board level.

Board Leadership Structure

The Company’s governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareowners. The current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Independent Director, Board committees led primarily by independent Directors and active engagement by all Directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Directors.

CURRENT LEADERSHIP STRUCTURE

A combined Chairman of the Board and Chief Executive Officer	A Lead Independent Director	Board committees led primarily by independent Directors

ACTIVE ENGAGEMENT BY ALL DIRECTORS

The Board believes that having one person serve as Chairman and Chief Executive Officer can provide certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow it to most effectively execute its role in overseeing business strategy. The Company’s business is complex, and its products are sold in more than 200 countries and territories around the world. Most of the Company’s products are manufactured and sold by independent bottling partners throughout the world.

24          The Coca-Cola Company

Board and Committee Governance GOVERNANCE 6

The Chief Executive Officer maintains strong, hands-on relationships with the leaders of bottlers and remains close to the many facets of the business existing in so many places in the world. Because the Chief Executive Officer is the Board member closest to this vast and complex business, he or she is best able to identify many of the business issues that require Board attention and, as Chairman, can best focus Directors’ attention on the most critical business matters. Further, in the Board’s experience, the combined role of Chairman and Chief Executive Officer allows for timely and unfiltered communication with the Board on these critical business issues. The Board also believes that there are benefits when the same person represents both the Company and the Board throughout the world with bottlers, customers, consumers and other stakeholders.

Having the flexibility to select the appropriate structure based on the specific needs of the business is critical, and it is part of the judgment the Board believes it should exercise. Consistent with the Board’s commitment to good corporate governance practices, at least one executive session of the non-employee Directors each year includes a review of the Board’s leadership structure and consideration of whether the position of Chairman of the Board should be held by the Chief Executive Officer.

The Board believes that it is important to note that all Directors play an active role in overseeing the Company’s business both at the Board and committee levels. As part of each regularly scheduled Board meeting, the non-employee Directors meet in executive session without the Chief Executive Officer present. These meetings allow non-employee Directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present.

DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Chairman of the Board, the Chief Executive Officer and the Lead Independent Director are described in the table below and are set forth in the Company’s By-Laws and Corporate Governance Guidelines.

CHAIRMAN OF THE BOARD
✓	Presides over meetings of the Board.
✓	Presides over meetings of shareowners.
✓	Consults and advises the Board and its committees on the business and affairs of the Company.
✓	Performs such other duties as may be assigned by the Board.

CHIEF EXECUTIVE OFFICER
✓	In charge of the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board.

LEAD INDEPENDENT DIRECTOR
✓	Presides at all meetings of the Board at which the Chairman of the Board is not present, including all meetings of independent Directors and non-employee Directors.
✓	Encourages and facilitates active participation of all Directors.
✓	Serves as a liaison between the independent Directors and the Chairman of the Board on sensitive issues and otherwise when appropriate.
✓	Approves Board meeting materials for distribution to and consideration by the Board.
✓	Approves Board meeting agendas after conferring with the Chairman of the Board and other members of the Board, as appropriate, and may add agenda items at his or her discretion.
✓	Approves Board meeting schedules to assure that there is sufficient time for discussion of all agenda items.
✓	Has the authority to call meetings of the independent Directors.
✓	Leads the Board’s annual evaluation of the Chairman of the Board and Chief Executive Officer.
✓	Monitors and coordinates with management on corporate governance issues and developments.
✓	Available to advise the committee chairs in fulfilling their designated roles and responsibilities to the Board.
✓	Available for consultation and communication with shareowners where appropriate, upon reasonable request.
✓	Performs such other functions as the Board or other Directors may request.

2020 Proxy Statement          25

6 GOVERNANCE Board and Committee Governance

Board and Committee Evaluation Process

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Under the leadership of the Lead Independent Director, the Committee on Directors and Corporate Governance oversees the Board’s annual evaluation process. The Committee on Directors and Corporate Governance periodically reviews the format of the evaluation process, including whether to utilize a third-party facilitator, to ensure that actionable feedback is solicited on the operation and effectiveness of the Board, Board committees and Director performance.

1	EVALUATION COMPONENTS

2	2019 MULTI-STEP EVALUATION PROCESS

	1	Questionnaire	Directors provided feedback regarding:
			●Board composition and structure ●Meetings and materials ●Future agenda items	●Board interaction with management ●Effectiveness of the Board ●Director education opportunities
	2	Committee Chairs Met	Committee chairs met to provide feedback and input prior to the annual Board closed self-evaluation session.

	3	One-on-One Discussions with Lead Independent Director	The Lead Independent Director conducted separate, one-on-one sessions with each Director to discuss any additional feedback or perspectives.

	4	Committee/Board Closed Sessions	Each committee and the full Board conducted separate closed self-evaluation sessions. The results of the questionnaire, the Lead Independent Director sessions, the committees’ self-evaluations and other feedback were discussed by the Board.

3

INCORPORATION OF FEEDBACK

Our multi-step evaluation process generates robust comments and discussion at all levels of the Board, including with respect to Board composition and processes. These evaluation results have led to changes designed to increase Board effectiveness and efficiency. For example, over the last few years, enhancements have been made regarding meeting materials, the structure of the Board, responsibilities of committees, committee and executive session discussions, committee reports to the Board, the Board evaluation process, the Director on-boarding process and providing Directors with more opportunities for continuing education and to have hands-on experiences with our business, senior leaders and emerging talent around the world. In addition, as a result of the evaluation process, the Board implemented annual Board innovation awards to help drive a culture of innovation that balances rapid iteration, disciplined execution, entrepreneurial audacity, intelligent risk taking and continuous learning from failure to build the capabilities the Company needs for long-term growth. The Board also created the Millennial Advisory Council as a way for millennials at the Company to share their perspectives with the Board.

26          The Coca-Cola Company

Board and Committee Governance GOVERNANCE 6

Board Committees

The Board has seven standing committees: the Audit Committee, the Talent and Compensation Committee, the Committee on Directors and Corporate Governance, the Finance Committee, the Management Development Committee, the Public Policy and Sustainability Committee and the Executive Committee. The Board has adopted a written charter for each of these committees, which are available on the Company’s website www.coca-colacompany.com, by clicking on “Investors”, then “Corporate Governance” and then “Committees.” Information about each committee is provided below. Membership of each committee is as of December 31, 2019.

Audit Committee
2019 Members: Ronald W. Allen (Chair)[1] Marc Bolland Caroline J. Tsay David B. Weinberg	Meetings Held in 2019: 8 Independence[2] 4 out of 4	Additional information regarding the Audit Committee can be found beginning on page 87.

PRIMARY RESPONSIBILITIES

●	Represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements.
●	Oversees the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, the performance of the Company’s internal audit function and the Independent Auditors, the Company’s ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs, including cybersecurity.
●	Oversees the Company’s ERM program and has direct oversight over certain risks within the ERM framework. Periodically receives reports on and discusses governance of the Company’s risk assessment and risk management processes and reviews significant risks and exposures identified to the Committee (whether financial, operating or otherwise), and management’s steps to address them.

[1]	Mr. R. Allen will remain as Chair through the 2020 Annual Meeting. If reelected, Mr. Weinberg will become Chair immediately following the 2020 Annual Meeting.
[2]	Each member who served on the Committee during 2019 is financially literate and met the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Company’s Corporate Governance Guidelines. The Board designated each of Messrs. R. Allen and Weinberg as an “Audit Committee financial expert.”

Talent and Compensation Committee
2019 Members: Helene D. Gayle (Chair) Christopher C. Davis Alexis M. Herman Maria Elena Lagomasino	Meetings Held in 2019: 8 Independence[1] 4 out of 4	Additional information regarding the Talent and Compensation Committee can be found beginning on page 46.

PRIMARY RESPONSIBILITIES

●	Oversees policies and strategies relating to talent, leadership and culture, including diversity and inclusion.
●	Evaluates and approves compensation plans, policies and programs applicable primarily to the Company’s senior executive group, which includes all individuals subject to Section 16 of the 1934 Act.
●	Approves all equity awards to employees, including stock options, performance share units, restricted stock and restricted stock units.
●	Maintains sole authority to retain, terminate and approve fees and other terms of engagement of its compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors.
●	Considers shareowner viewpoints on compensation.

[1]	Each member of the Committee meets the independence requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Tax Code”) and the Company’s Corporate Governance Guidelines. In addition, each member is a “non-employee director” as required by Rule 16b-3 under the 1934 Act.

2020 Proxy Statement          27

6 GOVERNANCE Board and Committee Governance

Committee on Directors and Corporate Governance
2019 Members[1]: Maria Elena Lagomasino (Chair) Ana Botín Barry Diller	Meetings Held in 2019: 5 Independence[2] 3 out of 3	Additional information regarding the Committee on Directors and Corporate Governance can be found beginning on page 11.

PRIMARY RESPONSIBILITIES

●	Considers and makes recommendations concerning Director nominees and the function and needs of the Board and its committees.
●	Regularly reviews the Company’s Corporate Governance Guidelines and provides oversight of the corporate governance affairs of the Board and the Company consistent with the long-term best interests of the Company and its shareowners.
●	Coordinates the annual Board, committee and Director evaluation process, which is led by the Lead Independent Director.
●	Considers shareowner viewpoints on corporate governance matters.

[1]	Messrs. Daley and Nunn served on the Committee until April 24, 2019.
[2]	Each member of the Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

Finance Committee
2019 Members: Barry Diller (Chair) Herbert A. Allen Ana Botín Christopher C. Davis Robert A. Kotick	Meetings Held in 2019: 5 Independence 4 out of 5

PRIMARY RESPONSIBILITIES

●	Helps the Board fulfill its responsibilities relating to oversight of the Company’s financial affairs, including reviewing and recommending to the Board dividend policy, capital expenditures, debt and other financings, major strategic investments and other transactions.
●	Oversees the Company’s policies and procedures on risk management, hedging, swaps and other derivative transactions.

Management Development Committee
2019 Members: Herbert A. Allen (Chair) Barry Diller Robert A. Kotick Maria Elena Lagomasino David B. Weinberg	Meetings Held in 2019: 5 Independence 4 out of 5

PRIMARY RESPONSIBILITIES

●	Helps the Board fulfill its responsibilities relating to oversight of talent development for senior positions and succession planning.

Public Policy and Sustainability Committee
2019 Members[1]: Alexis M. Herman (Chair) Helene D. Gayle Caroline J. Tsay	Meetings Held in 2019: 4 Independence 3 out of 3

PRIMARY RESPONSIBILITIES

●	Helps the Board fulfill its responsibilities relating to risks that concern certain regulatory, public policy and corporate social responsibility matters, including sustainability, and other public issues of significance, which may affect the Company’s business, its shareowners, the broader stakeholder community or the general public.

[1]	Messrs. Daley and Nunn served on the Committee until April 24, 2019.

28          The Coca-Cola Company

Board and Committee Governance GOVERNANCE 6

Executive Committee
2019 Members[1] : James Quincey (Chair) Herbert A. Allen Barry Diller	Meetings Held in 2019: 0 Independence 1 out of 3

PRIMARY RESPONSIBILITIES

●	Authorized to exercise the power and authority of the Board between meetings, except the powers reserved for the Board or the shareowners under the Delaware General Corporation Law. If matters are delegated to the Executive Committee by the Board, the Committee may act at a meeting or by written consent in lieu of a meeting.

[1]	Muhtar Kent served as Chair of the Committee until April 24, 2019.

Meetings and Attendance

Regular meetings of the Board are held at such times as the Board may determine. Special meetings of the Board may be called by the Chairman, the Company’s Secretary or by a majority of the Directors by written request to the Secretary. Committee meetings can be called by the committee’s chair or by a majority of committee members.

In 2019, the Board held six meetings, and committees of the Board held a total of 35 meetings. Overall attendance at such meetings was approximately 96%. Each Director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2019.

2020 Proxy Statement          29

6 GOVERNANCE Additional Governance Matters

Additional Governance Matters

Shareowner Engagement

Our relationship with shareowners is an important part of our Company’s success. The Board and management believe they best execute their duties when they proactively listen to, seek to understand and consider the opinions of our shareowners. We engage with our shareowners and the broader corporate governance community through a year-round engagement program, which is management-led and overseen by the Board. Our engagement program is designed to address questions and concerns, provide perspective on Company policies and practices, seek shareowner input and incorporate feedback as appropriate.

Who we engage		Who is involved in engagement
We engage a wide range of constituents, including:		Our engagement program involves:
●Institutional shareowners ●Retail shareowners ●Proxy advisory firms	●ESG rating firms ●Industry thought leaders
●The Board of Directors
●Senior management
●Employees from many different functions of the Company, including investor relations, legal, executive compensation,public policy, government affairs and sustainability teams

How we engage

We pursue multiple avenues for engagement, including:	TOPICS OF ENGAGEMENT

●In-person and virtual meetings
●Quarterly investor calls and other investor conferences and presentations
●Company-hosted presentations on ESG issues
●Participation in corporate governance organizations and other associations that provide valuable opportunities to convene together with a variety of investors, peer companies, policy makers and other interested parties in promoting knowledge and positive dialogue around corporate governance policy and practices (including The Council of Institutional Investors; Harvard Corporate Governance Roundtable; the Investor Stewardship Group; Stanford Institutional Investors Forum; the Millstein Center for Global Markets and Corporate Ownership; the National Association of Corporate Directors)
●Publication of a quarterly shareowner newsletter
Our interactions cover a broad range of ESG and business topics, including Board composition and structure; compensation; business strategy; performance and execution; sustainability; diversity; human capital management; and Company culture.

In 2019, we engaged with shareowners who collectively hold a majority of shares of our Common Stock. Below is a sample of our engagements with shareowners and the broader corporate governance community.

2019 COMMUNICATION AND ENGAGEMENT HIGHLIGHTS

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Additional Governance Matters GOVERNANCE 6

Human Capital Management

REFRESHING THE WORLD AND MAKING A DIFFERENCE WITH OUR EMPLOYEES

We believe people are our most important asset. Our people and culture agendas are critical business priorities, and we strive to be a global employer of choice that attracts high-performing talent with the passion, skills and mindsets to drive us on our journey to refresh the world and make a difference. We are committed to building an inclusive culture that inspires and supports the growth of our employees, serves our communities and shapes a more sustainable business.

OUR HUMAN CAPITAL PILLARS

CULTURE AND ENGAGEMENT
We are taking deliberate action to foster a growth culture that is grounded in our Company purpose: to refresh the world and make a difference. We strive to act with a growth mindset, take an expansive approach to what’s possible and believe in continuous learning to improve our business and ourselves. We focus on four key growth behaviors – being curious, empowered, inclusive and agile – and value how we work as much as what we achieve. We believe culture enables our Company strategy and shapes employee experiences. Our key priorities are to:
●Inform action through culture, engagement and organizational health measurement and insights.
●Embed purpose, culture and our employee value proposition across employee experiences and enterprise initiatives.
●Support new ways of working as a networked organization through workforce and workplace experiments.

LEADERSHIP, TALENT AND DEVELOPMENT
Our talent strategy focuses on building inspirational leadership and capabilities that help our people be successful in the future. We recognize that one size does not fit all and are focused on creating an employee experience that is locally relevant in its approach and also provides the global breadth of learning and growth that we can provide for our people. We are:
●Accelerating a globally networked organization, with a focus on refreshed recruiting and talent practices and democratized learning.
●Building enterprise capability, striving to constantly build new skills for our employees so they can be more successful in the future, while also working to hire people with the skills we need for growth.

DIVERSITY AND INCLUSION
We believe creating a diverse and inclusive workplace is not only the right thing to do – it is a business priority that fosters greater creativity, innovation and connection to the communities we serve. We take a comprehensive view of diversity with an inclusive mindset, including gender, ethnicity, generation, disability/ability, sexual orientation, gender identity, military service, nationality, religion and other factors. The core of our diversity and inclusion strategy is to:
●Create an inclusive environment by engaging diverse talent and influencing recruitment, development, advancement and retention, including an aspiration for the Company to be 50% led by women in leadership.
●Evaluate our progress through the creation and review of systematic diagnostic tools and resources, and articulate our diversity and inclusion progress through proactive communications.
We operate three Diversity Councils and eight Business Resource Groups to help shape an inclusive culture, build diverse talent and serve as incubators for fresh ideas.
HUMAN RIGHTS
Respect for human rights is a fundamental value of our Company. We strive to respect and promote human rights in accordance with the United Nations Guiding Principles on Business and Human Rights in our relationships with our employees, suppliers and independent bottlers. Our aim is to help increase the enjoyment of human rights within the communities in which we operate. To learn more about our workplace and human rights, including viewing our Human Rights Policy and other related policies, please visit www.coca-colacompany.com/policies-and-practices.
BUSINESS INTEGRITY
We have adopted a Code of Business Conduct that is applicable to the Company’s employees, including our Named Executive Officers. In addition, we have adopted a Code of Business Conduct for Non-Employee Directors. Our Codes of Business Conduct are grounded in our commitment to do the right thing. They serve as the foundation of our approach to ethics and compliance, and our anti-corruption compliance program is focused on conducting business in a fair, ethical and legal manner. For more information on our Codes of Business Conduct see page 33.

2020 Proxy Statement           31

6 GOVERNANCE Additional Governance Matters

THE BOARD’S ROLE IN HUMAN CAPITAL MANAGEMENT
The Board is actively engaged in overseeing the Company’s people and culture strategy. In 2019, the Board made important structural changes to the committee formerly known as the Compensation Committee, repositioned as the Talent and Compensation Committee, to expand the responsibilities of the Committee to include oversight of talent, leadership and culture, including diversity and inclusion. The Talent and Compensation Committee intends to meet twice in 2020 to review and report back to the Board on a broad range of human capital management topics, including talent management, leadership development, retention, culture, employee engagement, employee education and training, diversity and inclusion, and equality and fairness. See page 46 for more information on the Talent and Compensation Committee.

SUSTAINABILITY

In everything we do, we aim to create a more sustainable business and better shared future that makes a difference in people’s lives, communities and our planet. We recognize that the sustainability of our business is directly linked to the sustainability of the communities we call home, and that’s why our approach is guided by our purpose: to refresh the world and make a difference.

Working collaboratively with our bottling partners and stakeholders at every stage of our value chain, we look to integrate sustainability into our everyday actions. For example, we share best practices and knowledge across the Coca-Cola system to build business resiliency and better manage water resources. From ingredient sourcing to packaging recovery, we strive to create shared opportunity through growth in every corner of the world, with an ongoing focus on building inclusion and empowering people’s access to equal opportunities.

We have a responsibility to use water respectfully and efficiently. For us, that means being water balanced and improving water security where it is needed most. Food and beverage packaging are an important part of our modern lives, yet the world has a packaging waste problem. Our vision is to make packaging part of a circular economy, and our World Without Waste initiative is a clear strategy with commitments to recover a bottle or can for every one we sell by 2030—and then to recycle and reuse.

The Public Policy and Sustainability Committee reviews the Company’s sustainability program and goals and the Company’s progress toward achieving those goals. The Board and the Public Policy and Sustainability Committee also receive periodic reports from the Chief Sustainability Officer, and others as required, related to the accomplishment of the Company’s sustainability goals. See page 28 for more information about the Public Policy and Sustainability Committee.

To learn more about the Company’s sustainability efforts, including our comprehensive sustainability commitments, please view our current Business & Sustainability Report on the Company’s website, by visiting www.coca-colacompany.com/sustainable-business.

OUR SUSTAINABLE BUSINESS PRIORITIES
Sugar Reduction
We’re growing our business while reducing added sugar and providing consumers with more choices.
World Without Waste
We believe a World Without Waste is possible.
Climate
We look for ways to reduce our carbon footprint across the Coca-Cola value chain.
Shared Future
We aim to improve people’s lives and create a better shared future for our communities and planet.
Water Stewardship
We strive to replenish water back to nature and communities, improve efficiency and treat wastewater to high standards.

32          The Coca-Cola Company

Additional Governance Matters GOVERNANCE 6

Public Policy Engagement

We participate in public policy discussions on issues related to our industry and business priorities, our more than 700,000 Coca-Cola system associates, our shareowners and the communities we serve.

In the United States, our Company and our affiliated political action committees comply with applicable laws and other requirements regarding contributions to political organizations; candidates for federal, state and local public office; ballot measure campaigns; political action committees; and trade associations. We engage with these organizations and individuals to make our views clear and uphold our commitment to help support the communities in which we operate. We base our U.S. political contributions on many considerations, supporting candidates whose priorities align with those of our Company when it comes to core issues that affect our business.

The Public Policy and Sustainability Committee reviews our advocacy efforts, including political contributions. Additional information about our public policy engagement efforts, including our political contributions policy and a report of U.S. political contributions from our Company and from associate-funded programs, which include The Coca-Cola Company Nonpartisan Committee for Good Government and various other state political action committees, can be viewed on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Political Engagement Policy.”

Special Meeting of Shareowners

Our By-Laws provide that a special meeting of shareowners may be called by the Chairman of the Board, the Chief Executive Officer, a majority of our Board or the Secretary, if appropriately requested by a person (or group of persons) beneficially owning at least a 25% “net long position” of the Company’s Common Stock. A shareowner’s “net long position” is generally defined as the amount of Common Stock in which the shareowner holds a positive (also known as “long”) economic interest, reduced by the amount of Common Stock in which the shareowner holds a negative (also known as “short”) economic interest.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

The Company’s insider trading policy prohibits our Directors, executive officers and those employees, independent contractors and consultants who are from time to time added to the Company’s restricted trading list (collectively, the “Insiders”) from (i) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of Company securities (including prepaid variable forward contracts, equity swaps, collars and exchange funds), that were either granted as part of the individual’s compensation or that the individual holds directly or indirectly, and (ii) engaging in any short sales of Company Common Stock. These prohibitions also extend to any family member of our Insiders who share the same household with them and any other individual or entity whose investment decisions are influenced or controlled by any of our Insiders (collectively, the “Related Insiders”). Our policy also prohibits our Directors and executive officers and their Related Insiders from pledging Company Common Stock as collateral for a loan, holding Company Common Stock on margin or borrowing against Company Common Stock held in a margin account. Employees of the Company who are not Insiders or Related Insiders are permitted, but discouraged, from entering into hedging transactions involving Company securities and pledging or engaging in short sales related to Company Common Stock.

Codes of Business Conduct

As discussed above, the Company has adopted a Code of Business Conduct for Non-Employee Directors, as well as a Code of Business Conduct that is applicable to the Company’s employees, including the Named Executive Officers. Our associates, bottling partners, suppliers, customers and consumers can ask questions about our Code and other ethics and compliance issues, or report potential violations, through EthicsLine, a global Internet and telephone information and reporting service. The Codes of Business Conduct and information about EthicsLine are available on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Code of Conduct.” In the event the Company amends or waives any of the provisions of the Code of Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the 1934 Act, the Company intends to disclose these actions on the Company’s website.

2020 Proxy Statement          33

6 GOVERNANCE Additional Governance Matters

View the Company’s Governance Materials

You can view the Company’s governance materials, including the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and Board committee charters on the Company’s website, www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Documents.” Instructions on how to obtain copies of these materials are included in the response to question 29, on page 102.

Communicate with the Board

The Board has established a process to facilitate communication by shareowners and other interested parties with Directors. Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to asktheboard@coca-cola.com.

Communications may be distributed to all Directors, or to any individual Director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board will not be distributed. Such items include, but are not limited to:

●spam ●junk mail and mass mailings ●product complaints or inquiries	●new product suggestions ●resumes and other forms of job inquiries	●surveys ●business solicitations or advertisements

In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable items will be excluded; however, any communication that is excluded will be made available to any independent, non-employee Director upon request.

To answer the many questions we receive about our Company and our products, we offer detailed information about common areas of interest on the “FAQs” page of our website, www.coca-colacompany.com/faqs.

34          The Coca-Cola Company

Director Compensation GOVERNANCE 6

Director Compensation

The Committee on Directors and Corporate Governance is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to Directors for Board, Lead Independent Director, committee and committee chair service.

In making non-employee Director compensation recommendations, the Committee on Directors and Corporate Governance takes various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as committee chairs, and the form and amount of compensation paid to Directors by comparable companies. The Board reviews the recommendations of the Committee on Directors and Corporate Governance and determines the form and amount of Director compensation.

Director compensation is provided under The Coca-Cola Company Directors’ Plan (the “Directors’ Plan”). Directors who also serve as employees of the Company do not receive payment for service as Directors.

2019 Annual Compensation

In 2019, our non-employee Directors received an annual cash retainer of $50,000. Each non-employee Director who served as a committee chair received an additional $20,000 cash retainer, and our Lead Independent Director also received an additional $30,000 cash retainer. Cash retainers are paid on a quarterly basis. Under the Directors’ Plan, non-employee Directors have the option of deferring all or a portion of their cash compensation into share units that are paid out in cash after leaving the Board.

In 2019, non-employee Directors also received an annual equity retainer of $200,000, credited in deferred share units. The number of share units awarded is equal to the number of shares of Common Stock that could be purchased on the open market for $200,000 on April 1. Share units do not have voting rights but are credited with hypothetical dividends that are reinvested in additional units to the extent dividends on Common Stock are received by shareowners. Share units are paid out in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board and (ii) six months after the Director leaves the Board. Directors may elect to take their payout in a lump sum or in up to five annual installments.

Directors do not receive fees for attending Board or committee meetings. Non-employee Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.

2020 Annual Compensation

Under the Committee on Directors and Corporate Governance charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of Director compensation. In 2019, the Committee on Directors and Corporate Governance engaged Willis Towers Watson to evaluate the competitiveness of its Director compensation program. Based on the results of a competitive analysis, provided by Willis Towers Watson, the Committee determined, and the Board approved, the following adjustments to the Director compensation program effective January 1, 2020: (i) an increase in the annual cash retainer to $90,000; (ii) an increase in the annual cash retainer for the Audit Committee Chair to $30,000 and (iii) an increase in the annual cash retainer for the Talent and Compensation Committee Chair to $25,000. These adjustments were made to maintain the competitiveness of our Director compensation program relative to the Company’s comparator group (see page 58), as the Board’s last increase in Director compensation (other than instituting an additional cash retainer for our Lead Independent Director) was in 2013.

Highlights of Director Compensation Program:

●Emphasis on equity: ties the majority of Directors’ compensation to shareowner interests because the value of share units fluctuates up or down depending on the stock price.
●Long-term focus: focuses on the long term, because share units are not paid until after the Director leaves the Board.
●Market competitive: in line with peers and is equitable based on the work required of Directors serving at an entity of the Company’s size and scope.
●No fees: no fees are paid for Board meeting attendance.
●Governance: includes governance features that prohibit hedging, pledging and short sales of our Common Stock and restricts trading to limited windows.
●Stock Ownership Requirements: since share units are not paid out until after the Director leaves the Board, all Directors hold their annual equity retainers until after retirement from Board service. As a result, after only three years of service, all Directors maintain an equity ownership level of at least five times the annual cash retainer.

2020 Proxy Statement          35

6 GOVERNANCE Director Compensation

The following table details the total compensation of the Company’s non-employee Directors for the year ended December 31, 2019.

2019 Director Compensation Table

Name[1] (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Herbert A. Allen	$70,000	$200,000	$0	$0	$0	$105	$ 270,105
Ronald W. Allen[2]	70,000	200,000	0	0	0	3,209	273,209
Marc Bolland	50,000	200,000	0	0	0	5	250,005
Ana Botín	50,000	200,000	0	0	0	105	250,105
Richard M. Daley[3]	25,000	40,000	0	0	0	23,746	88,746
Christopher C. Davis	50,000	200,000	0	0	0	1,312	251,312
Barry Diller	70,000	200,000	0	0	0	944	270,944
Helene D. Gayle	66,000	200,000	0	0	0	5	266,005
Alexis M. Herman	70,000	200,000	0	0	0	36,344	306,344
Robert A. Kotick	50,000	200,000	0	0	0	105	250,105
Maria Elena Lagomasino	94,000	200,000	0	0	0	13,786	307,786
Sam Nunn[3]	35,000	40,000	0	0	0	55,404	130,404
Caroline J. Tsay	50,000	200,000	0	0	0	2,396	252,396
David B. Weinberg	50,000	200,000	0	0	0	1,644	251,644
[1]	Mr. Quincey is a Company employee and therefore receives no compensation under the Directors’ Plan. Muhtar Kent was an employee of the Company who also served as Chairman of the Board from January 2019 through the 2019 Annual Meeting of Shareowners when he stepped down as Chairman and therefore received no compensation under the Directors’ Plan.
[2]	Mr. R. Allen is not standing for reelection at the 2020 Annual Meeting.
[3]	Messrs. Daley and Nunn did not stand for reelection at the 2019 Annual Meeting of Shareowners.

FEES EARNED OR PAID IN CASH (COLUMN (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee Director in 2019, whether or not such fees were deferred. In addition to the $50,000 annual cash fees (or a prorated portion thereof), each of Mses. Gayle, Herman and Lagomasino, and Messrs. H. Allen, R. Allen, Diller and Nunn received an additional $20,000 for service as a committee chair (or a prorated portion thereof). Ms. Lagomasino also received an additional $24,000 (a prorated portion of the $30,000 cash fee) for service as Lead Independent Director.

Mses. Botín and Tsay deferred a portion of their 2019 cash compensation into 799 and 106 share units, respectively. Ms. Lagomasino deferred her 2019 cash compensation into 1,992 share units. Messrs. R. Allen and Diller each deferred their 2019 cash compensation into 1,493 share units. Messrs. Davis, Kotick and Weinberg each deferred their 2019 cash compensation into 1,066 share units. Messrs. Daley and Nunn each deferred their 2019 cash compensation into 533 and 746 share units, respectively, which reflects a prorated number of share units due to their resignations. The number of share units is equal to the number of shares of Common Stock that could be purchased for the deferred amount based on the average of the high and low prices of a share of Common Stock on April 1, 2019, and for Ms. Lagomasino, April 24, 2019, with respect to the prorated portion of share units attributable to her for service as Lead Independent Director.

36          The Coca-Cola Company

Director Compensation GOVERNANCE 6

STOCK AWARDS (COLUMN (c))

The amounts reported in the Stock Awards column reflect the grant date fair value associated with each non-employee Director’s share units that are required to be deferred under the Directors’ Plan, calculated in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC Topic 718”).

The table below shows the number of outstanding share units held by each non-employee Director as of December 31, 2019.

Outstanding Share Units
Director	as of 12/31/2019
Mr. H. Allen	102,850
Mr. R. Allen	107,515
Mr. Bolland	25,185
Ms. Botín	40,835
Mr. Daley	49,284
Mr. Davis	9,380
Mr. Diller	144,884
Ms. Gayle	36,372
Ms. Herman	60,953
Mr. Kotick	51,394
Ms. Lagomasino	70,278
Mr. Nunn	169,778
Ms. Tsay	8,390
Mr. Weinberg	30,030

ALL OTHER COMPENSATION (COLUMN (g))

The amounts reported in the All Other Compensation column reflect, where applicable, Company matching gifts to nonprofit organizations, premiums for life insurance (including accidental death and dismemberment and business travel accident coverage), the costs of Company products provided to Directors without charge, gifts provided to Directors in connection with a global system meeting, medical and dental insurance, and gifts provided to certain Directors in connection with their retirement. In addition, infrequently, spouses and guests of Directors may travel on Company aircraft for personal reasons when the aircraft is already going to a specific destination for a business reason, which has minimal incremental cost to the Company. When this occurs, a nominal amount is included in the All Other Compensation column. In addition, income is imputed to the Director for income tax purposes and the Director is not provided a tax reimbursement.

Further described below are those perquisites and other personal benefits and all other compensation required by SEC rules to be separately identified for 2019.

CHARITABLE CONTRIBUTIONS

The Directors are eligible to participate in the Company’s matching gifts program, which is the same program available to all U.S.-based employees and retirees. In 2019, this program matched up to $10,000 of charitable contributions on a two-for-one basis to tax-exempt arts, cultural, environmental and educational organizations. The amounts paid by the Company to match gifts made by the non-employee Directors in 2019 under this program are set forth in the table below. The total cost of matching contributions on behalf of the non-employee Directors for 2019 was $62,000.

Name	Matching Gifts
Mr. R. Allen	$2,000
Mr. Daley	20,000
Ms. Herman	20,000
Mr. Nunn	20,000

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6 GOVERNANCE Director Compensation

INSURANCE PREMIUMS

For Directors who elected coverage prior to 2006 (Messrs. R. Allen, Diller and Nunn), the Company provides life insurance coverage, which includes $30,000 term life insurance and $100,000 group accidental death and dismemberment insurance. This coverage was discontinued in 2006 for all other Directors. The Company cost for this insurance for the participating non-employee Directors in 2019 was $738 per Director, for a total cost of $2,214.

Business travel accident insurance coverage of $200,000 is provided to all non-employee Directors while traveling on Company business, at a Company cost of $5 per Director per year.

PERQUISITES AND OTHER PERSONAL BENEFITS

To help expand the Directors’ knowledge of the Company’s products, the Company provides certain products to Directors’ offices without charge. In 2019, Mses. Herman, Lagomasino and Tsay, and Messrs. R. Allen, Daley, Davis, Diller, Nunn and Weinberg participated in this program. The total cost incurred by the Company in 2019 for products provided to non-employee Directors was $51,684.

In connection with a global system meeting held outside the United States in 2019, all of the non-employee Director attendees (Mses. Botín, Herman, Lagomasino, Tsay and Messrs. H. Allen, R. Allen, Diller, Kotick and Weinberg) received certain gifts, the total cost of which was approximately $900.

For Directors who elected coverage prior to 2006 (Mr. Nunn), the Company provides medical and dental coverage on the same terms and at the same cost as available to U.S. Company retirees. This coverage was discontinued in 2006 for all other Directors. The total cost for this health coverage in 2019 was $13,782.

In connection with their retirements, the Company provided commemorative gifts to Messrs. Daley and Nunn for recognition of their Board service, the total cost of which was $8,063.

38          The Coca-Cola Company

Director Independence and Related Person Transactions GOVERNANCE 6

Director Independence and Related Person Transactions

Independence Determinations

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent Directors. In making independence determinations, the Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

●	the Director must not have a disqualifying relationship, as defined in the NYSE standards; and
●

the Board must affirmatively determine that the Director otherwise has no material relationship with the Company directly, or as an officer, shareowner or partner of an organization that has a relationship with the Company. To aid in the Director independence assessment process, the Board has adopted categorical standards that identify categories of relationships that the Board has determined would not affect a Director’s independence. These categorical standards, which are part of the Company’s Corporate Governance Guidelines, are described below.

CATEGORICAL STANDARDS

The following will not be considered material relationships that would impair a Director’s independence:

Immaterial Sales/Purchases	The Director is an executive officer or employee or any member of his or her immediate family is an executive officer of any other organization that does business with the Company and the annual sales to, or purchases from, the Company are less than $1 million or 1% of the consolidated gross revenues of such organization, whichever is more.
Immaterial Indebtedness	The Director or any member of his or her immediate family is an executive officer of any other organization which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than $1 million or 1% of the total consolidated assets of the organization on which the Director or any member of his or her immediate family serves as an executive officer, whichever is more.
Immaterial Position	The Director is a director or trustee, but not an executive officer, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s outside auditing firm) that does business with, or receives donations from, the Company.
Immaterial Ownership	The Director or any member of his or her immediate family holds a less than 10% interest in any other organization that has a relationship with the Company.
Immaterial Nonprofit Relationship	The Director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization’s consolidated gross revenues, whichever is more.

In addition, when determining Director independence, the Board does not consider transactions:

●	with entities for which a Director or an immediate family member served only as a director or trustee;
●	of less than $120,000; and
●	with entities in which the Director’s or an immediate family member’s only interest is a less than 10% ownership interest.

The Board, through its Committee on Directors and Corporate Governance, annually reviews all relevant business relationships any Director nominee and any person who served as a Director during 2019 may have with the Company. As a result of its annual review, the Board has determined that none of the following Director nominees has a material relationship with the Company and, as a result, such Director nominees are independent: Marc Bolland, Ana Botín, Christopher C. Davis, Barry Diller, Helene D. Gayle, Alexis M. Herman, Robert A. Kotick, Maria Elena Lagomasino, Caroline J. Tsay and David B. Weinberg. In addition, the Board determined that Ronald W. Allen, who will serve as a Director until the 2020 Annual Meeting, is independent. None of the Directors who were determined to be independent had any relationships that were outside the categorical standards identified above.

James Quincey has served as the Company’s Chief Executive Officer since May 1, 2017, and therefore is not an independent Director. Even though Herbert A. Allen is not currently determined to be independent, he contributes greatly to the Board and the Company through his wealth of experience, expertise and judgment.

2020 Proxy Statement          39

6 GOVERNANCE Director Independence and Related Person Transactions

All the Directors who serve as members of the Audit Committee, Talent and Compensation Committee and Committee on Directors and Corporate Governance are independent as required by the NYSE corporate governance rules. Under these rules, Audit Committee members also satisfy the separate SEC and NYSE independence requirements, and the Talent and Compensation Committee members satisfy the additional SEC and NYSE independence requirements.

The table below summarizes the relationships that were considered in connection with the independence determinations. None of the transactions described below were considered material relationships that impacted the applicable Director’s independence.

Director	Categorical Standard	Description of Relationship
Ana Botín	Immaterial Sales/ Purchases Immaterial Indebtedness	The Board examined the Company’s relationship with Banco Santander, S.A. (“Banco Santander”) where Ana Botín, one of our Directors, is Executive Chair. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of Banco Santander; (ii) the Company’s investment of excess cash with Banco Santander, primarily in time deposits which provided market rate returns, is part of the Company’s overall cash management and investment strategy which includes banks other than Banco Santander; (iii) the Company’s payments to Banco Santander were for underwriting services, banking fees, all in the ordinary course of business; and (iv) the Company has had a relationship with Banco Santander and its banking subsidiaries for many years prior to Ms. Botín’s service as a Director of the Company.
Barry Diller	Immaterial Sales/ Purchases	The Board examined payments made by the Company to IAC/InterActiveCorp and its subsidiaries (“IAC”) where Barry Diller, one of our Directors, is Chairman of the Board and Senior Executive. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues of IAC; (ii) the payments were for online advertising and digital media promotions in the ordinary course of business; and (iii) the Company has had a relationship with IAC’s predecessor companies for many years prior to Mr. Diller’s service as a Director of the Company.
Robert A. Kotick	Immaterial Sales/ Purchases	The Board examined the Company’s relationship with Activision Blizzard, Inc. and its subsidiaries (“Activision”) where Robert A. Kotick, one of our Directors, is Chief Executive Officer and a Director. The Board determined that the relationship was not material since (i) the amounts payable under sponsorship agreements entered into in the ordinary course of business represent less than 1% of the consolidated gross revenues of Activision; and (ii) the Company has had a relationship with Activision prior to Mr. Kotick’s service as a Director of the Company.

RELATED PERSON TRANSACTION POLICY AND PROCESS

A “Related Person Transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company (including any of its subsidiaries) was, is or will be a participant and, as relates to Directors or shareowners who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person (defined below) had, has or will have a direct or indirect material interest. Under Company policy, there is no threshold amount applicable to executive officers with regard to Related Person Transactions.

A “Related Person” means:

●	any person who is, or at any time during the applicable period was, a Director, a nominee for Director or an executive officer of the Company;
●	any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock;
●

any immediate family member of any of the persons referenced in the preceding two bullets, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Director, nominee for Director, executive officer or more than 5% beneficial owner of Common Stock, and any person (other than a tenant or employee) sharing the household of such Director, nominee for Director, executive officer or more than 5% beneficial owner of Common Stock; or

●

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

40          The Coca-Cola Company

Director Independence and Related Person Transactions GOVERNANCE 6

In general, the Company will enter into or ratify Related Person Transactions with Directors only when the Board, acting through the Committee on Directors and Corporate Governance, determines that the Related Person Transaction is reasonable and fair to the Company. When considering whether a Related Person Transaction is reasonable and fair to the Company, the Committee considers, among other things, the evaluation of the transaction by employees directly involved and the recommendation of the Chief Financial Officer. In addition, any Related Person Transaction involving an executive officer must be pre-approved by the Chief Executive Officer and any Related Person Transaction involving the Chairman of the Board (if an employee of the Company), Chief Executive Officer or a beneficial owner of more than 5% of the outstanding Common Stock must be submitted to the Audit Committee for approval.

Many transactions that constitute Related Person Transactions are ongoing, and some arrangements predate any relationship with the Director or predate the Director’s relationship with the Company. When a transaction is ongoing, any amendments or changes are reviewed, and the transaction is reviewed annually for reasonableness and fairness to the Company.

Identifying possible Related Person Transactions involves the following procedures:

●	Directors, Director nominees, executive officers and beneficial owners of more than 5% of the outstanding Common Stock are asked to complete customary annual questionnaires.
●

Directors and Director nominees are required to annually verify and update information about (i) where the Director is an employee, director or executive officer; (ii) each entity where an immediate family member of a Director is an executive officer; (iii) each firm, corporation or other entity in which the Director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and (iv) each charitable or educational organization where the Director or an immediate family member is an employee, executive officer, director or trustee.

When the Company receives the requested information from its Directors, Director nominees, executive officers and beneficial owners of more than 5% of the outstanding Common Stock, the Company compiles a list of all persons and entities, including all subsidiaries of the entities identified, that may give rise to a Related Person Transaction. The Office of the Secretary reviews the updated list and expands the list if necessary, based on a review of SEC filings, Internet searches and applicable websites.

For 2019, the list of approximately 4,800 persons and entities was distributed within the Company to identify any potential transactions. This list was also sent to each of the Company’s approximately 300 accounting locations to be compared to payments and receipts. All ongoing transactions, along with payment and receipt information, were compiled for each person and entity. The information was reviewed and relevant information was presented to the Committee on Directors and Corporate Governance or the Audit Committee, as applicable.

Details regarding Related Person Transactions are included in the charters for the Committee on Directors and Corporate Governance and the Audit Committee and in our Codes of Business Conduct. These documents can be found on the Company’s website, www.coca-colacompany.com, by clicking on “Investors” and then clicking on “Corporate Governance.”

RELATED PERSON TRANSACTIONS

The Board, acting through the Committee on Directors and Corporate Governance believes that the following Related Person Transaction between the Company and Mr. H. Allen, one of our Directors, is reasonable and fair to the Company.

Mr. H. Allen is President, Chief Executive Officer and a Director of Allen & Company Incorporated (“ACI”) and a principal shareowner of ACI’s parent. ACI is an indirect equity holder of Allen & Company LLC (“ACL”).

ACI has leased and subleased office space in New York City since 1977 in a building owned by one of our subsidiaries. ACI was a tenant prior to the subsidiary’s acquisition of the building. In June 2005, ACI assigned the lease and sublease to ACL. In November 2015, the lease was renewed for a term of approximately 18 years. In August 2019, our subsidiary sold the property to an unaffiliated third party. In 2019, ACL paid approximately $3.4 million in rent and related expenses. In the opinion of management, the terms of the lease were fair and reasonable and as favorable to the Company as those that could have been obtained from unrelated third parties at the time of the execution of the lease.

2020 Proxy Statement          41

7	Share Ownership

Ownership of Equity Securities of the Company

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Common Stock by each Director, each individual named in the 2019 Summary Compensation Table on page 69, and our Directors and executive officers as a group, all as of February 24, 2020. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[1]	Additional Information
Herbert A. Allen	18,098,576	*	Includes 6,000,000 shares held by ACI, 31,045 shares held by 12 trusts of which Mr. Allen, in each case, is one of three to five trustees, and 30,000 shares held by a foundation of which he is one of six directors. Mr. Allen disclaims beneficial ownership of the 30,000 shares held by the foundation. Also includes 37,531 shares held by a family member over which Mr. Allen has disclaimed beneficial ownership. Does not include 102,850 share units deferred under the Directors’ Plan, which are settled in cash.
Ronald W. Allen	24,000	*	Includes 4,000 shares held by a family member over which Mr. Allen has disclaimed beneficial ownership. Does not include 107,515 share units deferred under the Directors’ Plan, which are settled in cash.
Marc Bolland	10,000	*	Does not include 25,185 share units deferred under the Directors’ Plan, which are settled in cash.
Ana Botín	2,500	*	Shares held by a Spanish limited company of which Ms. Botín and her husband are the indirect beneficial owners. Does not include 40,835 share units deferred under the Directors’ Plan, which are settled in cash.
Christopher C. Davis	20,000	*	Does not include 9,380 share units deferred under the Directors’ Plan, which are settled in cash.
Barry Diller	6,000,000	*	Includes 4,000,000 shares held by a trust of which Mr. Diller is sole trustee and beneficiary and 2,000,000 shares that may be acquired by this trust upon the exercise of call options, purchased from an unrelated third party, which are presently exercisable. Does not include 144,884 share units deferred under the Directors’ Plan, which are settled in cash.
Helene D. Gayle	3,000	*	Does not include 36,372 share units deferred under the Directors’ Plan, which are settled in cash.
Alexis M. Herman	2,000	*	Does not include 60,953 share units deferred under the Directors’ Plan, which are settled in cash.
Robert A. Kotick	70,018	*	Includes 18 shares held by a family member. Does not include 51,394 share units deferred under the Directors’ Plan, which are settled in cash.
Maria Elena Lagomasino	23,631	*	Does not include 70,278 share units deferred under the Directors’ Plan, which are settled in cash.
Caroline J. Tsay	1,000	*	Does not include 8,390 share units deferred under the Directors’ Plan, which are settled in cash.

42          The Coca-Cola Company

Ownership of Equity Securities of the Company SHARE OWNERSHIP 7

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[1]	Additional Information
David B. Weinberg	11,419,285	*	Includes 776,930 shares held by family members over which Mr. Weinberg has sole dispositive power and 1,152,930 shares held by a family member’s living trust, of which Mr. Weinberg is one of three trustees and is a contingent remainder beneficiary but over which he also has sole dispositive power. Also includes 2,466,558 shares held by a family member’s marital grantor trust, of which Mr. Weinberg is one of three trustees and contingent remainder beneficiaries but over which he also has sole dispositive power, and 3,000,000 shares held by three family trusts, of which Mr. Weinberg is a current or contingent remainder beneficiary and one of three trustees but over which he also has sole dispositive power. Also includes 12,000 shares held by a family trust, of which Mr. Weinberg is neither a trustee nor a beneficiary but over which he has sole dispositive power. Also includes 3,540,000 shares held by two family limited partnerships, over which Mr. Weinberg has sole investment control and shares beneficial ownership interest. Also includes 48,888 shares held by two foundations, over which Mr. Weinberg shares investment power with other family members but over which he also has sole dispositive power, and 39,065 shares held by two foundations, over which other family members have investment power but over which Mr. Weinberg also has sole dispositive power. Does not include 30,030 share units deferred under the Directors’ Plan, which are settled in cash.
James Quincey	1,853,004	*	Includes 44,678 shares held by a family member, 3,724 shares credited to Mr. Quincey under The Coca-Cola Company 401(k) Plan (the “401(k) Plan”), 200 shares of restricted stock and 1,599,841 shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 24, 2020. Does not include 8,382 share units credited under The Coca-Cola Company Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), which are settled in cash post employment. Also does not include 195,973 unvested performance share units, which will be settled in shares upon vesting.
John Murphy	871,994	*	Includes 2,143 shares held by a family member, 200 shares of restricted stock and 781,363 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 24, 2020. Does not include 57,683 unvested performance share units, which will be settled in shares upon vesting.
Kathy N. Waller	1,248,635	*	Includes 1,081,166 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 24, 2020. Does not include 90,638 unvested performance share units, which will be settled in shares upon vesting.
Manuel Arroyo	67,874	*	Includes 63,057 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 24, 2020.
James L. Dinkins	219,050	*	Includes 3,207 shares credited to Mr. Dinkins under the 401(k) Plan and 172,604 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 24, 2020. Does not include 4,771 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment. Also does not include 32,195 unvested performance share units, which will be settled in shares upon vesting.
Brian J. Smith	1,143,508	*	Includes 36,225 shares credited to Mr. Smith under the 401(k) Plan, 200 shares of restricted stock and 1,013,610 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 24, 2020. Does not include 15,911 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment. Also does not include 76,989 unvested performance share units, which will be settled in shares upon vesting.
All Directors and executive officers as a group (25 persons)	43,290,728	1.01%	Includes 79,631 shares credited under the 401(k) Plan, 800 shares of restricted stock and 8,622,546 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 24, 2020. Does not include 52,106 share units credited under the Supplemental 401(k) Plan and 688,066 share units deferred under the Directors’ Plan, all of which will be settled in cash. Also does not include 580,796 unvested performance share units and 17,517 unvested restricted stock units, which will be settled in shares upon vesting.
*	Less than 1% of outstanding shares of Common Stock.
[1]	Share units credited under the Directors’ Plan and the Supplemental 401(k) Plan are not included as outstanding shares in calculating these percentages. Unvested performance share units and unvested restricted stock units, which will be settled in shares upon vesting, also are not included.

2020 Proxy Statement          43

7 SHARE OWNERSHIP Delinquent Section 16(a) Reports

Principal Shareowners

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares[4]
Berkshire Hathaway Inc.[1] 3555 Farnam Street Omaha, Nebraska 68131	400,000,000	9.32%
The Vanguard Group[2] 100 Vanguard Blvd. Malvern, Pennsylvania 19355	317,271,500	7.39%
BlackRock, Inc.[3] 55 East 52nd Street New York, New York 10055	274,136,686	6.39%
[1]	Berkshire Hathaway Inc., a diversified holding company, has informed the Company that, as of December 31, 2019, it held an aggregate of 400,000,000 shares of Common Stock through subsidiaries.
[2]	The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 12, 2020, reporting beneficial ownership as of December 31, 2019. The Vanguard Group reported that it has sole voting power with respect to 5,958,601 shares of Common Stock, sole dispositive power with respect to 310,442,366 shares of Common Stock, shared voting power with respect to 1,247,472 shares of Common Stock and shared dispositive power with respect to 6,829,134 shares of Common Stock.
[3]	The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 5, 2020, reporting beneficial ownership as of December 31, 2019. BlackRock, Inc. reported that it has sole voting power with respect to 236,106,718 shares of Common Stock, sole dispositive power with respect to 274,136,686 shares of Common Stock and no shared voting or dispositive power.
[4]	The ownership percentages set forth in this column are based on the assumption that each of the principal shareowners continued to own the number of shares reflected in the table above on February 24, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires the Company’s Directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal year 2019 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for a late filing of a Form 4 to report the acquisition of deferred share units by Maria Elena Lagomasino and the late filing of a Form 4 to report an option exercise by Lisa Chang’s husband. Additionally, each of Francisco Crespo, James L. Dinkins, Bernhard Goepelt, Robert Long, John Murphy, Alfredo Rivera and Brian J. Smith filed an amended Form 4 on May 24, 2019 to correct, due to an inadvertent administrative error, the number of options granted on February 15, 2018.

44          The Coca-Cola Company

8	Compensation

ITEM 2	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

WHAT AM I VOTING ON?
Shareowners are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 46 and the Compensation Tables beginning on page 69.	VOTING RECOMMENDATION:
FOR the advisory vote to approve executive compensation. The Talent and Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and values thoughtful input from shareowners. The Talent and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

The Company seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 46 and the Compensation Tables beginning on page 69.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Compensation Tables sections. The Talent and Compensation Committee has made several key enhancements in recent years to our compensation programs in order to continue to improve the link between compensation and the Company’s business and talent strategies as well as the long-term interests of our shareowners.

The Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareowners’ opinions, and the Talent and Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions. The Board has adopted a policy of providing for annual advisory votes from shareowners on executive compensation. The next such vote will occur at the 2021 Annual Meeting of Shareowners.

The Board of Directors recommends a vote FOR the advisory vote to approve executive compensation.

2020 Proxy Statement          45

8 COMPENSATION Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Talent and Compensation Committee (referred to as the “Committee” in this Compensation Discussion and Analysis) has made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers for 2019, who are listed below and appear in the Compensation Tables beginning on page 69.

In 2019, we implemented key changes in top leadership. Mr. Quincey was elected to serve as Chairman of the Board, in addition to serving as Chief Executive Officer, following the 2019 Annual Meeting. Ms. Waller retired from the Company in March 2019, and Mr. Murphy assumed the role of Executive Vice President and Chief Financial Officer following her retirement. In addition, Mr. Smith assumed the role of President and Chief Operating Officer and Mr. Arroyo assumed the role of President, Asia Pacific Group, both effective January 1, 2019. In December 2019, we announced that Mr. Arroyo would also assume the role of Chief Marketing Officer, which became effective January 1, 2020.

The titles below for our Named Executive Officers represent their current position/affiliation with the Company. Please see 2019 Compensation Decisions for Named Executive Officers beginning on page 60 and our 2019 Summary Compensation Table on page 69 for each Named Executive Officer’s position during 2019.

James Quincey	John Murphy	Kathy N. Waller	Manuel Arroyo	James L. Dinkins	Brian J. Smith
Chairman of the Board and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Former Executive Vice President and Chief Financial Officer	Chief Marketing Officer and President, Asia Pacific Group	President, Coca-Cola North America	President and Chief Operating Officer

46          The Coca-Cola Company

Compensation Discussion and Analysis COMPENSATION 8

Our Compensation Philosophy and Core Principles

While we consider a number of factors in our pay decisions, we are guided by the following core philosophies and principles:

Pay for Performance
The great majority of pay for executives is at-risk and performance-based with metrics aligned to the Company’s growth strategy. Company performance is assessed in two ways:
●The Company’s operating performance, including results against long-term growth targets
●Return to shareowners over time, both on an absolute basis and relative to other companies

Alignment with Shareowners
Our compensation programs align executives’ interests with those of our shareowners. A majority of pay for our Named Executive Officers is tied to Company and/or operating group performance. We maintain stock ownership guidelines for all executives, and we remain committed to Equity Stewardship Guidelines.

Provide Programs that Drive Long- Term Growth	We invest in and reward talent with the greatest potential to drive the long-term growth of our Company, while holding employees accountable to the Company’s strategy and values.
Simplicity and Transparency	Our programs include clear metrics and line of sight for employees.
Recognition of Individual Performance
Non-financial goals, including environmental and social goals, are critical to our business, reflect our external responsibility as global leaders, and add value for our shareowners and other stakeholders. In addition, individual performance against our culture and leadership behaviors are also taken into consideration in recognition of individual performance. Executives are motivated to deliver results that align with Company values and shareowner interests.

Consider the Coca-Cola System
Our employees are required to operate and have influence in the context of our broad and complex global Coca-Cola system, which includes our approximately 225 bottling partners around the globe. While the Company had $37.3 billion in 2019 reported net operating revenue and employs approximately 86,000 people, the Coca-Cola system generates more than $100 billion in revenues, operates in more than 200 countries and territories and employs more than 700,000 people. Our executives and employees must not only manage our business but also support our bottling partners and other partners. This alignment and a shared vision of success are critical to drive long-term growth.

Alignment of Approach across the Workforce
Our people, at every level, are our most important asset. The Committee has wide remit to ensure that pay from the CEO down through the entire workforce reinforces the Company’s growth agenda. The Committee also understands that CEO pay should be perceived as reasonable relative to overall employee pay. The compensation approach used to set CEO and Named Executive Officer pay is the same approach used in determining compensation for the broader workforce, including pay competitiveness and the use of performance-based metrics that reward exceptional financial performance. In its discretion in determining CEO and Named Executive Officer pay, the Committee also can consider other factors that it regularly reviews, including shareowner and employee feedback, the advisory vote on compensation, CEO pay ratio, global pay fairness, progress against diversity metrics and others.

TALENT AND COMPENSATION COMMITTEE INSIGHTS
In Ms. Lagomasino’s letter on behalf of the Board, she discusses expansion of the scope of responsibilities of the Talent and Compensation Committee. The Committee will now have oversight over human capital management and culture, including diversity and inclusion, as well as compensation. How does the Committee plan on incorporating its new responsibilities?
We will have at least two meetings in 2020 focused on these new responsibilities. Our goal is to recognize the business opportunities, as well as potential risks, that the broader human capital issues present, and to provide oversight and guidance to management. Topics that the Committee intends to review include the Company’s strategies related to talent management, leadership development, retention, culture, employee engagement and education (through our in-house learning programs). The Committee will also evaluate our workplace diversity and inclusion, equality, fairness, compliance practices (including compliance with federal government requirements) and other policies and processes that promote equality and fairness and help the Company maintain a consistent and fair process when it comes to hiring and promoting.

2020 Proxy Statement          47

8 COMPENSATION Compensation Discussion and Analysis

Checklist of Compensation Practices

✓ WHAT WE DO	✕ WHAT WE DON’T DO
●Base the vast majority of pay on business performance; pay is not guaranteed
●Align pay and performance
●Engage in a rigorous target-setting process for incentive metrics
●Adhere to an equity burn rate commitment of 0.4% or less
●Apply share ownership and share retention policies
●Provide limited perquisites with sound business rationale
●Include “double-trigger” change in control provisions in equity awards
●Prohibit short sales, hedging and pledging of Company stock by executive officers and Directors
●Regularly assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs
●Include clawback provisions in our key compensation programs

●No employment contracts unless required by law
●No dividends or dividend equivalents on unearned PSUs or RSUs
●No repricing of underwater stock options
●No tax gross-ups for personal aircraft use or financial planning
●No special change in control severance provisions for executive officers
●No tax gross-ups related to change in control

2019 Performance at a Glance
REVENUE GROWTH		OPERATING INCOME GROWTH
9%	6%	10%	13%
Reported Net Revenues	Organic Revenues (Non-GAAP)	Reported Operating Income	Comparable Currency Neutral Operating Income (Non-GAAP)
EARNINGS PER SHARE		CASH FLOW
$2.07	$2.11	$10.5 billion	$8.4 billion
Reported EPS	Comparable EPS (Non-GAAP)	Cash from Operations	Free Cash Flow (Non-GAAP)
Note: Organic revenues is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Comparable currency neutral operating income is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability and the impact of changes in foreign currency exchange rates. Comparable EPS is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. Free cash flow is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. See Annex C for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

SHAREOWNER RETURN

Dividends paid per Share		Comparison of Five-Year Cumulative Total Shareowner return[1]

57 YEARS of consecutive dividend increases	$6.8 BILLION paid to shareowners in 2019 through dividends

[1]	Source: FactSet Research Systems Inc. This chart shows how a $100 investment in the Company’s Common Stock on December 31, 2014, would have grown to $154 on December 31, 2019, with dividends reinvested quarterly. The chart also compares the total shareowner return on the Company’s Common Stock to the same investment in the S&P 500 Index and the Company’s 2019 compensation comparator group (see page 58) over the same period, with dividends reinvested quarterly. Includes the Company’s 2019 compensation comparator group for the five-year period whether or not a company was included in the group for the entire period. For foreign companies included in the comparator group, market value and total shareowner return have been converted to U.S. dollars. Market returns are weighted by relative market capitalization and are adjusted for spin-offs and special dividends.

48          The Coca-Cola Company

Compensation Discussion and Analysis COMPENSATION 8

Strategic Priorities	2019 Progress
Disciplined Portfolio Growth
●Continued to gain value share in total nonalcoholic ready-to-drink beverages on a global basis by gaining value share in 85% of our key markets.
●Trademark Coca-Cola grew retail value 6% for the second consecutive year, supported by contributions from innovations such as Coca-Cola with Coffee, which launched in 35 additional markets in 2019.
●Introduced Coca-Cola Energy in more than 45 markets.
●Completed the acquisition of Costa Limited (“Costa”), a coffee company with retail stores in more than 30 countries; acquired full ownership of C.H.I. Limited (“CHI”), an innovative, fast-growing leader in expanding beverage categories, including juices, value-added dairy and iced tea in West Africa.
●Continued to lift, shift and scale brands around the world with strong global growth in smartwater, which launched in eight additional markets in 2019, and scaled the innocent brand beyond its flagship market of Europe, with a launch in Japan during 2019.

Aligned and Engaged System
●The Coca-Cola system achieved its largest global value share gains in almost a decade.
●Executed revenue growth management strategies (analytical processes to deliver the right brand and package at the right price in each channel and market to drive revenue growth) in 15 additional markets in 2019 as the system continued to focus on value over volume.
●The Coca-Cola North America system has invested nearly $750 million over the past three years to support its innovation and revenue growth management agenda, including expanding availability of popular mini-cans, which again grew double digits in 2019.

Winning with our Stakeholders
●Bottles made from 100% recycled PET were available in 12 markets in 2019; Coca-Cola Sweden announced it would be the first market in the world to transition to 100% recycled PET for all plastic bottles made in-country.
●Announced a new science-based carbon emissions reduction target: By 2030, the Company aims to reduce its total carbon emissions across its full value chain 25% below where they were in 2015, aligned with the goals of the Paris Agreement.
●Used nearly 30% recycled plastic across total portfolio of PET bottles in Western Europe.
●Invested $19 million in a new bottle-to-bottle recycling facility in the Philippines.
●In the United States, teamed with partners and major competitors to launch the “Every Bottle Back” program, which includes a new, $100 million industry fund that will be used to improve sorting, processing and collection in areas with the biggest infrastructure gaps to help increase the amount of recycled plastic available to be remade into beverage bottles.

2020 Proxy Statement          49

8 COMPENSATION Compensation Discussion and Analysis

TALENT AND COMPENSATION COMMITTEE INSIGHTS

When does the Committee review and make decisions regarding compensation and the Company’s people and culture approach?

We have a robust annual cycle to plan, review and execute the executive compensation process, which includes year-round engagement with our shareowners. We intend to dedicate at least two meetings in 2020 to focus on our people and culture strategy and the corresponding impact on the performance of the Company.

When evaluating pay reported in the 2019 Summary Compensation Table against Company performance, it is important to consider the timing of compensation decisions and which performance period informs each of the annual and long-term incentive awards. For instance:

●	Annual incentive awards reported for 2019 were decided in February 2020 and reflect Company and individual performance in 2019 (see page 52); and
●	Long-term incentive awards reported for 2019 were granted in February 2019 and reflect the individual’s potential to drive future growth (see page 54).

Below are highlights of the Committee’s intended key agenda items for 2020:

50          The Coca-Cola Company

Compensation Discussion and Analysis COMPENSATION 8

Elements of Executive Compensation

We provide three elements of total direct compensation: base salary, annual incentives and long-term incentives, which are described below. We also provide limited perquisites (see page 57) and standard retirement and benefit plans (see pages 67 and 104).

2019 TOTAL DIRECT COMPENSATION*

	CEO	OTHER NAMED EXECUTIVE OFFICERS	DESCRIPTION
Base Salary
Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role. Reviewed and adjusted when appropriate to maintain market competitiveness. Increases are not automatic or guaranteed.

Annual Incentive
Designed to reward results in the prior year. Annual cash incentives based on:
●Company financial metrics chosen to drive our growth strategy (net operating revenue and operating income)
●Individual performance

Long-Term Incentive
Forward-looking equity awards intended to motivate and reward potential to drive future growth and align the interests of employees and shareowners. Grants awarded in the form of stock options and performance share units.
2019 performance measures:
●Net operating revenue
●Earnings per share
●Free cash flow
●Total shareowner return modifier

*	Base salary, actual annual incentive and the grant date fair value of the long-term incentive award for 2019.

IMPORTANT FACTS ABOUT OUR INCENTIVE TARGETS

Rigor of Incentive Metrics	Choice of Incentive Metrics
In 2019, the Committee held an additional dedicated meeting to test the robustness and rigor of our incentive metrics. The Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short and long term and establishing realistic but rigorous targets that continue to motivate and retain executives.

In setting our performance payout curves, the Committee considered the following:

●Performance levels necessary to achieve our long-term goals and deliver superior shareowner returns
●The likelihood of achieving various levels of performance based on historical results over a ten-year period
●Metrics, program designs and results at companies in our comparator group
●Performance relative to our comparator companies

The key financial metrics in our incentive plans align with our growth strategy, are widely used measures to evaluate the success of our business by investors, are prevalent amongst our compensation comparator group and are highly correlated with long-term value creation. To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the key financial metrics in our annual and long-term incentive plans are measured on a non-GAAP basis. We make certain adjustments when calculating these results, such as for the impact of foreign currency exchange rates, items impacting comparability, changes in financial accounting reporting regulations, and costs and other financial implications associated with corporate transactions.

Our targets are currency neutral because the Committee believes incentive targets should measure the underlying results of the business, and business leaders should be encouraged to make decisions that drive long-term sustainable growth rather than to address short-term currency fluctuations. This philosophy has been in place for several years, and we review this issue regularly, as it is an important concern for global companies like ours with significant exposure to foreign currency exchange rate fluctuations.

2020 Proxy Statement          51

8 COMPENSATION Compensation Discussion and Analysis

BASE SALARY

Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities, leadership skills and experience. The Committee annually reviews base salary of our Named Executive Officers at its February meeting and makes adjustments when appropriate based on market competitiveness. Market competitive base salaries help attract and retain executive talent. The Committee may also make periodic adjustments in connection with promotions or changes in responsibility. Base salary is not intended to reward past performance.

See 2019 Compensation Decisions for Named Executive Officers beginning on page 60 for 2019 base salary determinations for each of our Named Executive Officers.

ANNUAL INCENTIVE COMPENSATION

OVERVIEW

Annual cash incentives are determined under the Performance Incentive Plan of The Coca-Cola Company (the “Performance Incentive Plan”) and are designed to reward annual performance and individual contributions that support business results and strategy. Awards for our Named Executive Officers are determined based on a formula with predetermined financial measures aligned with the Company’s long-term growth strategy (“Business Performance Factor”), as well as the executive’s individual performance (“Individual Performance Amount”).

2019 ANNUAL INCENTIVE FORMULA
BASE SALARY	×	TARGET PERCENTAGE	×	BUSINESS PERFORMANCE FACTOR	+	INDIVIDUAL PERFORMANCE AMOUNT[1]	=	ANNUAL INCENTIVE AMOUNT
[1]	The maximum percentage of an individual’s target award that could be awarded for individual performance in 2019 was 30%.

BUSINESS PERFORMANCE FACTOR

●	Targets are informed by our long-term growth target ranges. Targets are designed to be challenging but achievable.
●

For Ms. Waller and Messrs. Quincey, Murphy and Smith, the Business Performance Factor was determined using a score that was weighted 50% for overall Company net operating revenue growth and 50% for overall Company operating income growth (“Overall Company Performance”).

●

For Mr. Arroyo, who had responsibility in 2019 for the Company’s Asia Pacific Group and Bottling Investments Group (“BIG”), and Mr. Dinkins, who had responsibility in 2019 for the Company’s North America Group, the Business Performance Factor was determined using a score that was weighted 50% for Overall Company Performance, as described above, and 50% for the performance of their respective operating group(s), measured by net operating revenue growth and operating income growth, each weighted equally.

●

Actual net operating revenue and operating income growth results were rounded to the nearest half percent, and then the funding for each performance metric was weighted to determine the final Business Performance Factor.

●

For 2019, the earned payout could range from 0% to 200% of the target incentive. The maximum payout is set to be difficult to achieve. For example, to achieve the maximum payout for net operating revenue growth, the Company would have had to achieve 18.5% growth in 2019.

●	The overall Company targets and results for 2019 were as follows:
Performance Metric*	Target**	Result	Weighting	Weighted Result
Net Operating Revenue Growth		143%	50%	71%
Operating Income Growth		133%	50%	67%
		Overall Company Performance Factor		138%

52          The Coca-Cola Company

Compensation Discussion and Analysis COMPENSATION 8

*

Net operating revenue growth was initially calculated as organic, which is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Operating income growth is initially calculated as comparable currency neutral (adjusted for structural changes), which is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, and the impact of structural changes. Items impacting comparability include asset impairments, productivity and reinvestment initiatives, transaction gains/losses, Coca-Cola Beverages Africa Proprietary Limited (“CCBA”) unrecognized depreciation and amortization, and other items. Structural changes generally refer to acquisitions and divestitures of bottling and distribution operations, including the impact of intercompany transactions among our operating segments. Using these adjusted measures of net operating revenue and operating income growth are appropriate because it provides a more consistent comparison against the prior year. For 2019, the initial calculated amounts for net operating revenue and operating income were adjusted to include several acquisitions. Therefore, the final 2019 annual incentive targets and actual results include the acquisitions of Costa, CHI and the Philippine bottling operations.

**

The specific targets for the Asia Pacific Group, BIG and the North America Group are not disclosed because they relate to business operations in specific geographies and disclosure would result in competitive harm.

The base salary, target annual incentive and 2019 Business Performance Factor for each of our Named Executive Officers were as follows:

Name	Base Salary (12/31/2019) ($)	Target (%)	Target Annual Incentive ($)	Business Performance Factor (%)
Mr. Quincey	$1,600,000	200%	$3,200,000	138%
Mr. Murphy	800,000	125%	1,000,000	138%
Ms. Waller[1]	850,000	125%	1,062,500	138%
Mr. Arroyo[2]	598,500	125%	748,125	147%
Mr. Dinkins[3]	594,000	125%	742,500	124%
Mr. Smith	850,000	175%	1,487,500	138%
[1]	Ms. Waller’s annual incentive was prorated for the time spent in her position through March 15, 2019.
[2]	For Mr. Arroyo, the Business Performance Factor was weighted 50% for Overall Company Performance (at 138%), 25% for Asia Pacific Group performance (at 133%) and 25% for BIG performance (at 178%).
[3]	For Mr. Dinkins, the Business Performance Factor was weighted 50% for Overall Company Performance (at 138%) and 50% for North America Group performance (at 109%).

INDIVIDUAL PERFORMANCE AMOUNTS

For the Named Executive Officers, consideration is given for contributions to overall Company results and operational goals; contributions toward global strategic initiatives; and individual contributions toward evolving the Company’s culture to accelerate our transformation to a high-performing growth business. An Individual Performance Amount may be awarded based on an assessment of an executive’s individual performance throughout the year as guided by the individual’s scorecard. The scorecard provides a framework to define more clearly specific action items in three key areas: leadership, operational, and people and culture. The maximum percentage of an individual’s target award that could be awarded for individual performance in 2019 was 30%.

See 2019 Compensation Decisions for Named Executive Officers beginning on page 60 for details of the 2019 annual incentives paid to each of our Named Executive Officers.

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8 COMPENSATION Compensation Discussion and Analysis

LONG-TERM INCENTIVE COMPENSATION

OVERVIEW

The Company grants long-term incentive compensation to reward performance over the longer term and align the interests of employees with shareowners. The majority of these awards are performance-based. In 2019, all annual long-term incentive awards were equity-based for our Named Executive Officers. All equity awards are subject to our Equity Stewardship Guidelines. An update regarding our 2019 progress against these guidelines is included below under Equity Stewardship Guidelines and Scorecard.

LONG-TERM INCENTIVE ANNUAL AWARDS: AMOUNTS AND PERFORMANCE MEASURES

●

The Committee sets award ranges for long-term incentive compensation for each job grade at the senior executive levels. In 2019, the ranges were informed by surveys of our comparator group’s and similar companies’ pay practices. The Committee does not target a specific percentile ranking against our comparator group and may grant long-term incentive awards at the higher end of the range for a variety of factors, including to reflect support of the larger Coca-Cola system. Consideration is also given to the individual’s skills, experience and future potential.

●

Once the value of the long-term incentive award is determined, the Committee grants a portion of the award in options and a portion in performance share units (“PSUs”). Due to the rules for how the grant date fair value of long-term incentive awards must be calculated for accounting purposes, the 2019 Summary Compensation Table may not reflect the same stock option and PSU values described below.

HOW STOCK OPTION AWARD AMOUNTS WERE DETERMINED

●

When determining the number of stock options awarded, a Black-Scholes value is calculated and a floor and ceiling are then applied based on a 30-day average stock price. This “guardrail” helps manage our burn rate commitment and mitigate against excessively high and low Black-Scholes values.

●

For stock option grants in 2019, our guardrail was used, which valued options at 20% of the 30-day average stock price. This resulted in fewer stock options being granted than what would have been granted using a pure Black-Scholes model.

HOW PSU TARGETS WERE DETERMINED

●	PSUs are valued based on a 30-day average stock price for purposes of determining target award values.
●

For 2019, performance measures for the annual PSU awards were equally weighted among growth in net operating revenue, earnings per share and free cash flow and include a relative total shareowner return (“TSR”) modifier.

●

Performance targets for growth in these metrics were derived from the three-year business plan and then set by the Committee after a detailed review, which included conducting probability analyses, benchmarking performance and evaluating the practices of comparator companies. For awards granted in 2019, participants would receive 50% of the award at the threshold level of achievement, 100% of the award at the target level and 200% of the award at the maximum level, prior to application of the TSR modifier. With the TSR modifier applied, payouts can range from 0% to 250%.

●	Beginning with the PSUs granted in 2018, we removed the one-year holding period after certification of performance, consistent with market practice.

PERFORMANCE SHARE UNITS: RELATIVE TOTAL SHAREOWNER RETURN MODIFIER AND STATUS OF PROGRAMS

RELATIVE TSR MODIFIER

●	PSU awards for executives include a TSR modifier to further link awards to shareowner value creation.
●

The number of shares earned from PSU awards will be reduced or increased if total shareowner return over the three-year performance period relative to our compensation comparator group (see page 58) falls outside of a defined range. Specifically, after the performance results are certified, the award will be modified up or down as follows, if applicable:

If total shareowner return over the three-year performance period is:	Then:
At or above the 75th percentile of the comparator group	The award will be increased 25%
At or above the 25th and below the 75th percentile of the comparator group	No change to the award
Below the 25th percentile of the comparator group	The award will be decreased 25%

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Compensation Discussion and Analysis COMPENSATION 8

STATUS OF ANNUAL PSU PROGRAMS

Performance Period and Measure	Performance Levels	Status
2017-2019[1,3,4]
70% compound annual growth in economic profit
●Results were certified in February 2020.
●Economic profit compound annual growth and net operating revenue compound annual growth were both above the target level. The relative TSR modifier was not triggered up or down, as total shareowner return was above the 25th percentile but below the 75th percentile. Final payout was certified at 145% for total Company performance, which was primarily driven by strong performance in net operating profit after tax and effective management of capital. The shares earned are subject to an additional holding period through February 2021.

30% compound annual growth in net operating revenue
2018-2020[2,4,5,6]
1/3 compound annual growth in net operating revenue
●At December 31, 2019, payout was projected above the target level. Company performance over the remaining year of the performance period will determine the number of shares earned, if any.
●Results will be certified in February 2021, including applying the relative TSR modifier, if applicable.

1/3 compound annual growth in earnings per share
1/3 cumulative free cash flow
2019-2021[2,4,5,6,7]
1/3 compound annual growth in net operating revenue
●At December 31, 2019, payout was projected above the target level. Company performance over the remaining years of the performance period will determine the number of shares earned, if any.
●Results will be certified in February 2022, including applying the relative TSR modifier, if applicable.

1/3 compound annual growth in earnings per share
1/3 cumulative free cash flow
[1]

Participants receive 35% of the award at the threshold level, 100% of the award at the target level and 150% of the award at the maximum level. Results are rounded and the number of shares is extrapolated on a linear basis between performance levels.

[2]

Participants receive 50% of the award at the threshold level, 100% of the award at the target level and 200% of the award at the maximum level. Results are rounded and the number of shares is extrapolated on a linear basis between performance levels.

[3]

Economic profit is net operating profit after tax less the cost of capital used in the business. The calculation of economic profit growth for the 2017-2019 period was adjusted to exclude items impacting comparability and to exclude acquisitions, divestitures and structural changes that were significant to the Company as a whole, including the refranchising of bottling territories in North America. Economic profit growth is calculated on a currency neutral basis. In addition, economic profit growth for the 2017-2019 period was adjusted for the impact of adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), which was adopted by the Company effective January 1, 2018.

[4]

For all periods, the PSU program provides for comparable currency neutral net operating revenue growth to be based on a three-year compound annual growth target tied to total Company results. This measure differs from net operating revenue growth reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral net operating revenue growth for the 2017-2019 period was adjusted, and the 2018-2020 and 2019-2021 periods will be adjusted, to exclude acquisitions, divestitures and structural changes that are significant to the Company as a whole, including the refranchising of bottling territories in North America. In addition, net operating revenue growth for the 2017-2019 period was adjusted, and the 2018-2020 period will be adjusted, for the impact of adoption of ASC 606.

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8 COMPENSATION Compensation Discussion and Analysis

[5]

The 2018-2020 and 2019-2021 PSU programs provide for comparable currency neutral earnings per share growth to be based on a three-year compound annual growth target tied to total Company results. This measure differs from earnings per share reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral earnings per share growth for the 2018-2020 and 2019-2021 periods will be adjusted to exclude acquisitions, divestitures and structural changes that are significant to the Company as a whole, including the refranchising of bottling territories in North America. In addition, earnings per share for the 2018-2020 period will be adjusted for the impact of adoption of ASC 606.

[6]

The 2018-2020 and 2019-2021 PSU programs provide for free cash flow to be based on a cumulative three-year absolute target amount tied to total Company results. Free cash flow is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. The net income component of net cash provided by operating activities will be adjusted for the impact of currency. Free cash flow will also be adjusted for certain cash payments for pension plan contributions and acquisitions, divestitures and structural changes that are significant to the Company as a whole.

[7]	The net operating revenue, earnings per share and free cash flow targets for the 2019-2021 PSU program include the acquisitions of Costa, CHI and the Philippine bottling operations.
See 2019 Compensation Decisions for Named Executive Officers beginning on page 60 for details of the 2019 long-term incentive awards granted to each of our Named Executive Officers.

OTHER LONG-TERM INCENTIVE AWARDS

The vast majority of equity awards are made as part of the annual long-term incentive grants in February of each year; however, the Committee may during the course of the year determine to grant additional equity awards, which typically have been limited and in the form of time-based restricted stock units or performance-based awards.

From time to time, we establish additional performance-based programs related to specific performance goals to motivate and reward for specific initiatives. No Named Executive Officer received such awards in 2019.

EQUITY STEWARDSHIP GUIDELINES AND SCORECARD

We have adopted Equity Stewardship Guidelines, which specify how we will use long-term equity compensation with respect to the global employee population. The Equity Stewardship Guidelines can be viewed on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Documents.”

Under the Equity Stewardship Guidelines, we have committed to a burn rate of 0.4% or less, which makes availability of shares used for equity awards more certain. With respect to dilution, it is our intention to use the proceeds from stock option exercises by employees to repurchase shares over time, minimizing dilution, but such proceeds may at times be used for other corporate purposes. Actual dilution is expected to continue to be less than 1% per year. This approach provides us the flexibility to consider share repurchases in the context of our overall capital allocation strategy.

For transparency, we also provide an Equity Scorecard. The Equity Scorecard below provides information for 2019.

●	The annual equity awards represent the vast majority of equity awards granted during the year.
●

Total overhang includes outstanding awards granted under plans (“Prior Plans”) in place prior to adoption of The Coca-Cola Company 2014 Equity Plan, as amended (the “2014 Equity Plan”). Awards from Prior Plans that expire or are forfeited will not be issued or available for future issuance. Total overhang will decline each year as equity awards are exercised or realized, and as awards from Prior Plans expire or are forfeited.

●	In the Equity Scorecard, actual dilution is how much the equity issued to employees reduces the value of existing shares.

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Compensation Discussion and Analysis COMPENSATION 8

2019 EQUITY SCORECARD

	Description		2019
Burn Rate Commitment	Maximum average burn rate of 0.4% for the 2014 Equity Plan.		0.40%
Actual Burn Rate	The total number of shares underlying equity awards granted in the year, as a percentage of Common Stock outstanding.		0.28%
Overhang	The total number of shares underlying equity awards already granted plus those available for future grants, as a percentage of Common Stock outstanding.	Prior Plans	2014 Equity Plan	Total
	With Equity Stewardship Guidelines[1]	1.70%	4.67%	6.37%
Actual Dilution	A measure of how much the equity issued to employees reduces the value of existing shares.[2]		0.33%
[1]	With the burn rate commitment, over the 2014 Equity Plan’s ten-year term, the maximum number of shares estimated to be used is 200 million (based on Common Stock outstanding decreasing by 1% each year).
[2]	Calculated by dividing the number of net shares issued to employees during the year by the average number of shares of Common Stock outstanding. The number of net shares issued represents the difference between the total number of shares issued and the number of shares repurchased solely using proceeds from employee stock option exercises. Does not include additional share repurchases which further mitigate dilution.

PERQUISITES AND OTHER PERSONAL BENEFITS

We provide a limited number of perquisites and other personal benefits to our Named Executive Officers. The table below summarizes and provides the business rationale for each of the perquisites and other personal benefits provided to the Named Executive Officers in fiscal year 2019. The Committee reviews and carefully considers the reasonableness of and rationale for providing these perquisites and believes these perquisites are consistent with market practice.

For more information about these perquisites and other personal benefits, and their values, see the discussion beginning on page 71.

Category	Business Rationale
Aircraft Usage

To allow travel time of our Chairman and Chief Executive Officer and President and Chief Operating Officer to be used productively for the Company; for security purposes due to the high profile and global nature of our business and our highly symbolic and well-recognized brands; and to ensure availability to respond to business priorities from any location around the world.

International Service Program	To promote global mobility and development opportunities for individuals working outside their home country.
Financial and Tax Planning

To address the complex tax and financial situations and assist in compliance with local country laws for a significant percentage of our senior executives with dual nationalities or work histories in a number of countries.

Other	Executive physicals are made available to set the example for active, healthy living.

How We Make Compensation Decisions

SHAREOWNER ENGAGEMENT AND RESULTS OF 2019 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has a longstanding shareowner outreach program and routinely interacts with shareowners on a number of matters, including executive compensation (see page 30).

●	At the 2019 Annual Meeting of Shareowners, approximately 97% of the votes cast were in favor of the advisory vote to approve executive compensation. The Company took into account these results as well as feedback received from shareowners during engagement sessions when making the decisions described in this Compensation Discussion and Analysis.
●	At the 2020 Annual Meeting, we are again holding an advisory vote to approve executive compensation (see page 45) and will continue to consider the results of the advisory vote when making future compensation decisions.

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8 COMPENSATION Compensation Discussion and Analysis

DECISION-MAKING PROCESS AND ROLE OF EXECUTIVE OFFICERS

ROLE OF THE COMMITTEE

The Committee reviews and discusses the Board’s evaluation of the Chairman and Chief Executive Officer and makes preliminary determinations about his base salary, annual incentive and long-term incentive compensation. The Committee then discusses the compensation recommendations with the full Board, and the Committee approves final compensation decisions after this discussion.

ROLE OF THE CHIEF EXECUTIVE OFFICER

For other Named Executive Officers, the Chief Executive Officer considers performance and makes individual recommendations to the Committee on base salary, annual incentive and long-term incentive compensation. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

TALENT AND COMPENSATION COMMITTEE RESOURCES AND TOOLS

The Committee uses several resources and tools, including competitive market information and “tally sheets,” which quantify each of the compensation elements as well as accumulated outstanding long-term equity awards and deferred compensation.

COMPENSATION COMPARATOR GROUP

We use a comparator group of companies when making certain compensation decisions. The comparator group is used as a reference point, but compensation paid at other companies is not the only factor in the decision-making process. As noted above, our employees operate in the much larger Coca-Cola system but, when comparing size with comparator companies, we utilize only the net operating revenue and market capitalization of The Coca-Cola Company. We routinely review the selection criteria and companies in our comparator group. There were no changes to the comparator group for 2019. In 2019, the Committee approved updates to the comparator group to be effective in 2020, which resulted in the addition of Starbucks Corporation to the comparator group.

The table below shows our criteria on how the comparator group was chosen and how it is used.

How the Comparator Group Was Chosen	How We Use the Comparator Group*	2019 Comparator Group
●Comparable size based on net operating revenue and market capitalization
●Major global presence with sales and operations outside of the United States
●Large consumer products business
●Market-leading brands or category positions as defined by Interbrand
●Financially strong companies
●Available compensation data

●As an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges
●To evaluate share utilization by reviewing overhang levels and annual run rate
●To benchmark the form and mix of equity awarded to employees
●To benchmark share ownership guidelines
●To assess the competitiveness of total direct compensation awarded to senior executives
●To assess talent and recruitment practices
●To compare Company performance and validate whether executive compensation programs are aligned with Company performance
●As an input in designing compensation plans, benefits and perquisites

AT&T Inc.
Colgate-Palmolive Company
Danone S.A.
General Mills, Inc.
International Business Machines Corporation
Johnson & Johnson
Kimberly-Clark Corporation
McDonald’s Corporation
Mondelēz International, Inc.
Nestlé S.A.
NIKE, Inc.
PepsiCo, Inc.
Philip Morris International Inc.
Pfizer, Inc.
The Procter & Gamble Company
Unilever PLC
Walmart Inc.

*	Since some of the comparator group companies are not U.S.-based, a subgroup of the companies may be used for some of these purposes when data is not publicly available for the foreign companies.

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Compensation Discussion and Analysis COMPENSATION 8

ROLE OF THE COMPENSATION CONSULTANT

COMPENSATION CONSULTANT INDEPENDENCE

The Committee is authorized by its charter to employ independent compensation consultants and other advisors. In 2019, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent consultant. Meridian reports directly to the Committee.

In accordance with the Committee’s Independent Compensation Consultant Policy, prior to the retention of a compensation consultant (or any other external advisor), and annually thereafter, the Committee assesses the independence of the compensation consultant. Under the Independent Compensation Consultant Policy, a consultant is considered independent if:

●	The individual consultant and any consulting firm or organization that employs the consultant is independent of the Company;
●	The individual consultant does not provide services or products of any kind to the Company or its affiliates or to their management, other than in its capacity as the Committee’s advisor; and
●	The consulting firm may not provide any other services to the Company without the prior written consent of the Committee Chair.

The Committee assessed Meridian’s independence under the Independent Compensation Consultant Policy, including considering the following factors specified in the NYSE listing standards: (i) the provision of other services by the consulting firm to the Company; (ii) the amount of fees paid as a percentage of the total revenue of the consulting firm; (iii) the policies and procedures of the consulting firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant or consulting firm with an executive officer of the Company. Meridian provided the Committee with confirmation of its independent status under the Independent Compensation Consultant Policy. Based on this evaluation, the Committee has determined that Meridian met the criteria for independence.

COMPENSATION CONSULTANT DUTIES:

●Attends all meetings of the Committee, including executive sessions without management present
●Reviews the Company’s executive compensation strategy and programs to ensure appropriateness and market-competitiveness
●Provides research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees
●Regularly updates the Committee on market trends, changing practices, and legislation pertaining to executive compensation and benefits
●Advises the Committee on the appropriate comparator group for compensation and benefits

RISK CONSIDERATIONS

●	The Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Committee believes mitigate risk without diminishing the incentive nature of the compensation. Our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term.
●	The Company’s incentive compensation programs contain appropriate risk mitigation factors, including award caps, multiple performance metrics, clawback features and ranges of awards. In addition, the share ownership and retention guidelines also mitigate risk.
●	In 2019, the Company conducted, and the Committee reviewed, a global risk assessment. The risk assessment included conducting a global inventory of incentive plans and programs and considered factors such as the plan metrics, number of participants, maximum payments and risk mitigation factors. Management and the Committee do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

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8 COMPENSATION Compensation Discussion and Analysis

2019 Compensation Decisions for Named Executive Officers

TALENT AND COMPENSATION COMMITTEE INSIGHTS

The Talent and Compensation Committee is accountable for ensuring that the decisions made about executive compensation are in the best long-term interests of our shareowners. We strive to achieve this through adherence to our compensation philosophy and core principles and by carefully considering feedback received from shareowners to continually enhance our compensation programs.

The preceding pages of this Compensation Discussion and Analysis describe the steps we took in establishing the 2019 compensation of our Named Executive Officers. Our compensation programs are consistent with our business strategy, effectively link pay and performance, and align executive officers’ and shareowners’ interests.

We discussed the compensation recommendations with the full Board, and we approved the following final compensation decisions for each of the Named Executive Officers.

James Quincey Chairman of the Board and Chief Executive Officer

KEY RESPONSIBILITIES
In Mr. Quincey’s role as Chief Executive Officer, he was responsible for providing overall vision and strategy for the Company. Mr. Quincey was appointed Chairman of the Board following the 2019 Annual Meeting. In Mr. Quincey’s role as Chairman of the Board, he was responsible for consulting with and advising the Board on the business affairs of the Company, presiding over meetings of the Board and representing the Company to multiple stakeholders.
2019 COMPENSATION (MILLIONS)

2019 SCORECARD HIGHLIGHTS:	COMPENSATION DECISIONS
Leadership
●Appointed Chairman of the Board in April 2019; worked closely with the Lead Independent Director on several key Board initiatives, including analyzing, reviewing and reorganizing the responsibilities for the Board’s committees.
●Introduced new Company purpose that serves as guidance and direction for long-term business growth and culture.
●Oversaw the continued development of the senior leadership team, including naming a new Chief People Officer and Chief Marketing Officer.
●Launched quarterly bottler summits to continue strengthening system health.
●Actively engaged with key external stakeholders, including numerous high-level government officials.
●Drove innovation for PET recycling through the Company’s pilot of bottles made using recovered and recycled marine plastics.
●Served as co-chair of the World Economic Forum Consumer Industry Steering Committee, vice co-chairman of the Consumer Goods Forum and founding member of the NYSE Board Advisory Council, which proactively addresses the critical need for inclusive leadership by connecting diverse candidates with companies seeking new board members.

BASE SALARY:

Effective April 1, 2019, Mr. Quincey’s base salary was increased 6.7% to $1,600,000 to align his salary to the competitive market.

ANNUAL INCENTIVE:

$5,152,000, comprised of $4,416,000 from applying his Business Performance Factor under the plan formula and $736,000 for individual performance (see page 53). The 2019 scorecard highlights were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE:

Mr. Quincey received a long-term incentive grant in February 2019 valued at $10,834,920, split into 2/3 performance share units and 1/3 stock options.

Operational
●Continued to lead the growth of the Company’s total portfolio, resulting in the largest value share gains in almost a decade.
●Expanded the Company’s product portfolio through a strategy of lifting, shifting and scaling brands around the world, with strong global growth in smartwater, which launched in eight additional markets in 2019, and scaled the innocent brand beyond its flagship market of Europe, with a launch in Japan in 2019.
●Drove growth in sparkling soft drinks, while reducing sugar, which resulted in, on a combined basis, 29% unit case growth for Coca-Cola Zero Sugar/Diet Coke/Coca-Cola reduced sugar.
●Launched nearly 400 low- and no-calorie beverage products globally.

People and Culture
●Continued to drive the Company’s cultural shift toward an emphasis on empowerment, curiosity, inclusivity and agility.
●Launched Leading for Growth summit of top leaders from across the Company, advancing a roadmap toward becoming a more connected and networked organization.
●Demonstrated a continued focus on developing women and diverse talent for leadership roles.
●Championed significant investment in leadership training.

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Compensation Discussion and Analysis COMPENSATION 8

John Murphy Executive Vice President and Chief Financial Officer

KEY RESPONSIBILITIES
Mr. Murphy served as Deputy Chief Financial Officer from January 1 to March 15, 2019, during which he worked with Ms. Waller to ensure a smooth transition of the Chief Financial Officer role. Effective March 16, 2019, Mr. Murphy assumed the role of Executive Vice President and Chief Financial Officer. In this role, he was responsible for leading the Company’s global finance organization, including mergers and acquisitions; investor relations; tax; treasury; audit; accounting and controls; financial reporting; real estate; and risk management.
2019 COMPENSATION (MILLIONS)

2019 SCORECARD HIGHLIGHTS:	COMPENSATION DECISIONS
Leadership
●Drove high standards of excellence in financial reporting and analysis, governance and controls, value creation and stewardship of the Company’s assets.
●Provided leadership and direction for business planning and forecasting, along with strategies regarding capital allocation and cash management.
●Fostered strong stakeholder relationships by representing the Company during engagements with investors, lenders and other key stakeholders, including meetings with institutions and individuals representing nearly 60% of the Company’s active institutional ownership.
●Partnered with the CEO to set top quartile performance and growth aspirations for the Company and led communications and messaging about such aspirations across the Company.
●Represented the Company with media and local community stakeholders, supported the Company’s philanthropic initiatives through board service on The Coca-Cola Foundation, and served on the board of directors for Coca-Cola FEMSA.

BASE SALARY:

Effective January 1, 2019, when Mr. Murphy assumed responsibilities for his new role, his base salary was increased 45.5% to $800,000.

ANNUAL INCENTIVE:

$1,530,000, comprised of $1,380,000 from applying his Business Performance Factor under the plan formula and $150,000 for individual performance (see page 53). The 2019 scorecard highlights were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE:

Mr. Murphy received a long-term incentive grant in February 2019 valued at $3,972,800, split into 2/3 performance share units and 1/3 stock options.

Operational
●Led the creation and launch of a cohesive investment allocation process to further optimize global resources.
●Maintained strong focus on balance sheet optimization and implemented programs to divest certain key assets.
●Furthered the Company’s digitization efforts by supporting updates to the Company’s Enterprise Resource Planning software and systems, as well as launching a global digital workshop for associates to share accomplishments.
●Increased agility with continued focus on simplification of policies, financial tools and other growth-focused initiatives.

People and Culture
●Continued strong people and leadership development across the Company, with a focus on developing and retaining talented employees, while also recruiting external talent with specialized skills and capabilities.
●Launched talent initiative to deliver future capabilities and resources, including development and succession plans for the top 150 global finance roles.

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8 COMPENSATION Compensation Discussion and Analysis

Kathy N. Waller Former Executive Vice President and Chief Financial Officer

KEY RESPONSIBILITIES
Ms. Waller served as Executive Vice President and Chief Financial Officer until March 15, 2019, when she retired from the Company. Her primary responsibility in this role was supporting the transition of the leadership of the global finance organization to Mr. Murphy.
2019 COMPENSATION (MILLIONS)

2019 SCORECARD HIGHLIGHTS:		COMPENSATION DECISIONS
Leadership
●Drove high standards of excellence in financial reporting and analysis, governance and controls, value creation and stewardship of the Company’s assets.
●Provided leadership and direction for 2019 business strategies regarding capital allocation and cash management in conjunction with the Chief Financial Officer transition.

BASE SALARY:

Ms. Waller retired effective March 15, 2019. She did not receive any adjustments to her base salary in 2019.

ANNUAL INCENTIVE:

$297,267 determined by applying her Business Performance Factor under the plan formula, and prorated for time spent in her position.

LONG-TERM INCENTIVE:

Ms. Waller did not receive a long-term incentive grant in 2019.

Operational	●Provided support and guidance for 2019 financial plans, including initiatives to transform the Company’s Enterprise Resource Planning software and related systems.
People and Culture
●Successfully transitioned the Chief Financial Officer role to Mr. Murphy and led a succession program to ensure consistency of high performance and governance standards with senior finance leaders.
●Demonstrated continued focus on developing women and diverse talent for leadership roles and continued to mentor and support the Women’s Leadership Council, the Multi-Cultural Council and multiple business resource groups across the Company.

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Compensation Discussion and Analysis COMPENSATION 8

Manuel Arroyo President, Asia Pacific Group

KEY RESPONSIBILITIES
In Mr. Arroyo’s role as President of the Asia Pacific Group for 2019, he was responsible for overseeing the Company’s operations in 32 countries and leading a team of approximately 1,900 employees. In 2019, Mr. Arroyo was also responsible for leading BIG, which includes all Company-owned or consolidated bottling operations, regardless of geographic location. In his role leading BIG, he managed a team of approximately 43,000 employees.

2019 COMPENSATION (MILLIONS)

2019 SCORECARD HIGHLIGHTS:	COMPENSATION DECISIONS
Leadership
●Led the operations of five business units: Greater China & Korea, Japan, Association of Southeast Asian Nations (“ASEAN”), India & Southwest Asia and South Pacific.
●Drove the process to further embed revenue growth management capabilities into business units across the Asia Pacific Group.
●Advanced the vision for Company-owned bottler value creation potential, including through the refranchising of Company-owned operations in Northern India.
●Drove the Asia Pacific Group’s implementation of digital transformation around e-commerce, B2B, marketing, and data and analytics.
●Appointed Chief Marketing Officer effective January 1, 2020.

BASE SALARY:

Effective January 1, 2019, when Mr. Arroyo assumed responsibilities of President, Asia Pacific Group, his base salary was increased 14.1% to $525,000. His base salary was subsequently increased, effective April 1, 2019, by 14.0% to $598,500 to align his salary to the competitive market.

ANNUAL INCENTIVE:

$1,174,556, comprised of $1,099,744 from applying his Business Performance Factor under the plan formula and $74,812 for individual performance (see page 53). The 2019 scorecard highlights were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE:

Mr. Arroyo received a long-term incentive grant in February 2019 valued at $2,383,688, split into 2/3 performance share units and 1/3 stock options.

Operational
●Increased consumer base, in part due to digital campaigns, and added 1.4 million new customer outlets across Asia, led by China and India.
●Drove innovation through more than 300 new product launches, including Coca-Cola Energy in Japan and Coca-Cola reduced sugar across multiple markets throughout the Asia Pacific Group.
●Led the Asia Pacific Group’s acceleration of the Company’s World Without Waste initiative, which included moving all single-serve PET bottles in Australia to 100% recycled plastic.

People and Culture
●Increased employee engagement across the Asia Pacific Group, including significant improvements in both the India & Southwest Asia and ASEAN business units.
●Increased diversity among senior leadership in the Asia Pacific Group.
●Developed talent and succession plans, including cross-system talent exchange with key bottlers, to foster employee development and drive system alignment.

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8 COMPENSATION Compensation Discussion and Analysis

James L. Dinkins President, Coca-Cola North America

KEY RESPONSIBILITIES
In Mr. Dinkins’ role as President, Coca-Cola North America, he was responsible for overseeing the Company’s operations throughout the United States, U.S. territories and Canada. He provided franchise leadership to approximately 70 bottlers throughout North America and led a team of approximately 8,000 employees.
2019 COMPENSATION (MILLIONS)

2019 SCORECARD HIGHLIGHTS:	COMPENSATION DECISIONS
Leadership
●Led the operations of five business units: USA Sparkling & Marketing, USA Stills, USA Minute Maid, USA Foodservice & On-Premise, and Canada.
●Improved commercial plan quality and readiness and inspired bottler confidence in aligned 2019 business plans that led to successful marketplace execution.
●Built national awareness of the Company’s “character story,” which highlights the Company’s product portfolio in the United States and the commitment to refresh and strengthen U.S. communities, driving improvement across key social metrics of trust, favorability and consumption intent.
●Teamed with partners and major competitors to launch the “Every Bottle Back” program, with a focus on improving sorting, processing and collection in areas with the biggest infrastructure gaps to help increase the amount of recycled plastic available to be remade into beverage bottles in the United States.
●Advanced long-term strategy regarding asset allocation for U.S. supply chain.
●Represented the Company on the boards for the American Beverage Association, the Grocery Manufacturers Association and the Food Marketing Institute Foundation.

BASE SALARY:

Effective April 1, 2019, Mr. Dinkins’ base salary was increased 8.0% to $594,000 to align his salary to the competitive market.

ANNUAL INCENTIVE:

$957,825, comprised of $920,700 from applying his Business Performance Factor under the plan formula and $37,125 for individual performance (see page 53). The 2019 scorecard highlights were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE:

Mr. Dinkins received a long-term incentive grant in February 2019 valued at $2,022,517, split into 2/3 performance share units and 1/3 stock options.

Operational
●Led the launch of successful marketplace innovations throughout North America, including Coca-Cola Orange Vanilla, Sprite Lymonade, smartwater alkaline and antioxidant, Simply Watermelon and Simply Smoothies.
●Drove Coca-Cola North America’s digital transformation through the establishment of a digital integration office, with responsibility for all external system digital commerce.
●Exceeded customer retention and acquisition targets for the USA Foodservice & On-Premise business unit.

People and Culture
●Developed robust and diverse succession plans for senior leaders with an emphasis on female and multicultural associates.
●Increased diversity among senior leadership team in Coca-Cola North America, with over 60% of team consisting of women and multicultural leaders.
●Implemented focused annual culture plan, which drove improved engagement scores across Coca-Cola North America.

64          The Coca-Cola Company

Compensation Discussion and Analysis COMPENSATION 8

Brian J. Smith President and Chief Operating Officer

KEY RESPONSIBILITIES
In Mr. Smith’s role as President and Chief Operating Officer, he oversaw the Company’s global operations, ensuring the Company’s vision as a total beverage company was embedded within the organization. He provided franchise leadership across the Company’s four geographic operating segments, including 21 business units, and approximately 225 bottling partners, as well as the Global Ventures Group, which is responsible for key investments, including Costa, innocent and doğadan.
2019 COMPENSATION (MILLIONS)

2019 SCORECARD HIGHLIGHTS:	COMPENSATION DECISIONS
Leadership
●Led the effort to embed revenue growth management capabilities across 15 additional markets in 2019.
●Oversaw the continued development of operations leadership, as well as the appointment of Costa leadership.
●Fostered strong bottler alignment on priorities and required investments through focused top-to-top leadership meetings, as well as larger system networking engagements.
●Embedded World Without Waste as a key priority into business units’ business plans and appointed a global champion to accelerate delivery of goals.

BASE SALARY:

Effective January 1, 2019, when Mr. Smith assumed responsibilities for the President and Chief Operating Officer role, his base salary was increased 30.8% to $850,000.

ANNUAL INCENTIVE:

$2,127,125, comprised of $2,052,750 from applying his Business Performance Factor under the plan formula and $74,375 for individual performance (see page 53). The 2019 scorecard highlights were considered in determining the Individual Performance Amount.

LONG-TERM INCENTIVE:

Mr. Smith received a long-term incentive grant in February 2019 valued at $4,333,977, split into 2/3 performance share units and 1/3 stock options.

Operational
●Strengthened the Company’s competitive position by gaining value share in total nonalcoholic ready-to-drink beverages.
●Grew the portfolio through disciplined focus on recruitment and consumer-centric innovations, such as Coca-Cola Energy, Sprite Lymonade, smartwater and Simply, supported by integrated execution strategies.
●Oversaw the successful integration and accelerated growth of the Costa and CHI acquisitions.

People and Culture
●Oversaw the continued focus on system leadership, including appointing three new group presidents and five new business unit presidents.
●Led cultural change focused on embracing the Company’s growth behaviors and growth mindset, resulting in improvements in team growth behaviors and sustainable engagement across all four geographic operating segments.
●Developed succession plan framework for business unit presidents and bottling partner leadership.

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8 COMPENSATION Compensation Discussion and Analysis

Additional Compensation Information

SHARE OWNERSHIP GUIDELINES

●	Share ownership guidelines align the executives’ long-term financial interests with those of shareowners.
●	All Named Executive Officers are in compliance with the share ownership guidelines.
●	The ownership guidelines, which cover approximately 60 executives, are as follows:

Role	Value of Common Stock to be Owned*
Chairman and Chief Executive Officer	8 times base salary
President and Chief Operating Officer	5 times base salary
Executive vice presidents and group presidents	4 times base salary
Other senior executives	2 times base salary
Business unit presidents below senior executive level	1 times base salary

*	Shares are valued based on the average closing price of Common Stock for the prior one-year period.

●	Stock options do not count toward the ownership guidelines, and PSUs count only after the performance criteria have been met.
●	To ensure compliance with the guidelines, the Committee may direct that up to 50% of the annual cash incentive be withheld if an executive is not compliant. The Committee also may mandate the retention of 100% of net shares, after settlement of taxes and transaction fees, acquired pursuant to equity awards granted on or after January 1, 2009.

SHARE RETENTION POLICY

●	To ensure that our executive officers exhibit a strong commitment to Company stock, we have adopted a Share Retention Policy. Our Share Retention Policy applies in addition to the share ownership guidelines described above.
●	For equity awards granted between February 2013 and October 2017, executive officers are required to retain 50% of the shares (after paying taxes) obtained from option exercises or from the release of performance shares or restricted stock awards until the earlier of one year after exercise/release of shares or separation from the Company.
●	For equity awards granted starting in October 2017, executive officers who have not yet met their stock ownership objective must retain 50% of the shares (after paying taxes) obtained from option exercises or from the release of performance shares or restricted stock awards until the earlier of the date on which the stock ownership objective is met or separation from the Company.
●	Limited exceptions apply for donations of stock to charities, educational institutions or family foundations and for sales or divisions of property in the case of divorce, disability or death. The Committee is authorized to grant waivers in exceptional circumstances.

CLAWBACKS

●	The Company’s short-term and long-term performance compensation, including equity compensation, is subject to recoupment, or “clawback,” in certain circumstances. These clawback provisions apply while an individual is employed and, if an employee separates from employment, the later of one year from separation and payment of the applicable compensation.
●	In addition to any clawbacks required by law, regulation or applicable listing standards, the clawback provisions allow the Company to recoup payments if an employee or former employee engages in certain prohibited activities, which include violation of any Company policy, including the Company’s Code of Business Conduct, disclosing confidential information or trade secrets, accepting employment with competitors or soliciting Company employees.

66          The Coca-Cola Company

Compensation Discussion and Analysis COMPENSATION 8

RETIREMENT AND BENEFIT PLANS

●	Named Executive Officers participate in the same retirement and benefit plans as the broader population of non-union employees, as applicable. These plans provide for basic retirement needs and serve as a safety net to protect against the financial catastrophes that can result from illness, disability or death.
●	Retirement plans generally include pension plans, retirement savings plans and deferred compensation plans. There are no special or enhanced pension formulas for the Named Executive Officers. See the 2019 Pension Benefits table on page 78 for the value of accumulated pension benefits for the Named Executive Officers.
●	Benefit plans generally include medical, dental and disability plans.

CHANGE IN CONTROL

●	The Company has change in control provisions in its annual Performance Incentive Plan, its equity plans and some of its retirement plans in which the Named Executive Officers participate. As described beginning on page 80, equity plans include “double-trigger” change in control provisions.
●	Change in control provisions apply equally to all plan participants. There are no special change in control agreements or arrangements with any of the Named Executive Officers, and we do not provide a tax gross-up for any change in control situation.
●	The change in control provisions are intended to address the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than the interests of the shareowners.
●	For a more detailed discussion of change in control provisions, see the Payments on Termination or Change in Control section beginning on page 80.

TAX AND ACCOUNTING IMPLICATIONS OF COMPENSATION

●	Historically, section 162(m) of the Tax Code has limited the deductibility of certain compensation to $1 million per year for certain executive officers. While the Committee considers tax and accounting implications as factors when considering executive compensation, they are not the only factors considered. Other important considerations outweigh tax or accounting considerations. In addition, the Committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws.
●	Historically, the Company’s annual and long-term incentive plans were structured with the intent of being exempt from the deduction limitation of Section 162(m) by enabling the Committee to grant compensation that constitutes “qualified performance-based compensation” under Section 162(m) of the Tax Code, if the Committee determined to do so.
●	The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed by the Tax Cuts and Jobs Act of 2017 (the “TCJA”), effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
●	Despite the Committee’s efforts before November 2, 2017 to structure the Company’s annual and long-term incentive plans in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the TCJA, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible under the TCJA’s transition relief.
●	Generally, under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.

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8 COMPENSATION Compensation Committee Report

Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Talent and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K.

Helene D. Gayle, Chair	Christopher C. Davis	Alexis M. Herman	Maria Elena Lagomasino

Compensation Committee Interlocks and Insider Participation

The Committee is comprised entirely of the four independent Directors listed above. No member of the Committee is a current, or during 2019 was a former, officer or employee of the Company or any of its subsidiaries. During 2019, no member of the Committee had a relationship that must be described under the SEC rules relating to disclosure of Related Person Transactions. In 2019, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Talent and Compensation Committee.

68          The Coca-Cola Company

Compensation Tables COMPENSATION 8

Compensation Tables

The following tables, narratives and footnotes discuss the compensation of our Named Executive Officers.

2019 Summary Compensation Table

Name and Principal Position[1] (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)	Total Without Change in Pension Value ($)[2]
James Quincey[3] Chairman of the Board and Chief Executive Officer	2019	$1,575,000	$8,231,110	$2,603,810	$5,152,000	$700,154	$439,075	$18,701,149	$18,000,995
	2018	1,450,000	7,434,329	2,208,151	5,040,000	317,205	251,643	16,701,328	16,384,123
	2017	1,177,167	4,769,612	1,344,540	2,368,493	392,126	530,292	10,582,230	10,190,104
John Murphy[4] Executive Vice President and Chief Financial Officer	2019	800,000	3,018,071	954,729	1,530,000	823,668	2,002,485	9,128,953	8,305,285
	2018	550,000	2,551,476	757,841	1,127,500	516,076	424,628	5,927,521	5,411,445
Kathy N. Waller[5] Former Executive Vice President and Chief Financial Officer	2019	177,083	0	0	297,267	3,485,264	1,783,069	5,742,683	2,257,419
	2018	850,000	2,527,671	750,773	1,731,875	0	86,259	5,946,578	5,946,578
	2017	818,287	2,205,955	621,851	956,250	1,760,981	81,162	6,444,486	4,683,505
Manuel Arroyo[6] President, Asia Pacific Group	2019	580,125	1,810,851	572,837	1,174,556	129,473	702,111	4,969,953	4,840,480
James L. Dinkins[7] President, Coca-Cola North America	2019	583,000	1,536,470	486,047	957,825	1,155,392	60,750	4,779,484	3,624,092
Brian J. Smith President and Chief Operating Officer	2019	850,000	3,292,452	1,041,525	2,127,125	1,122,578	104,879	8,538,559	7,415,981
	2018	650,000	2,158,931	641,249	1,365,000	105,994	74,251	4,995,425	4,889,431
	2017	650,000	1,873,768	528,214	731,250	445,128	153,550	4,381,910	3,936,782
[1]	Principal position reflects position held as of December 31, 2019.
[2]	In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any). The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the 2019 Pension Benefits table on page 78 a more useful calculation of the pension benefits provided to the Named Executive Officers.
[3]	Mr. Quincey was elected to serve as Chairman of the Board following the 2019 Annual Meeting.
[4]	Effective March 16, 2019, Mr. Murphy assumed the role of Executive Vice President and Chief Financial Officer, following Ms. Waller’s retirement. Compensation for Mr. Murphy is provided only for 2019 and 2018 because he was not a Named Executive Officer for 2017.
[5]	Ms. Waller retired from the Company on March 15, 2019. As such, her non-equity incentive plan compensation was prorated for time spent in her position.
[6]	Effective January 1, 2020, Mr. Arroyo also assumed the role of Chief Marketing Officer. Compensation for Mr. Arroyo is provided only for 2019 because he was not a Named Executive Officer for 2018 or 2017.
[7]	Compensation for Mr. Dinkins is provided only for 2019 because he was not a Named Executive Officer for 2018 or 2017.

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8 COMPENSATION Compensation Tables

SALARY (COLUMN (c))

The amount in the Salary column represents the base salary earned by each of the Named Executive Officers in the applicable year.

STOCK AWARDS (COLUMN (e))

The amount in the Stock Awards column is the grant date fair value of stock awards determined pursuant to ASC Topic 718. For 2019, all the stock awards reported in the Stock Awards column are PSUs granted under the 2014 Equity Plan, which pay in stock if predetermined performance metrics are met over a three-year period.

If a PSU’s minimum performance measure is not met, no award is earned. For grants made in 2019, if at least the minimum performance measure is attained, awards range from 50% to 200% of the target number of shares. In addition, the PSUs are subject to a relative TSR modifier. The relative TSR modifier will reduce or increase the number of shares earned by 25% if TSR over the three-year performance period relative to our compensation comparator group falls outside of a defined range. See page 54 for more information about the relative TSR modifier.

The amounts for 2019 in the Summary Compensation Table above reflect the value of the annual PSU grants at the target (or 100%) level. The table below provides the potential value of the 2019 annual PSU grants at the threshold, target and maximum levels. The metrics, targets and status of the outstanding PSU programs are described beginning on page 55.

	2019-2021 Performance Share Units Granted 02/21/2019
Name	Value at Threshold Level (50%)[1]	Value at Target (100%) (Reported in Column (e) Above)[1]	Value at Maximum Level (200%)[1]
Mr. Quincey	$4,115,555	$8,231,110	$16,462,221
Mr. Murphy	1,509,016	3,018,071	6,036,142
Ms. Waller	0	0	0
Mr. Arroyo	905,425	1,810,851	3,621,701
Mr. Dinkins	768,235	1,536,470	3,072,940
Mr. Smith	1,646,206	3,292,452	6,584,904
[1]	Pursuant to the relative TSR modifier on PSU awards, the number of shares earned will be reduced or increased by 25% if TSR over the three-year performance period relative to our compensation comparator group (see page 58) falls outside of a defined range.

For information on the assumptions used by the Company in calculating the value of the awards, see Note 14 to the Company’s consolidated financial statements in the Form 10-K. To see the value actually received upon vesting of stock by the Named Executive Officers in 2019, refer to the 2019 Option Exercises and Stock Vested table on page 76. Additional information on all outstanding stock awards is reflected in the 2019 Outstanding Equity Awards at Fiscal Year-End table beginning on page 75.

OPTION AWARDS (COLUMN (f))

The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted under the 2014 Equity Plan to each of the Named Executive Officers, calculated in accordance with ASC Topic 718.

For information on the assumptions used by the Company in calculating these amounts, see Note 14 to the Company’s consolidated financial statements in the Form 10-K. To see the value actually received upon exercise of options by the Named Executive Officers in 2019, refer to the 2019 Option Exercises and Stock Vested table on page 76. Additional information on all outstanding option awards is reflected in the 2019 Outstanding Equity Awards at Fiscal Year-End table beginning on page 75.

NON-EQUITY INCENTIVE PLAN COMPENSATION (COLUMN (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each Named Executive Officer under the Company’s annual Performance Incentive Plan. The Annual Incentive Compensation section of the Compensation Discussion and Analysis, which begins on page 52, describes how the 2019 Performance Incentive Plan awards to the Named Executive Officers were determined.

70          The Coca-Cola Company

Compensation Tables COMPENSATION 8

CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS (COLUMN (h))

The amounts reported for each year in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised of changes in the actuarial present value of the accumulated pension benefits of each of the Named Executive Officers under the applicable pension plan during such year.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The assumptions used by the Company in calculating the change in pension value are described on page 78. For 2019, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was lower than in 2018. For Ms. Waller and for Messrs. Dinkins and Smith, this lower discount rate was a significant reason for the increase in pension value in 2019.

The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue or receive under the Company’s retirement plans during any given year.

None of the Named Executive Officers received above-market or preferential earnings (as these terms are defined by the SEC) on their nonqualified deferred compensation accounts.

The material provisions of the Company’s retirement plans and deferred compensation plans in which the Named Executive Officers participate are described in the Summary of Plans in Annex B beginning on page 104.

ALL OTHER COMPENSATION (COLUMN (i))

The amounts reported in the All Other Compensation column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount of any tax reimbursements; (iii) the amounts contributed by the Company to applicable Company 401(k) and savings plans; and (iv) the dollar value of life insurance premiums paid by the Company. For Ms. Waller, the amount reported in the All Other Compensation column also reflects a severance benefit received in connection with her separation. Amounts contributed to Company 401(k) and savings plans are calculated on the same basis for all participants in the relevant plan, including the Named Executive Officers. The material provisions of the Company 401(k) and savings plans in which the Named Executive Officers participate are described in the Summary of Plans in Annex B beginning on page 104.

The following table outlines those perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified for 2019. A dash indicates that the Named Executive Officer received the perquisite or personal benefit, but the amount was not required to be disclosed under SEC rules. The narrative following the table describes all categories of perquisites and other personal benefits provided by the Company in 2019.

	Perquisites and Other Personal Benefits				Additional All Other Compensation
Name	Aircraft Usage	International Service Program Benefits	Financial and Tax Planning	Other	Tax Reimbursement	Severance	Company Contributions to Company 401(k) and Savings Plans	Life Insurance Premiums
Mr. Quincey	$169,662	$—	$—	$—	$7,558	$0	$231,525	$3,861
Mr. Murphy	—	1,989,167	—	—	6,122	0	0	1,634
Ms. Waller	0	0	—	—	0	1,700,000	66,814	1,893
Mr. Arroyo	0	696,383	0	—	0	0	0	1,366
Mr. Dinkins	0	0	—	—	4,377	0	40,377	1,634
Mr. Smith	—	0	—	—	2,786	0	77,525	1,931

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8 COMPENSATION Compensation Tables

AIRCRAFT USAGE

The Company owns and operates business aircraft to allow employees to safely and efficiently travel for business purposes around the world. Given the Company’s significant global presence, we believe it is a business imperative for senior leaders to be on the ground at our global operations. The Company aircraft allow employees to be far more productive than if commercial flights were utilized, as the aircraft provide a confidential and highly productive environment in which to conduct business without the schedule constraints imposed by commercial airline service.

The Company aircraft are made available to the Named Executive Officers for their personal use in the following situations:

●

The Company aircraft is the Board’s strongly preferred method for all travel by Messrs. Quincey and Smith, for both business and personal travel. This is for security purposes due to the high profile and global nature of our business and our highly symbolic and well-recognized brands, as well as to ensure that they can be immediately available to respond to business priorities from any location around the world. This arrangement also allows travel time to be used productively for the Company. Messrs. Quincey and Smith, and their immediate family members traveling with them, use the Company aircraft for a reasonable number of personal trips. Personal use of the Company aircraft results in imputed taxable income. Neither Messrs. Quincey nor Smith is provided a tax reimbursement for personal use of aircraft.

●	No other Named Executive Officer uses the Company aircraft for personal purposes except in extraordinary circumstances. The Company aircraft was not used for personal travel by any Named Executive Officers in 2019, other than Messrs. Quincey and Smith.
●

Infrequently, spouses and guests of Named Executive Officers travel on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the Company and, where applicable, a nominal amount is included in the All Other Compensation table above. Income is imputed to the Named Executive Officer for income tax purposes, but no tax reimbursement is provided since such persons are not traveling for a business purpose.

●

In determining the incremental cost to the Company of personal use of the Company aircraft, the Company calculates, for each aircraft, the direct variable operating costs on an hourly basis, including all costs that may vary by the hours flown. Items included in calculating this cost are as follows:

	●	aircraft fuel and oil;
	●	travel, lodging and other expenses for crew;
	●	prorated amount for repairs and maintenance;
	●	prorated amount for rental fee on airplane hangar (when away from home base);
	●	catering;
	●	logistics (landing fees, permits, etc.);
	●	telecommunication expenses and other supplies; and
	●	the amount, if any, of disallowed tax deductions associated with such use.

When the aircraft is already flying to a destination for business purposes, only the direct variable costs associated with the additional passenger (for example, catering) are included in determining the aggregate incremental cost to the Company. While it happens very rarely, if an aircraft travels empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment would be included in the incremental cost attributable to overall travel.

INTERNATIONAL SERVICE PROGRAM BENEFITS

The Company provides benefits to globally mobile associates under various international service programs, the material provisions of which are described on page 106. These programs are designed to relocate and support employees who are sent on an assignment outside of their home country. The purpose of the programs is to make sure that when the Company requests that an employee move outside his or her home country, economic considerations do not play a role. This helps the Company quickly meet its business needs around the world and develop its employees.

In connection with Mr. Quincey’s appointment as President and Chief Operating Officer and to support his transition to Atlanta from the United Kingdom, Mr. Quincey received benefits under an international service program through April 30, 2017. Certain benefits related to his participation in the program were paid in 2019 and may be paid in future years.

Mr. Murphy participated in an international service program for all of 2019 because he was a citizen of Ireland who relocated to the United States in January 2019. Mr. Murphy will remain in the program through 2020. Benefits related to his participation in the program were paid in 2019 and will continue to be paid in future years.

Mr. Arroyo participated in an international service program for all of 2019 because he was a citizen of Spain based in Singapore. Benefits related to his participation in the program were paid in 2019 and will continue to be paid in future years.

72          The Coca-Cola Company

Compensation Tables COMPENSATION 8

The costs to the Company in 2019 were as follows:

Name	Relocation	Home Leave	Housing Allowance	Cost of Living Allowance	Tax Equalization[1]	Other Program Allowances
Mr. Quincey	$0	$0	$0	$0	$9,107	$0
Mr. Murphy	100,947	33,612	41,261	11,363	1,703,658	98,326
Mr. Arroyo	77,126	37,698	319,633	40,029	0	221,897

[1]	The tax equalization amount, which includes tax preparation services, may differ significantly from year to year due to differences in timing of payments and tax reporting years in various countries. For Mr. Arroyo, these payments did not result in a net reportable benefit in 2019.

FINANCIAL AND TAX PLANNING

The Company provides a taxable reimbursement to the Named Executive Officers for financial planning services, which may include tax preparation and estate planning services. No tax gross-ups are provided to the Named Executive Officers for this benefit.

OTHER PERQUISITES

The Company makes available executive physicals to executives, including the Named Executive Officers.

ADDITIONAL ALL OTHER COMPENSATION

TAX REIMBURSEMENT

The amounts reported in the table on page 71 represent tax reimbursements for certain Named Executive Officers. All amounts for 2019 are related to business use of the Company aircraft. No Named Executive Officer is provided a tax reimbursement for personal use of aircraft, but Named Executive Officers are provided a tax reimbursement for taxes incurred when a spouse or significant other travels for business purposes. These taxes are incurred because of the Internal Revenue Service’s extremely limited rules concerning business travel by non-employees. It is sometimes necessary for spouses or significant others to accompany Named Executive Officers to business functions. In contrast to personal use, the Company does not believe an employee should pay personally when spousal or significant other travel is required or important for business purposes.

To calculate taxable income, the Standard Industry Fare Level rates set by the Internal Revenue Service are used. Where a tax reimbursement is authorized, it is calculated using the highest marginal federal tax rate, applicable state rate and Medicare rates. The rate used to calculate taxable income has no relationship to the incremental cost to the Company associated with the use of the aircraft.

SEVERANCE

As described below, in connection with Ms. Waller’s retirement on March 15, 2019 and pursuant to a letter agreement with the Company, Ms. Waller received a cash severance benefit under the terms of The Coca-Cola Company Severance Pay Plan (the “TCCC Severance Plan”). The value of this cash severance benefit is included in All Other Compensation above. See page 80 for additional information.

COMPANY CONTRIBUTIONS TO COMPANY 401(K) AND SAVINGS PLANS

The Company makes matching contributions to Named Executive Officers who participate in applicable Company 401(k) or savings plans on the same terms and using the same formulas as other participating employees. In 2019, all Named Executive Officers except for Messrs. Murphy and Arroyo participated in the Company 401(k) Plan and Supplemental 401(k) Plan.

The amounts reported in the table on page 71 represent the following contributions in 2019:

●	Mr. Quincey – $9,800 to the 401(k) Plan and $221,725 to the Supplemental 401(k) Plan.
●	Ms. Waller – $9,800 to the 401(k) Plan and $57,014 to the Supplemental 401(k) Plan.
●	Mr. Dinkins – $9,800 to the 401(k) Plan and $30,577 to the Supplemental 401(k) Plan.
●	Mr. Smith – $9,800 to the 401(k) Plan and $67,725 to the Supplemental 401(k) Plan.

In 2019, Messrs. Murphy and Arroyo participated in the Mobile Employees Retirement Plan (the “Mobile Plan”), which is included in the 2019 Pension Benefits table on page 78.

LIFE INSURANCE PREMIUMS

The Company provides life insurance to U.S.-based employees, including the Named Executive Officers. In 2019, this coverage was equal to the lesser of 1.5 times pay or $2 million. The amounts reported in the table on page 71 represent the premiums paid for this insurance by the Company.

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8 COMPENSATION Compensation Tables

2019 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James Quincey	02/21/2019	$0	$ 3,200,000	$ 6,400,000
	02/21/2019				105,386	210,772	421,544				$8,231,110
	02/21/2019							527,087	$45.435	$45.86	2,603,810
John Murphy	02/21/2019	0	1,000,000	2,000,000
	02/21/2019				38,641	77,283	154,566				3,018,071
	02/21/2019							193,265	45.435	45.86	954,729
Kathy N. Waller	02/21/2019	0	1,062,500	2,125,000
	02/21/2019				0	0	0				0
	02/21/2019							0			0
Manuel Arroyo	02/21/2019	0	748,125	1,496,250
	02/21/2019				23,185	46,370	92,740				1,810,851
	02/21/2019							115,959	45.435	45.86	572,837
James L. Dinkins	02/21/2019	0	742,500	1,485,000
	02/21/2019				19,672	39,344	78,688				1,536,470
	02/21/2019							98,390	45.435	45.86	486,047
Brian J. Smith	02/21/2019	0	1,487,500	2,975,000
	02/21/2019				42,154	84,309	168,618				3,292,452
	02/21/2019							210,835	45.435	45.86	1,041,525

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (ANNUAL INCENTIVE) (COLUMNS (c), (d) AND (e))

The amounts represent the possible awards under the annual Performance Incentive Plan as described beginning on page 52. Actual payments under these awards were determined in February 2020, will be paid in March 2020 and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the 2019 Summary Compensation Table.

ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (PSUs) (COLUMNS (f), (g) AND (h))

The awards represent PSUs granted in February 2019. The performance period for the awards is from January 1, 2019 to December 31, 2021. The awards are subject to a relative TSR modifier. The grant date fair value is included in the Stock Awards column (column (e)) of the 2019 Summary Compensation Table. For additional details of the PSU awards granted in 2019, see the discussion beginning on page 54.

ALL OTHER OPTION AWARDS AND EXERCISE PRICE OF OPTION AWARDS (STOCK OPTIONS) (COLUMNS (j) AND (k))

The awards represent stock options granted in February 2019. These options have a term of ten years from the grant date and vest 25% on the first, second, third and fourth anniversaries of the grant date. The exercise price of stock options is the average of the high and low price of Common Stock on the grant date.

74          The Coca-Cola Company

Compensation Tables COMPENSATION 8

2019 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)*
James Quincey	38,260[1]		$34.3525	02/15/2022	325,938[10]	$18,040,668	582,712[11]	$32,253,109
	256,972[2]		37.6100	02/20/2023
	368,114[3]		37.2050	02/19/2024
	144,930[4]		41.8850	02/18/2025
	199,803[5]	66,600[5]	43.5150	02/17/2026
	168,912[6]	168,912[6]	40.8900	02/15/2027
	111,074[7]	333,222[7]	44.4750	02/15/2028
		527,087[8]	45.4350	02/21/2029
John Murphy	112,400[9]		31.9975	02/16/2021	76,588[12]	4,239,146	207,406[13]	11,479,922
	115,896[1]		34.3525	02/15/2022
	101,594[2]		37.6100	02/20/2023
	156,290[3]		37.2050	02/19/2024
	57,298[4]		41.8850	02/18/2025
	29,064[5]	9,687[5]	43.5150	02/17/2026
	49,718[6]	49,719[6]	40.8900	02/15/2027
	38,120[7]	114,363[7]	44.4750	02/15/2028
		193,265[8]	45.4350	02/21/2029
Kathy N. Waller	119,880[2]		37.6100	02/20/2023	176,507[14]	9,769,662	90,628[15]	5,016,260
	228,551[3]		37.2050	02/19/2024
	249,414[4]		41.8850	02/18/2025
	176,016[5]		43.5150	02/17/2026
	156,244[6]		40.8900	02/15/2027
	151,061[7]		44.4750	02/15/2028
Manuel Arroyo	3,519[6]	3,519[6]	40.8900	02/15/2027	4,083[16]	225,994	104,100[17]	5,761,935
	14,395[7]	43,186[7]	44.4750	02/15/2028
		115,959[8]	45.4350	02/21/2029
James L. Dinkins	55,305[4]		41.8850	02/18/2025	60,729[18]	3,361,350	115,312[19]	6,382,519
	44,598[5]	14,867[5]	43.5150	02/17/2026
	27,750[6]	27,750[6]	40.8900	02/15/2027
	23,458[7]	70,377[7]	44.4750	02/15/2028
		98,390[8]	45.4350	02/21/2029
Brian J. Smith	57,808[1]		34.3525	02/15/2022	122,728[20]	6,792,995	203,870[21]	11,284,205
	256,972[2]		37.6100	02/20/2023
	320,099[3]		37.2050	02/19/2024
	126,026[4]		41.8850	02/18/2025
	70,317[5]	23,439[5]	43.5150	02/17/2026
	66,358[6]	66,359[6]	40.8900	02/15/2027
	32,256[7]	96,768[7]	44.4750	02/15/2028
		210,835[8]	45.4350	02/21/2029
*	Market values in columns (h) and (j) were determined by multiplying the number of shares of stock or units, as applicable, by $55.35, the closing price of Common Stock on December 31, 2019, the last trading day of the year.
[1]	These options were granted on February 16, 2012. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.

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8 COMPENSATION Compensation Tables

[2]	These options were granted on February 21, 2013. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[3]	These options were granted on February 20, 2014. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[4]	These options were granted on February 19, 2015. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[5]	These options were granted on February 18, 2016. The options vest 25% on the first, second, third and fourth anniversaries of the grant date. For Ms. Waller, these options vested upon her retirement on March 15, 2019.
[6]	These options were granted on February 16, 2017. The options vest 25% on the first, second, third and fourth anniversaries of the grant date. For Ms. Waller, these options vested upon her retirement on March 15, 2019.
[7]	These options were granted on February 15, 2018. The options vest 25% on the first, second, third and fourth anniversaries of the grant date. For Ms. Waller, these options vested upon her retirement on March 15, 2019.
[8]	These options were granted on February 21, 2019. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
[9]	These options were granted on February 17, 2011. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
[10]	Reflects 129,965 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program and 195,973 restricted stock units issued upon satisfaction of the performance measures under the 2017-2019 PSU program.
[11]	Reflects 266,554 PSUs for the 2018-2020 PSU program at the maximum award level and 316,158 PSUs for the 2019-2021 PSU program at the maximum award level.
[12]	Reflects 18,905 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program and 57,683 restricted stock units issued upon satisfaction of the performance measures under the 2017-2019 PSU program.
[13]	Reflects 91,482 PSUs for the 2018-2020 PSU program at the maximum award level and 115,924 PSUs for the 2019-2021 PSU program at the maximum award level.
[14]	Reflects 85,869 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program and 90,638 restricted stock units issued upon satisfaction of the performance measures under the 2017-2019 PSU program.
[15]	Reflects 90,628 PSUs for the 2018-2020 PSU program at the maximum award level.
[16]	Reflects 4,083 restricted stock units issued upon satisfaction of the performance measures under the 2017-2019 PSU program.
[17]	Reflects 34,545 PSUs for the 2018-2020 PSU program at the maximum award level and 69,555 PSUs for the 2019-2021 PSU program at the maximum award level.
[18]	Reflects 28,534 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program and 32,195 restricted stock units issued upon satisfaction of the performance measures under the 2017-2019 PSU program.
[19]	Reflects 56,296 PSUs for the 2018-2020 PSU program at the maximum award level and 59,016 PSUs for the 2019-2021 PSU program at the maximum award level.
[20]	Reflects 45,739 restricted stock units issued upon satisfaction of the performance measures under the 2016-2018 PSU program and 76,989 restricted stock units issued upon satisfaction of the performance measures under the 2017-2019 PSU program.
[21]	Reflects 77,407 PSUs for the 2018-2020 PSU program at the maximum award level and 126,463 PSUs for the 2019-2021 PSU program at the maximum award level.

2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James Quincey	0	$0	74,735	$3,755,686
John Murphy	84,400	1,875,687	15,453	706,627
Kathy N. Waller	222,788	4,179,499	65,331	2,987,423
Manuel Arroyo	0	0	0	0
James L. Dinkins	70,091	1,151,815	15,260	697,802
Brian J. Smith	60,000	1,230,977	34,605	1,582,400

76          The Coca-Cola Company

Compensation Tables COMPENSATION 8

OPTION AWARDS (COLUMNS (b) AND (c))

The following table provides details of the stock options exercised in 2019.

Name	Grant Date	Options Exercised	Exercise Date	Value Realized on Exercise
Mr. Murphy	02/18/2010	47,588	06/04/2019	$1,058,000
	02/18/2010	36,812	06/03/2019	817,687
Ms. Waller	02/17/2011	104,200	06/24/2019	2,085,939
	02/16/2012	5,143	07/02/2019	90,761
	02/16/2012	84,116	06/25/2019	1,484,743
	02/16/2012	29,329	06/24/2019	518,056
Mr. Dinkins	02/21/2013	10,059	10/18/2019	174,921
	02/21/2013	10,059	10/18/2019	174,926
	02/20/2014	24,987	07/25/2019	400,231
	02/20/2014	24,986	07/25/2019	401,737
Mr. Smith	02/16/2012	25,000	09/09/2019	513,022
	02/16/2012	35,000	09/09/2019	717,955

STOCK AWARDS (COLUMNS (d) AND (e))

The following table provides details of the stock awards that vested and the value realized in 2019.

Name	Grant Date	Release Date	Number of Shares	Stock Price on Release Date[1]	Value Realized on Release	Description
Mr. Quincey	08/12/2015	08/30/2019	36,419	$55.02	$2,003,591	Shares underlying a one-time award of restricted stock units
	02/19/2015	02/15/2019	38,316	45.73	1,752,095	Shares underlying an award of performance share units
Mr. Murphy	02/19/2015	02/15/2019	15,453	45.73	706,627	Shares underlying an award of performance share units
Ms. Waller	02/19/2015	02/15/2019	65,331	45.73	2,987,423	Shares underlying an award of performance share units
Mr. Dinkins	02/19/2015	02/15/2019	15,260	45.73	697,802	Shares underlying an award of performance share units
Mr. Smith	02/19/2015	02/15/2019	34,605	45.73	1,582,400	Shares underlying an award of performance share units
[1]	Represents the average of the high and low prices of Common Stock on the applicable release date.

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8 COMPENSATION Compensation Tables

2019 Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James Quincey	Mobile Plan	11.1	[1]	$2,117,804	$0
	TCCC Pension Plan	5.6		155,385	0
	TCCC Supplemental Pension Plan	—	[2]	1,099,686	0
John Murphy	Mobile Plan	31.5		6,411,039	0
Kathy N. Waller	TCCC Pension Plan	31.5		1,608,993	0
	TCCC Supplemental Pension Plan	—	[2]	7,870,591	1,438,135
Manuel Arroyo	Mobile Plan	2.4	[3]	240,484	0
James L. Dinkins	TCCC Pension Plan	28.6		1,106,560	0
	TCCC Supplemental Pension Plan	—	[2]	2,648,685	0
Brian J. Smith	TCCC Pension Plan	22.8		674,690	0
	TCCC Supplemental Pension Plan	—	[2]	4,025,932	0
[1]	In May 2017, Mr. Quincey stopped participating in an international service program and localized to the United States. As a result, he began participating again in the TCCC Pension Plan and TCCC Supplemental Pension Plan and stopped accruing benefits in the Mobile Plan. Mr. Quincey’s actual years of service with the Company is 23.4 years. He participated in the Coca-Cola UK Stakeholder Pension Plan (the “UK Savings Plan”) for a portion of this time.
[2]	For each person, the same years of service apply to both the TCCC Pension Plan and the TCCC Supplemental Pension Plan, which work in tandem.
[3]	Mr. Arroyo had a prior period of employment with the Company for which his benefits in the Mobile Plan were fully distributed. The service shown reflects service from 2017 when he rejoined the Company and began participating again in the Mobile Plan. Mr. Arroyo’s actual years of service with the Company is 21.9 years. He participated in a savings plan in Spain (the “Spanish Savings Plan”) for a portion of this time.

The Company provides retirement benefits from various plans to its employees, including the Named Executive Officers. Due to the Company’s global operations, it maintains different plans to address different market conditions, various legal and tax requirements, and different groups of employees.

In 2019, all Named Executive Officers except Messrs. Murphy and Arroyo participated in or had a benefit under The Coca-Cola Company Pension Plan (the “TCCC Pension Plan”) and The Coca-Cola Company Supplemental Pension Plan (the “TCCC Supplemental Pension Plan”). In 2019, Messrs. Murphy and Arroyo participated in the Mobile Plan. Mr. Quincey has a benefit under the Mobile Plan for the period he was covered under an international service program. Additional details of these plans are described in the Summary of Plans in Annex B beginning on page 104. The table above reflects the present value of benefits accrued by each of the Named Executive Officers from the applicable plans.

Compensation used for determining pension benefits under the TCCC Pension Plan, the TCCC Supplemental Pension Plan and the Mobile Plan generally includes only salary and annual cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan. In some cases, the payments may be reduced for early retirement or by benefits paid by other Company-sponsored retirement plans, statutory payments or Social Security.

The Company generally does not grant additional years of benefit service, and no Named Executive Officer has been credited with additional years of benefit service.

The discount rate assumption used by the Company in calculating the present value of accumulated benefits was 3.32% for the TCCC Pension Plan and 3.26% for the TCCC Supplemental Pension Plan. For information on additional assumptions used by the Company in calculating the present value of accumulated benefits, see Note 15 to the Company’s consolidated financial statements in the Form 10-K. The calculations assume that the Named Executive Officer continues to live at least until the earliest age at which an unreduced benefit is payable.

The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The traditional pension benefit under the TCCC Supplemental Pension Plan is paid in the form of an annuity if the employee has reached at least age 55 with ten years of service at the time of his or her separation from the Company. Therefore, Messrs. Dinkins and Smith are required to take the traditional pension benefit portion of their TCCC Supplemental Pension Plan benefit in the form of an annuity.

78          The Coca-Cola Company

Compensation Tables COMPENSATION 8

2019 Nonqualified Deferred Compensation

The following table provides information on the Named Executive Officers’ participation in The Coca-Cola Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Supplemental 401(k) Plan, as applicable. These plans either allow eligible employees to defer part of their salary and annual incentive on a voluntary basis or make employees whole when the Company matching contribution is limited under the tax-qualified plan. The Company matching contribution under the Supplemental 401(k) Plan was provided at the same rate as the match in the 401(k) Plan. The Company does not match any additional voluntary deferrals.

Additional details of the Deferred Compensation Plan and the Supplemental 401(k) Plan are described in the Summary of Plans in Annex B beginning on page 104.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James Quincey	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	$221,725	$81,147	$0	$463,992
John Murphy	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Kathy N. Waller	Deferred Compensation Plan	$0	0	211,381	0	909,787
	Supplemental 401(k) Plan	N/A	57,014	(20,517)	513,952	23
Manuel Arroyo	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
James L. Dinkins	Deferred Compensation Plan	115,363	0	66,496	0	436,640
	Supplemental 401(k) Plan	N/A	30,577	43,783	0	263,947
Brian J. Smith	Deferred Compensation Plan	0	0	246,266	0	1,096,102
	Supplemental 401(k) Plan	N/A	67,725	149,305	0	880,682

EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR (COLUMN (b))

Mr. Dinkins contributed to the Deferred Compensation Plan in 2019.

REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR (COLUMN (c))

All Company matching contributions shown are included in the “All Other Compensation” column of the 2019 Summary Compensation Table.

AGGREGATE EARNINGS IN LAST FISCAL YEAR (COLUMN (d))

The earnings reflected in column (d) represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. The Deferred Compensation Plan and the Supplemental 401(k) Plan do not guarantee a return on deferred amounts. For these plans, no amounts included in column (d) are reported in the 2019 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.

AGGREGATE BALANCE AT LAST FISCAL YEAR-END (COLUMN (f))

The amounts reflected in column (f) for Ms. Waller and Messrs. Quincey and Smith, with the exception of amounts reflected in columns (b), (c) and (d), if any, have been reported in prior Company proxy statements. For Mr. Dinkins, no portion of the amount in column (f) has been reported in prior Company proxy statements because Mr. Dinkins was not a Named Executive Officer prior to 2019.

2020 Proxy Statement          79

8 COMPENSATION Payments on Termination or Change in Control

Payments on Termination or Change in Control

General

Most of the Company’s plans and programs contain specific provisions detailing how payments are treated upon termination or change in control. The specific termination and change in control provisions under these plans, which are described below, apply to all participants in each plan. The termination scenarios described in this section include voluntary separation, involuntary separation, disability and death. For more information on the plans described below, see Summary of Plans in Annex B beginning on page 104.

Retirement of Kathy N. Waller

As disclosed above, Ms. Waller retired from the Company on March 15, 2019. The terms of her separation were governed by a letter, dated October 17, 2018. Among other things, Ms. Waller received a cash severance benefit under the terms of the TCCC Severance Plan of $1,700,000 and an annual incentive award of $297,267 for 2019, which reflects a prorated amount for her time spent in her position through March 15, 2019. Ms. Waller did not receive any equity grants during 2019. All of Ms. Waller’s outstanding equity incentive awards were treated in accordance with the terms of the relevant equity plans under which they were granted and related agreements. As such, stock options held by Ms. Waller with a value of $432,384 as of March 15, 2019 vested upon her retirement and restricted stock units with a value of $3,889,866 as of March 15, 2019 vested upon her retirement and were released upon the completion of the holding period in February 2020. Ms. Waller’s retirement benefits consist of those benefits accrued and vested under the standard terms and conditions of the plans in which she participated.

Change in Control

The change in control provisions in the various Company plans were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than the interests of the shareowners. Thus, the change in control provisions are designed with the intention of ensuring that employees are neither harmed nor given a windfall in the event of a change in control. The Company’s plans generally provide that a change in control may occur upon (i) a greater than 20% change in ownership of the Company; (ii) a change of the majority of the Board within a two-year period; or (iii) certain merger and consolidation transactions. As described below, Company equity plans include “double-trigger” change in control provisions.

The Company does not have individual change in control agreements and no tax gross-up is provided for any taxes incurred as a result of a change in control payment. The Board can determine prior to the potential change in control that no change in control will be deemed to have occurred.

Severance Plan

All the Named Executive Officers are covered by the TCCC Severance Plan.

TERMINATION, DEATH, DISABILITY

Generally, benefits are payable under the TCCC Severance Plan when an employee is terminated involuntarily due to certain circumstances, such as an internal reorganization or position elimination. The maximum cash severance benefit under this plan is two years of base pay, payable as a lump sum.

CHANGE IN CONTROL

There are no separate change in control provisions included in the TCCC Severance Plan.

80          The Coca-Cola Company

Payments on Termination or Change in Control COMPENSATION 8

Annual Incentive Plan

All the Named Executive Officers participated in the annual Performance Incentive Plan in 2019.

TERMINATION, DEATH, DISABILITY

Generally, participants employed on December 31 are eligible to receive a cash incentive for the year, regardless of whether employment continues through the payment date. Employees who (i) terminate employment prior to December 31 who are at least 55 years of age with ten years of service; (ii) die; or (iii) move to an affiliate generally receive a prorated incentive based on actual Company performance and the portion of the year actually worked.

CHANGE IN CONTROL

Upon a change in control, participants receive the target amount of the annual incentive after the end of the performance year. This amount is prorated if the participant leaves during the year.

Deferred Compensation Plans

All the Named Executive Officers except Messrs. Murphy and Arroyo were eligible to participate in the Deferred Compensation Plan in 2019. However, not all chose to participate.

TERMINATION, DEATH, DISABILITY

Under the Deferred Compensation Plan, employees who terminate employment after age 50 with five years of service receive payments based on elections made at the time they elected to defer compensation. Other employees receive a lump sum after termination. Individuals who are designated as “specified employees” under Section 409A of the Tax Code may not receive payments for at least six months following termination of employment to the extent the amounts were deferred after January 1, 2005. There are no enhanced benefits payable under the Deferred Compensation Plan upon a participant’s death or disability.

CHANGE IN CONTROL

Upon a change in control, any Company discretionary contributions to the Deferred Compensation Plan vest. No Named Executive Officers have received a Company discretionary contribution.

Equity Plans

All the Named Executive Officers participated in the Company’s equity plans in 2019.

TERMINATION

The treatment of equity upon termination of employment depends on the reason for the termination and the employee’s age and length of service at termination. The table below details the termination provisions of the various equity award types.

Award Type	Separation Prior to Meeting Age/Service Requirement	Separation After Meeting Age/Service Requirement of 60 years/10 years of service	Involuntary Separation After Meeting Age/Service Requirement of 50 years/10 years of service[1]
Stock Options	Employees have six months to exercise vested options. Unvested options are forfeited.	All options held at least 12 months vest. Employees have the full remaining term to exercise the options.	All options held at least 12 months continue to vest for up to four years.
Restricted Stock/ Restricted Stock Units	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met.	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met. Some grants vest upon meeting age and service requirements.	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met. Some grants vest upon meeting age and service requirements.
PSUs	All PSUs are forfeited if separation occurs prior to satisfaction of performance measures and holding requirements.	For grants held at least 12 months, the employee receives the same number of earned shares as active employees after the results are certified.	Outstanding PSUs held at least 12 months will not be forfeited and a prorated amount will be released after the results are certified.
[1]	Applicable for involuntary separations due to specific circumstances, such as an internal reorganization or position elimination. For grants prior to 2013, executive officers are not eligible for this treatment without specific approval by the Talent and Compensation Committee. No Named Executive Officer has been made eligible for this treatment.

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8 COMPENSATION Payments on Termination or Change in Control

DEATH

If an employee dies, all options vest if the options have been accepted. The employee’s estate has five years from the date of death to exercise the options. Provided they have been accepted, restricted stock and restricted stock units vest and are released to the employee’s estate. Provided the PSUs have been accepted, if death occurs during the performance period, the employee’s estate receives a cash payment equal to the value of the target number of shares. For PSUs where performance has been certified, the employee’s estate receives a cash payment based on the certified results within 90 days.

DISABILITY

If an employee terminates employment because of disability, all options vest, and the employee has the full remaining term to exercise the options. Restricted stock and restricted stock units vest and are released to the employee. For PSUs in the performance period, the employee receives shares equal to the number of shares that the employee would have earned based on actual performance after the end of the performance period.

CHANGE IN CONTROL

Beginning with awards in 2015, the treatment of equity upon a change in control is governed by the 2014 Equity Plan. Awards granted prior to 2015 were governed by applicable plans and agreements. The table below details the double-trigger change in control provisions of the various equity award types if awards are assumed by the successor company. If awards are not assumed by the successor company, accelerated vesting generally occurs upon a change in control.

Award Type	Grants Prior to 2015	Grants Beginning in 2015
Stock Options	Options vest if an employee is terminated within two years following the change in control.	Options vest if an employee is terminated without cause within one year following the change in control.
Restricted Stock/ Restricted Stock Units	Shares vest if an employee is terminated within two years following the change in control.	Shares vest if an employee is terminated without cause within one year following the change in control.
PSUs	PSUs vest at the target level if an employee is terminated within two years following the change in control.

PSUs vest if an employee is terminated without cause within two years following the change in control (i) at the target level if the change in control occurs during the first half of the performance period and (ii) based on actual performance if the change in control occurs during the second half of the performance period. In each case, the final payout is prorated based on time worked in the performance period.

Retirement and 401(k) Plans

All the Named Executive Officers except Messrs. Murphy and Arroyo were participants in the TCCC Pension Plan, the TCCC Supplemental Pension Plan, the 401(k) Plan and the Supplemental 401(k) Plan in 2019. Messrs. Murphy and Arroyo participated in the Mobile Plan in 2019. Mr. Quincey has a benefit under the UK Savings Plan related to a prior period of employment. Mr. Arroyo has a benefit under the Spanish Savings Plan related to a prior period of employment.

TERMINATION, DEATH, DISABILITY

No payments may be made under the TCCC Pension Plan or the TCCC Supplemental Pension Plan until an employee has separated from service and met eligibility requirements. Generally, no payments may be made under the 401(k) Plan, the Supplemental 401(k) Plan or the Mobile Plan until separation from service, except distributions may be taken from the 401(k) Plan after age 59½ and distributions related to mandatory tax payments may be made under the Mobile Plan, whether or not the employee has terminated employment.

Individuals who are designated as “specified employees” under Section 409A of the Tax Code, which include the U.S.-based Named Executive Officers, may not receive payments from the TCCC Supplemental Pension Plan, the Supplemental 401(k) Plan or the Mobile Plan for at least six months following termination of employment.

There are no enhanced benefits payable under the TCCC Pension Plan, the TCCC Supplemental Pension Plan, the 401(k) Plan, the Supplemental 401(k) Plan, the Mobile Plan, the UK Savings Plan or the Spanish Savings Plan upon a participant’s death or disability.

82          The Coca-Cola Company

Payments on Termination or Change in Control COMPENSATION 8

CHANGE IN CONTROL

The TCCC Pension Plan and the TCCC Supplemental Pension Plan contain change in control provisions that affect all participants equally, including the participating Named Executive Officers. These provisions provide an enhanced benefit to vested participants for benefits accrued under the defined benefit formula if certain conditions are met, including that the employee must actually leave the Company within two years of a change in control. A change in control has no effect on the cash balance portion of the TCCC Pension Plan and there are no additional credited years of service. Upon a change in control under the TCCC Pension Plan and the TCCC Supplemental Pension Plan, the earliest retirement age is reduced resulting in an enhanced benefit for participants who have not reached the earliest retirement age.

The 401(k) Plan, the Supplemental 401(k) Plan, the Mobile Plan, the UK Savings Plan and the Spanish Savings Plan do not have special provisions for change in control.

Quantification of Payments upon Termination or Change in Control

The following table and footnotes describe the potential payments to the Named Executive Officers upon termination of employment or a change in control of the Company as of December 31, 2019, with the exception of Ms. Waller who retired in 2019 and for whom her actual termination benefits are described above on page 80.

The table does not include:

●	compensation or benefits previously earned by the Named Executive Officers or equity awards that are fully vested;
●	the value of pension benefits that are disclosed in the 2019 Pension Benefits table beginning on page 78, except for any pension enhancement triggered by the event, if applicable;
●	the amounts payable under deferred compensation plans that are disclosed in the 2019 Nonqualified Deferred Compensation table on page 79; or
●	the value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees in the country in which the Named Executive Officer works.

	Voluntary Separation $ (a)	Involuntary Termination $ (b)	Death $ (c)	Disability $ (d)	Change in Control $ (e)
Mr. Quincey
Severance Payments	$0	$3,200,000	$0	$0	$0
Annual Incentive[1]	0	0	0	0	3,200,000
Stock Options[2]	0	6,854,468	12,080,535	12,080,535	12,080,535
PSUs and Restricted Stock Units[3]	0	7,193,563	36,176,428	7,193,563	32,139,254
Pension Enhancement[4]	0	0	0	0	50,497
TOTAL	0	17,248,031	48,256,963	19,274,098	47,470,286
Mr. Murphy
Severance Payments	0	1,600,000	0	0	0
Annual Incentive[1]	0	0	0	0	1,000,000
Stock Options[2]	0	2,077,280	3,993,502	3,993,502	3,993,502
PSUs and Restricted Stock Units[3]	0	1,046,392	10,901,625	1,046,392	9,150,849
Pension Enhancement	0	0	0	0	0
TOTAL	0	4,723,672	14,895,127	5,039,894	14,144,351
Mr. Arroyo
Severance Payments	0	1,197,000	0	0	0
Annual Incentive[1]	0	0	0	0	748,125
Stock Options[2]	0	520,532	1,670,266	1,670,266	1,670,266
PSUs and Restricted Stock Units[3]	0	0	3,997,156	0	2,363,999
Pension Enhancement	0	0	0	0	0
TOTAL	0	1,717,532	5,667,422	1,670,266	4,782,390
Mr. Dinkins
Severance Payments	0	1,188,000	0	0	0
Annual Incentive[1]	0	0	0	0	742,500
Stock Options[2]	0	1,342,566	2,318,103	2,318,103	2,318,103
PSUs and Restricted Stock Units[3]	0	1,579,357	7,063,380	1,579,357	6,225,989
Pension Enhancement	0	0	0	0	0
TOTAL	0	4,109,923	9,381,483	3,897,460	9,286,592
Mr. Smith
Severance Payments	0	1,700,000	0	0	0
Annual Incentive[1]	0	0	0	0	1,487,500
Stock Options[2]	2,289,304	2,289,304	4,379,733	4,379,733	4,379,733
PSUs and Restricted Stock Units[3]	2,531,654	2,531,654	12,993,357	2,531,654	11,351,732
Pension Enhancement	0	0	0	0	0
TOTAL	4,820,958	6,520,958	17,373,090	6,911,387	17,218,965
[1]

Except upon a change in control, no amounts are included for the Performance Incentive Plan because the Named Executive Officers would be entitled to the same payment regardless of whether the event occurred. Upon a change in control, the target annual incentive amount is guaranteed (subject to proration if the participant leaves before the end of the year).

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8 COMPENSATION Payments on Termination or Change in Control

[2]

Represents the intrinsic value of the acceleration of vesting of any stock options that vest upon the event. Intrinsic value is the difference between the exercise price of the stock option and the closing price of Common Stock, which was $55.35 on December 31, 2019, the last trading day of the year.

[3]

No amounts are included for the 2017-2019, 2018-2020 and 2019-2021 PSU programs for Voluntary Separation, Involuntary Termination and Disability because the PSUs remain subject to performance requirements even after the event. See page 55 for the status of these PSU programs.

[4]

For Mr. Quincey, represents the value of a more favorable early retirement subsidy in the event of a change in control and subsequent termination. No other Named Executive Officer would receive a pension enhancement upon a change in control.

VOLUNTARY SEPARATION (COLUMN (a))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for Mr. Smith because he has satisfied the age and service requirement for acceleration of vesting of certain equity awards held for at least 12 months. The amount included in “PSUs and Restricted Stock Units” reflects the value of the shares earned under the 2016-2018 PSU program. Messrs. Quincey, Murphy, Arroyo and Dinkins have not satisfied the age and service requirement for acceleration of any equity awards, and therefore, no additional payments would be triggered upon voluntary separation.

INVOLUNTARY TERMINATION (COLUMN (b))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for Mr. Smith because he has satisfied the age and service requirement for acceleration of vesting of certain equity awards held for at least 12 months. Amounts are included under “Stock Options” and/or “PSUs and Restricted Stock Units” for Messrs. Quincey, Murphy, Arroyo and Dinkins because involuntary termination triggers continued vesting of equity awards granted beginning in 2013 after the age and service requirement has been met. The amount included in “PSUs and Restricted Stock Units” reflect the value of the shares earned under the 2016-2018 PSU program.

DEATH (COLUMN (c))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” because death triggers acceleration of vesting of certain equity awards. The amounts for “PSUs and Restricted Stock Units” reflect (i) the value of the shares earned under the 2016-2018 PSU program; and (ii) the value of the target number of shares granted under the 2017-2019, 2018-2020 and 2019-2021 PSU programs.

DISABILITY (COLUMN (d))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” because termination of employment caused by disability triggers acceleration of vesting or continued vesting of certain equity awards. The amounts for “PSUs and Restricted Stock Units” reflect the value of the shares earned under the 2016-2018 PSU program.

CHANGE IN CONTROL (COLUMN (e))

Amounts are included under “Stock Options” and “PSUs and Restricted Stock Units” for all Named Executive Officers because a change in control triggers acceleration of vesting of certain equity awards. Since equity awards have double-trigger change in control provisions, the table above assumes that both a change in control and a subsequent termination of employment have occurred. The amounts for “PSUs and Restricted Stock Units” reflect (i) the value of the shares earned under the 2016-2018 PSU program; (ii) the value of the number of shares granted under the 2017-2019 PSU program at the maximum award level; (iii) the value of the number of shares granted under the 2018-2020 PSU program at the maximum award level, prorated for two years of the performance period; and (iv) the value of the number of shares granted under 2019-2021 PSU program at the target award level, prorated for one year of the performance period.

84          The Coca-Cola Company

Equity Compensation Plan Information COMPENSATION 8

Equity Compensation Plan Information

All numbers in the following table are as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	116,355,656	[1]	$38.43	[2]	370,797,048	[3]
Equity Compensation Plans Not Approved by Security Holders	0		N/A		0
TOTAL	116,355,656				370,797,048
[1]

Includes 105,470,183 shares issuable pursuant to outstanding options under the 2014 Equity Plan, The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2008 Stock Option Plan. The weighted-average exercise price of such options is $38.43. Also includes 10,885,473 full-value awards of shares outstanding under the 2014 Equity Plan and the 1989 Restricted Stock Award Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met.

[2]	The weighted-average term of the outstanding options is 4.41 years.
[3]

Includes 367,827,793 shares that may be issued pursuant to future awards under the 2014 Equity Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The 2014 Equity Plan uses a fungible share pool under which each share issued pursuant to an option reduces the number of shares available by one share, and each share issued pursuant to awards other than options reduces the number of shares available by five shares. See Long-Term Incentive Compensation beginning on page 54 for more information, including the Equity Stewardship Guidelines, which include a burn rate commitment. With this burn rate commitment, over the 2014 Equity Plan’s ten-year term, the maximum number of shares that may be used is estimated not to exceed 200,000,000 (based on Common Stock outstanding decreasing by 1% each year). Also includes 2,732,413 options which may be issued pursuant to future awards under The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2008 Stock Option Plan and 236,842 shares of Common Stock that may be issued pursuant to the 1989 Restricted Stock Award Plan. The maximum term of the options is ten years.

Share units credited under the Supplemental 401(k) Plan and the Directors’ Plan are not included in the table above since payouts under those plans are in cash.

The Company or its applicable subsidiary provides a matching contribution in Common Stock under various plans throughout the world. No shares are issued by the Company under any of these plans, and therefore these plans are not included in the table above. Shares are purchased on the open market by a third-party trustee. These plans are exempt from the shareowner approval requirements of the NYSE.

The Company also sponsors employee share purchase plans in several jurisdictions outside the United States. The Company does not grant or issue Common Stock pursuant to these plans, but does facilitate the acquisition of Common Stock by employees in a cost-efficient manner. These plans are not equity compensation plans.

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8 COMPENSATION Pay Ratio Disclosure

Pay Ratio Disclosure

As required by SEC rules, we are providing the following information to explain the relationship between the annual total compensation of Mr. Quincey, who served as the Company’s Chief Executive Officer in 2019, and the annual total compensation of the median employee of the Company, excluding our CEO. The Company selected October 1, 2019 as the determination date for identifying the median employee for purposes of this pay ratio disclosure.

As of October 1, 2019, the Company employed approximately 86,000 employees globally, including approximately 10,000 in the United States. The median annual total compensation disclosed below is based on the Company’s global workforce and is not designed to capture the median compensation of the Company’s U.S. employees. Our compensation philosophy is to pay competitively to market and provide fair compensation regardless of the locale. The compensation approach used to determine compensation for our broader workforce is the same approach we use when setting CEO pay, including consideration of pay competitiveness in each jurisdiction consistent with market practice and the use of performance-based metrics that reward exceptional business performance. For more information regarding our compensation philosophy, see page 47.

We are using a different median employee from the person that was identified in the preparation of our pay ratio disclosure for 2018. Since October 1, 2018, the date as of which the Company last identified its median employee, the Company experienced the following significant changes in its employee population, which increased the number of employees globally and changed our median employee compensation:

●	In December 2018, the Company acquired a controlling interest in the Philippine bottling operations from Coca-Cola FEMSA, S.A.B. de C.V. and now owns 100% of the Philippine bottling operations. As a result, approximately 10,000 employees in the Philippines are included in the calculation of the pay ratio for 2019. They were not included in the calculation of the pay ratio for 2018.
●	In January 2019, the Company acquired Costa, a coffee company with retail outlets in over 30 countries. As a result, approximately 20,000 Costa employees are included in the calculation of the pay ratio for 2019. They were not included in the calculation of the pay ratio for 2018. As is customary in the retail coffee industry, Costa employees frequently work in flexible, part-time roles which has the effect of lowering the annual total compensation for our median employee.

In addition, during the second quarter of 2019, the Company updated its plans for CCBA and now intends to maintain its controlling stake in CCBA for the foreseeable future. As a result, CCBA no longer qualifies as held for sale or as a discontinued operation, and the Company now presents the financial results of CCBA within its results from continuing operations. Therefore, unlike 2018, we will not be providing a supplemental pay ratio that excludes all of the approximate 19,000 employees, as of October 1, 2019, of CCBA’s bottling operations, the vast majority of which are located in Africa.

For 2019, the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chief Executive Officer) was $11,285. Mr. Quincey’s annual total compensation for 2019, as reported under the “Total” column (column (j)) in the 2019 Summary Compensation Table, was $18,701,149. Based on this information, for 2019, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 1,657 to 1.

To identify, and to determine the annual total compensation of, the median employee, we used the same methodology that was applied in the calculation of the pay ratio for 2018. Specifically:

●	We collected the payroll data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis as of October 1, 2019. We did not make any cost-of-living adjustments to compensation.
●	We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between January 1 and October 1, 2019.
●	We applied an exchange rate as of October 1, 2019 to convert all foreign currencies into U.S. dollars.
●	We used total base pay as of October 1, 2019 as our consistently applied compensation measure. We identified all employees within 5% of the median, and from this group used statistical sampling to select an employee as a reasonable representative of our median employee.

Using this methodology, we determined that the median employee was a part-time, hourly Costa employee located in the United Kingdom with an annual total compensation of $11,285 for 2019, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay and an employer retirement contribution.

We believe our pay ratio presented above is a reasonable estimate. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies.

86          The Coca-Cola Company

9	Audit Matters

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance,” then “Committees.” The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends to the Board changes to the charter to reflect the evolving role of the Audit Committee.

The Audit Committee is composed entirely of non-employee Directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board designated Ronald W. Allen and David B. Weinberg as “Audit Committee financial experts” under the SEC rules for 2019.

Primary Responsibilities and 2019 Actions

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, the performance of the Company’s internal audit function and the Independent Auditors, the Company’s ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs. The Audit Committee also generally oversees the Company’s overall ERM program and has direct oversight over financial reporting and control and the Company’s product integrity assurance and information technology security programs within the ERM framework. In addition, at the request of the Audit Committee, during some of its meetings, the Audit Committee participates in educational sessions on accounting and financial control matters and on areas of the Company’s operations, including some of the areas of risk it oversees.

In 2019, the Audit Committee held eight meetings. Meeting agendas are established by the Audit Committee Chair and the Chief of Internal Audit. During 2019, among other things, the Audit Committee:

●	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
●	held separate private sessions, during its regularly scheduled meetings, with each of the Company’s General Counsel, the Independent Auditors and the Chief of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;
●	continued its long-standing practice of having independent legal counsel regularly attend Audit Committee meetings;
●	met with the Chief Ethics and Compliance Officer to discuss the effectiveness of the Company’s compliance program and regularly received status reports of compliance issues;
●	received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;
●	discussed with the Independent Auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the Independent Auditors’ evaluation of the Company’s system of internal control over financial reporting;
●	reviewed and discussed with management and the Independent Auditors the Company’s earnings releases and Quarterly and Annual Reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;
●	reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function;
●	reviewed with senior members of the Company’s financial management team, the Independent Auditors and the Chief of Internal Audit the overall audit scope and plans, the results of internal and external audits, evaluations by management and the Independent Auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting;

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9 AUDIT MATTERS Report of the Audit Committee

●	reviewed with management, including the Chief of Internal Audit and General Counsel, and the Independent Auditors, significant risks and exposures identified by management, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs;
●	evaluated the performance of the Company’s Independent Auditors and interviewed and had direct involvement in the selection of the new global coordinating partner for 2019, in connection with the mandated rotation of such positions;
●	received regular updates from management and discussed Company initiatives; and
●	participated, with representatives of management and of the Independent Auditors, in educational sessions about topics requested by the Audit Committee.

Oversight of Independent Auditors

The Audit Committee engaged Ernst & Young LLP as the Company’s Independent Auditors for the fiscal year ended December 31, 2019. In its meetings with representatives of the Independent Auditors, the Audit Committee asks them to address, and discuss their responses to, several questions that the Audit Committee believes are particularly relevant to its oversight.

These questions include:

●	Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the Independent Auditors prepared and been responsible for the financial statements?
●	Based on the Independent Auditors’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with GAAP and SEC disclosure requirements?
●	Based on the Independent Auditors’ experience and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that using these questions to help focus its discussions with the Independent Auditors promotes a more meaningful dialogue that provides a basis for its oversight judgment.

The Audit Committee also discussed with the Independent Auditors those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee received the written disclosures and the letter from the Independent Auditors required by applicable requirements of the PCAOB regarding the Independent Auditors’ communication with the Audit Committee concerning independence and has discussed with the Independent Auditors their independence. The Audit Committee considered with the Independent Auditors whether the provision of non-audit services provided by them to the Company during 2019 was compatible with their independence.

88          The Coca-Cola Company

Report of the Audit Committee AUDIT MATTERS 9

2019 Audited Financial Statements

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of the Independent Auditors, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the Independent Auditors the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

In reliance on these reviews and discussions, and the reports of the Independent Auditors, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

Ronald W. Allen, Chair	Marc Bolland	Caroline J. Tsay	David B. Weinberg

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9 AUDIT MATTERS Item 3 Ratification of the Appointment of Ernst & Young LLP as Independent Auditors

ITEM 3	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

WHAT AM I VOTING ON?
Shareowners are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2020. Although the Audit Committee has the sole authority to appoint the Independent Auditors, as a matter of good corporate governance, the Board submits its selection of the Independent Auditors to our shareowners for ratification. If the shareowners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.	VOTING RECOMMENDATION: FOR the ratification of the appointment of Ernst & Young LLP as Independent Auditors.

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s Independent Auditors and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the Independent Auditors.

The Audit Committee has appointed Ernst & Young LLP (“EY”) to serve as Independent Auditors for the fiscal year ending December 31, 2020. EY (including its predecessors) has served as the Company’s Independent Auditors since 1921.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually evaluates the performance of the Company’s Independent Auditors, including the senior audit engagement team, and determines whether to reengage the current Independent Auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain the current Independent Auditors include:

●	EY’s global capabilities;
●	EY’s technical expertise and knowledge of the Company’s global operations and industry;
●	the quality and candor of EY’s communications with the Audit Committee and management;
●	EY’s independence;
●	the quality and efficiency of the services provided by EY, including input from management on EY’s performance and how effectively EY demonstrated its independent judgment, objectivity and professional skepticism;
●	external data on audit quality and performance, including recent PCAOB reports on EY and its peer firms; and
●	the appropriateness of EY’s fees, EY’s tenure as Independent Auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure EY’s continued independence.

BENEFITS OF LONGER TENURE
✓	Enhanced audit quality – EY’s significant institutional knowledge and deep expertise of the Company’s global business, accounting policies and practices, and internal control over financial reporting enhance audit quality.
✓	Competitive fees – Because of EY’s familiarity with the Company, audit and other fees are competitive with peer companies.
✓	Avoid costs associated with new auditor – Bringing on new Independent Auditors would be costly and require a significant time commitment, which could lead to management distractions.

90          The Coca-Cola Company

Item 3 Ratification of the Appointment of Ernst & Young LLP as Independent Auditors AUDIT MATTERS 9

INDEPENDENCE CONTROLS
✓	Audit Committee oversight – Oversight includes regular private sessions with EY, discussion with EY about the scope of audit and business imperatives, a comprehensive annual evaluation when determining whether to reengage EY and direct involvement by the Audit Committee and its Chair in the selection of the new lead assurance engagement partner and new global coordinating partner in connection with the mandated rotation of these positions.
✓	Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services provided by EY in accordance with its pre-approval policy.
✓	EY’s internal independence process – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on the Company’s account and rotates the lead assurance engagement partner, the global coordinating partner and other partners on the engagement consistent with independence requirements. A new global coordinating partner was appointed in 2019.
✓	Strong regulatory framework – EY, as an independent registered public accounting firm, is subject to PCAOB inspections, “Big 4” peer reviews and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee and the Board believe that retaining EY to serve as Independent Auditors for the fiscal year ending December 31, 2020 is in the best interests of the Company and its shareowners.

Audit Fees and All Other Fees

The Audit Committee is responsible for approving the audit and permissible non-audit services provided by the Independent Auditors and the associated fees.

The following table shows the fees for audit and other services provided by EY for fiscal years 2019 and 2018.

	2019 Fees (In thousands)	2018 Fees (In thousands)	Description
Audit Fees	$29,701	$27,210	Includes fees associated with the annual audit and the audit of internal control over financial reporting, registration statements in 2019 and 2018, the reviews of the Company’s Quarterly Reports on Form 10-Q, and statutory audits required internationally.
Audit-Related Fees	2,089	4,801	Fees for services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” These services principally include due diligence in connection with acquisitions, carve-out audits, consultation on accounting and internal control matters, employee benefit plan audits, information systems audits and other attest services.
Tax Fees	6,287	6,169	Fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees	269	—	Fees for services that are not included in the above categories and primarily include benchmarking services.
TOTAL	$38,346	$38,180

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9 AUDIT MATTERS Item 3 Ratification of the Appointment of Ernst & Young LLP as Independent Auditors

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Independent Auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the Independent Auditors.

Under the policy, pre-approval is generally provided for work associated with the following:

●	registration statements under the Securities Act of 1933, as amended (for example, comfort letters or consents);
●	statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits;
●	due diligence work for potential acquisitions or dispositions;
●	attest services not required by statute or regulation;
●	adoption of new accounting pronouncements or auditing and disclosure requirements for financial or non-financial data and accounting or regulatory consultations;
●	internal control reviews and assistance with internal control reporting requirements;
●	review of information systems security and controls;
●	tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities, expatriate and other individual tax services; and
●	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the Independent Auditors provide the Audit Committee with a description of the service and sufficient information to confirm the Independent Auditors’ determination that the provision of such service will not impair the Independent Auditors’ independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits.

Other Information

The Company has been advised by EY that neither the firm, nor any covered person of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

One or more representatives of EY will be present at the 2020 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the Independent Auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the 2020 Annual Meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Independent Auditors.

92          The Coca-Cola Company

10	Shareowner Proposal

ITEM 4	SHAREOWNER PROPOSAL ON SUGAR AND PUBLIC HEALTH

WHAT AM I VOTING ON?
The following proposal was submitted by a shareowner. If a shareowner proponent, or a representative who is qualified under state law, is present and submits a proposal for a vote, then the proposal will be voted on at the 2020 Annual Meeting. Approval of the following proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the 2020 Annual Meeting.

In accordance with federal securities regulations, we included the shareowner proposal plus any supporting statements exactly as submitted by the proponent. To make sure readers can easily distinguish between materials provided by the proponent and materials provided by the Company, we have placed a black box around the materials provided by the proponent and a red box around the materials provided by the Company.

VOTING RECOMMENDATION: AGAINST the shareowner proposal.

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10 SHAREOWNER PROPOSAL Item 4 Shareowner Proposal on Sugar and Public Health

John C. Harrington, President & CEO, Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California 94559, owner of 100 shares of Common Stock, submitted the following proposal:

Coke – 2020

Whereas, our Company has historically been involved in multiple lawsuits and controversies, including but not limited to, employee labor and racial discrimination issues, apartheid in South Africa, violence in foreign countries related to bottling franchises, environmental issues, including related water quality and scarcity issues, animal testing, consumer issues, including labeling of products, packaging and containers, use of genetically modified organisms, air pollution;

More importantly, the most serious issues continue to be related to the public health and safety impacts of our Company’s beverages, including syrups and sugary drinks, and the growing national health epidemic relating to increasing uses of sugar in our diet;

Our Company continues to be the target of multiple campaigns related to our Company’s products that contribute to general level of decline in public health of consumers, including reports that 1 in 3 United States children born in the year 2000 will develop diabetes, resulting from poor diet, as increase in obesity in turn increases the risk of diabetes, hypertension, heart disease, cancers, asthma, arthritis, reproductive complications and premature death;

Our Company continues to directly market sugary drinks with advertising directly influencing children’s food preferences, diets and health;

In 2011, the American Academy of Pediatrics released a policy statement calling for a total ban on child-targeted and interactive junk food advertising as a response to concerns regarding childhood obesity;

Public pressure against junk food and sugary drinks linked to obesity and diabetes, has led to numerous community campaigns to impose local taxes on sugary beverages, which include our products, to which our Company has responded by lobbying efforts in numerous state legislatures to preempt local control or restrict local taxation on our Company’s products linked to obesity and diabetes;

In 2019 the American Academy of Pediatrics and the American Heart Association released a joint statement in support of such taxes, potentially increasing our Company’s risk associated with its business of sugary drinks;

Shareholders believe our Company should be part of the solution to solving the problem of the obesity epidemic in working with healthcare professionals and experts in diet and nutrition, not promoting advertising campaigns and funding Global Energy Balanced Network to shift the blame from poor diet causing obesity to lack of exercise;

Be It, Therefore, Resolved, that shareholders request the board of directors issue a report on Sugar and Public Health, with support from a group of independent and nationally recognized scientists and scholars providing critical feedback on our Company’s sugar products marketed to consumers, especially those Coke products targeted to children and young consumers. Such report to shareholders should be produced at reasonable expense, exclude proprietary or legally privileged information and be published no later than November 1st, 2020, and include an assessment of risks to the company’s finances and reputation associated with changing scientific understanding of the role of sugar in disease causation.

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The Board’s Statement in Opposition to Item 4 SHAREOWNER PROPOSAL 10

The Board’s Statement in Opposition to Item 4

The Board of Directors has carefully considered this shareowner proposal and recommends that shareowners vote AGAINST it for the following reasons:

This proposal requests that the Board issue a report focused on the topics of sugar and public health, with support from a group of independent and nationally recognized scientists and scholars. However, the Access to Nutrition Foundation (the “ATNF”), a respected independent nonprofit organization, based in the Netherlands and funded by third parties, such as the Bill & Melinda Gates Foundation, the Dutch Ministry of Foreign Affairs and the Robert Wood Johnson Foundation, already produces credible reports covering our Company that encompass sugar and public health, which we believe address the essential objectives sought by the proposal.

The ATNF hosts the “Access to Nutrition Index” and prominently addresses sugar in its reports, which is the ATNF’s key focus regarding the Company. Both the Global Index and the Spotlight Indexes released by the ATNF are intended to provide analysis and commentary on leading food and beverage manufacturers’ efforts to improve consumers’ access to nutritious foods and beverages. They were designed through an extensive, multi-stakeholder consultative process to ensure that they would be a useful tool for different stakeholder groups, including academia, civil society organizations, industry members and investors.

The Global Index was first released in 2013 and was updated in 2016 and 2018, each time with input from the Company, and assesses the Company’s policies and products with regard to nutrition and sugar, in particular. Part of the value of the ATNF’s findings in this report is that the Company now has a benchmark and improved awareness of where it stands compared to other manufacturers in the food and beverage industry. A link to the Global Index can be found at https://www.accesstonutrition.org/global-index.

In November 2018, the ATNF released the U.S. Spotlight Index, a separate report on ten leading food and beverage manufacturers’ performance in the U.S. market as it relates to healthy product portfolios and corporate transparency to assist consumers in making healthy choices. A link to the U.S. Spotlight Index can be found at https://www.accesstonutrition.org/us-spotlight-index. We believe it is important that our shareowners know that our Company acknowledges the ATNF findings and recognizes the role the Company must play in addressing health challenges.

This proposal, however, might lead the reader to believe that our Company is not a responsible player with respect to this issue. We could not disagree more strongly with this implication. Our Company fully understands that people should not eat or drink too much sugar and supports the recommendations of leading health authorities that individuals should not get more than 10% of their daily calories from added sugar. We are taking specific, meaningful actions, including reducing sugar in many of our products, to help people everywhere more easily control the consumption of added sugar.

We continue to make progress on sugar reduction in our beverages by changing our recipes to reduce added sugar as well as by using our marketing resources and distribution network to boost awareness of, and interest in, our ever-expanding portfolio of low- and no-calorie beverages and smaller packaging options, such as 7.5-ounce mini cans. We have also been accelerating the expansion of beverage options across our portfolio, such as tea, coconut water, dairy and plant-based beverages, juice, water and coffee, including less sweet beverages. In 2019, we reduced sugar in more than 200 beverages, following our work to reduce sugar in more than 400 of our drinks in 2018, bringing the cumulative total since 2016 to nearly 1,000 drinks. In 2018, we launched more than 600 new products across our beverage portfolio, including Sprite Fiber+, a no-sugar drink with dietary fiber, and smartwater alkaline. Through innovation, including recipe and package size changes, we removed 425,000 tons of sugar from our Company’s products on an annualized basis between 2017 and 2018.

The Company reported on its sugar and calorie reduction efforts in its 2018 Business & Sustainability Report, which is available on our website, and we will continue to transparently report on our sugar reduction efforts in the 2019 Business & Sustainability Report, which is scheduled to be released in April 2020. For the reasons stated above, we believe that producing a report as the proposal suggests would be a redundant exercise and divert Company resources.

Finally, the Board’s position on this proposal is informed by what shareowners have told us. This same proposal was filed last year by the proponent and was supported by less than 5% of the shares voted at the 2019 Annual Meeting of Shareowners.

The Board of Directors recommends a vote AGAINST the shareowner proposal on sugar and public health.

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11	Annexes

Annex A — Questions and Answers

Proxy Materials and Voting Information

1.	Who may vote at the 2020 Annual Meeting?

Only shareowners of record of our Common Stock as of the close of business on February 24, 2020, the record date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting.

Each owner of record on the record date is entitled to one vote for each share of Common Stock held by such shareowner. On February 24, 2020, there were 4,293,401,515 shares of Common Stock issued and outstanding.

2.	What is included in the proxy materials? What is a Proxy Statement and what is a proxy?

The proxy materials for our 2020 Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2020 Annual Meeting. These three officers are James Quincey, John Murphy and Jennifer D. Manning.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being provided to shareowners by the Board’s authority.

3.	Why did I receive a “Notice Regarding the Availability of Proxy Materials” instead of a full set of proxy materials?

We are furnishing proxy materials to our shareowners primarily via “Notice and Access” delivery pursuant to SEC rules. On March 5, 2020, we mailed to our shareowners (other than those who previously requested a printed set) a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) containing instructions on how to access the proxy materials via the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by our shareowners, reduces the cost of producing and mailing the full set of proxy materials and helps us contribute to sustainable practices.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by e-mail.

4.	Why did I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, you own shares registered in different names or own shares held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. If you would like to consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), at (888) 265-3747 for assistance. If you hold your shares through a bank, broker or other nominee, you should contact them directly and request consolidation.

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Annex A — Questions and Answers ANNEXES 11

5.	What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered the “shareowner of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

6.	What shares are included on the proxy card?

If you are a shareowner of record, you will receive only one Notice or proxy card for all the shares of Common Stock you hold in certificate form, in book-entry form and in any Company benefit plan.

If you are a Company employee and hold shares of Common Stock in The Coca-Cola Company 401(k) Plan, the Caribbean Refrescos, Inc. Thrift Plan, or any other of our U.S. 401(k) plans (collectively, the “Plans”), it is important that you direct the trustee(s) of the Plans how to vote your shares held in such Plans. If you do not vote your shares or specify your voting instructions on your proxy card, the trustee of the applicable Plan will vote your shares in the same proportion as the shares for which they have received voting instructions in accordance with the trustees’ duties. To allow sufficient time for voting by the trustee(s), your voting instructions must be received by April 17, 2020.

If you are a beneficial owner (other than as a participant in a Plan set forth above), you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of Common Stock.

7.	What are my voting choices for each of the proposals to be voted on at the 2020 Annual Meeting and what are the voting standards?

Proposal	Voting Choices and Board Recommendation	Voting Standard
Item 1: Election of Directors
●vote in favor of all nominees;
●vote in favor of specific nominees;
●vote against all nominees;
●vote against specific nominees;
●abstain from voting with respect to all nominees; or
●abstain from voting with respect to specific nominees.
The Board recommends a vote FOR each of the Director nominees.
Majority of votes cast
Item 2: Advisory Vote to Approve Executive Compensation
●vote in favor of the advisory proposal;
●vote against the advisory proposal; or
●abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory vote to approve executive compensation.
Majority of votes cast
Item 3: Ratification of the Appointment of Ernst & Young LLP as Independent Auditors	●vote in favor of the ratification; ●vote against the ratification; or ●abstain from voting on the ratification. The Board recommends a vote FOR the ratification.	Majority of votes cast
Item 4: Shareowner Proposal	●vote in favor of the shareowner proposal; ●vote against the shareowner proposal; or ●abstain from voting on the shareowner proposal. The Board recommends a vote AGAINST the shareowner proposal.	Majority of votes cast

As an advisory vote, the proposal to approve executive compensation is not binding on the Company. The Talent and Compensation Committee will consider the outcome of the vote when making future compensation decisions.

8.	What different methods can I use to vote?

See page 3 for additional information about how to vote.

By Telephone or Internet. All shareowners of record can vote through the Internet, using the procedures and instructions described on the Notice or proxy card, or by touchtone telephone within the United States, U.S. territories and Canada, using the toll-free telephone number on the Notice or proxy card. Beneficial owners may vote through the Internet or by telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareowners’ identities, to allow shareowners to vote their shares and to confirm that their instructions have been recorded properly.

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11 ANNEXES Annex A — Questions and Answers

By Written Proxy. All shareowners of record can vote by written proxy card. If you are a shareowner of record and receive the Notice, you may request a written proxy card by following the instructions included in the Notice. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.

In Person. All shareowners of record may vote in person at the meeting. Beneficial owners may also vote in person at the meeting if they have a legal proxy, as described in the response to question 11.

9.	What if I am a shareowner of record and do not specify a choice for a matter when returning a proxy?

Shareowners should specify their choice for each matter on the proxy card. If no specific instructions are given on all matters, proxies which are signed and returned will be voted:

●	FOR the election of all Director nominees as set forth in this Proxy Statement
●	FOR the advisory vote to approve executive compensation
●	FOR the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors
●	AGAINST the shareowner proposal on sugar and public health

10.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote.

Non-Discretionary Items. The election of Directors, the advisory vote to approve executive compensation and the shareowner proposal are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as Independent Auditors is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

11.	How can I vote in person at the 2020 Annual Meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares in person at the 2020 Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will need to follow the procedures described in the response to question 23 and then bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares in person at the meeting without a legal proxy. If you do not have a legal proxy, you can still attend the meeting by following the procedures described in the response to question 23. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting.

Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

12.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present but will not be included in vote totals and will not affect the outcome of the vote.

13.	What can I do if I change my mind after I vote my shares?

Shareowners can revoke a previously delivered proxy prior to the completion of voting at the meeting by:

●	giving written notice to the Office of the Secretary of the Company
●	delivering a later-dated proxy
●	voting in person at the meeting (if you are a beneficial owner, see the response to question 11)

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Annex A — Questions and Answers ANNEXES 11

14.	Can I access the proxy materials on the Internet? How can I sign up for the electronic proxy delivery service?

The Notice, Proxy Statement and Form 10-K are available at www.edocumentview.com/coca-cola. In addition, shareowners are able to access these documents on the 2020 Annual Meeting page of the Company’s website at www.coca-colacompany.com/annual-meeting-of-shareowners. Instead of receiving future copies of the Notice or proxy materials by mail, shareowners of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your Notice or proxy materials online will save us the cost of producing and mailing documents, help us contribute to sustainable practices, and give you an electronic link to the proxy voting site.

ELECTRONIC DOCUMENT DELIVERY
●Electronic delivery offered since 2005.
●The Company has a tree planted on behalf of each shareowner that signs up.
●Over 387,000 trees planted on behalf of Company shareowners.

Shareowners of Record. If you vote on the Internet, simply follow the prompts for enrolling in the electronic document delivery service. You also may enroll in this service at any time in the future by going directly to www.computershare.com/coca-cola and following the instructions.

Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information in the proxy materials provided to you by your bank, broker or other nominee regarding the availability of this service.

15.	Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from Directors, officers and employees except:

●	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company
●	in the case of a contested proxy solicitation
●	if a shareowner makes a written comment on the proxy card or otherwise communicates his or her vote to management
●	to allow the independent inspectors of election to certify the results of the vote

We also will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

16.	When will the Company announce the voting results?

We will announce the preliminary voting results at the 2020 Annual Meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days after the 2020 Annual Meeting.

17.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Shareowners?

The Company does not have a policy about Directors’ attendance at the Annual Meeting of Shareowners, but Directors are encouraged to attend. All Director nominees and Directors at the time, except for two, attended the 2019 Annual Meeting of Shareowners.

18.	How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $30,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.

Our Directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

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11 ANNEXES Annex A — Questions and Answers

19.	What is householding?

As permitted by the 1934 Act, only one copy of the Notice or proxy materials is being delivered to shareowners residing at the same address, unless the shareowners have notified the Company of their desire to receive multiple copies of the Notice or proxy materials. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or proxy materials to any shareowner residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Office of the Secretary as described in the response to question 31. Shareowners of record residing at the same address and currently receiving multiple copies of the Notice or proxy materials may contact our registrar and transfer agent, Computershare, to request that only a single copy of the Notice or proxy materials be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at P.O. Box 505005, Louisville, KY 40233.

Beneficial owners should contact their bank, broker or other nominee.

20.	Will you make a list of shareowners entitled to vote at the 2020 Annual Meeting available?

We will make available a list of shareowners of record as of the record date for inspection by shareowners for any purpose germane to the meeting during normal business hours from April 8 through April 21, 2020, at One Coca-Cola Plaza, Atlanta, Georgia 30313. This list also will be available to shareowners for any such purpose at the 2020 Annual Meeting.

Meeting Information

21.	Do I have to register for the 2020 Annual Meeting to attend in person?

The 2020 Annual Meeting will be held at World of Coca-Cola in Atlanta, Georgia. The meeting starts at 8:30 a.m. local time, on April 22, 2020. If you plan to attend the meeting in person, you must be a shareowner as of February 24, 2020, the record date. In addition, because space at World of Coca-Cola is limited, you must register in advance to attend the meeting in person. In order to expedite your admission process, you must register for admission before 11:59 p.m. on Friday, April 17, 2020. Registration will be accepted on a first-come, first-served basis and may close prior to the registration cut-off date if room capacity is reached before 11:59 p.m. on April 17, 2020. See question 23 for details on how to register in advance.

22.	Will shareowners be provided free admission to World of Coca-Cola on the day of the 2020 Annual Meeting?

We are pleased to offer free admission for shareowners to World of Coca-Cola on April 22, 2020 after the 2020 Annual Meeting. Each shareowner may bring one guest to join them after the meeting.

You do not have to attend the 2020 Annual Meeting to gain free admission to World of Coca-Cola on April 22, 2020. See question 26 for instructions on how to gain free admission.

23.	How do I attend the 2020 Annual Meeting in person?

The 2020 Annual Meeting will be held at World of Coca-Cola in Atlanta, Georgia on April 22, 2020, at 8.30 a.m. local time. All attendees will need to register in advance and bring a valid photo ID to gain admission to the 2020 Annual Meeting. Please note that cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed in the meeting room. You will be required to enter through a security checkpoint before being granted access to the venue.

Attendance at the meeting is limited to shareowners as of the record date, February 24, 2020, or their authorized named representatives (see question 25 for instructions on how to appoint an authorized named representative). Please note that seating is limited and registration will be accepted on a first-come, first-served basis. World of Coca-Cola is available to disabled persons and Communication Access Real-Time Transaction will be provided for the hearing impaired upon request.

If you are a shareowner of record, you may register to attend the meeting by accessing www.investorvote.com/coca-cola. On this site, shareowners of record will find instructions to register and print out the admission ticket. If you do not have access to the Internet, you may register by contacting Shareowner Services at (404) 676-2777. You will need the 15-digit control number included on your proxy card or Notice to register.

If you are a beneficial shareowner and hold your shares through a bank, broker or other nominee, you may register to attend the meeting by accessing www.ProxyVote.com/register. On this site, beneficial shareowners will find instructions

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Annex A — Questions and Answers ANNEXES 11

to register and print out the admission ticket. If you do not have access to the Internet or your control number is not recognized, you may register by contacting Shareowner Services at (404) 676-2777. You will need the 16-digit number included on your voter instruction form or Notice to register. Please note that you will not be able to vote your shares at the meeting without a legal proxy (see question 11 for details on voting with a legal proxy).

At the entrance to the meeting, we will verify your registration and request to see your admission ticket and a valid form of photo ID, such as a driver’s license or passport.

Ensuring the meeting is safe and productive is our top priority. As such, failure to follow these admission procedures may result in being denied admission or being directed to view the meeting in an overflow room. Because seating in the meeting room is limited, and in order to be able to address security concerns, we reserve the right to direct attendees to listen to the meeting in an overflow room. In addition, late arrival or failure to follow the meeting procedures may result in ejection from the meeting, being directed to listen to the meeting in an overflow room and/or being denied admission to this and future meetings.

If you have questions regarding admission to the 2020 Annual Meeting, please call Shareowner Services at (404) 676-2777.

24.	If I cannot attend the 2020 Annual Meeting in person, how can I listen on the Internet?

To listen to the live audiocast of the meeting, you can visit the 2020 Annual Meeting page of our website, www.coca-colacompany.com/annual-meeting-of-shareowners. An archived copy of the audiocast will be available through June 2020.

25.	If I cannot attend in person, how can I appoint a legal representative to attend on my behalf?

If you are a shareowner as of the record date and intend to appoint an authorized named representative to attend the meeting on your behalf, you must send a written request for an admission ticket by regular mail to The Coca-Cola Company, Shareowner Services, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareownerservices@coca-cola.com. Requests for authorized named representatives to attend the meeting must be received no later than April 17, 2020.

Please include the following information when submitting your request:

1.	your name, complete mailing address and e-mail address;
2.	proof that you own shares of the Company as of February 24, 2020 (such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage account statement or a letter from the bank, broker or other nominee holding your shares); and
3.

a signed authorization appointing such individual to be your authorized named representative at the meeting, which includes the name, address, telephone number and e-mail address of the authorized named representative.

Upon receipt of proper documentation, you and your named representative will receive confirmation that your named representative has been authorized. To gain admission to the meeting, the photo ID presented must match the documentation provided in item three above. We reserve the right to limit the number of representatives who may attend the meeting.

26.	What does a shareowner have to do to gain free admission to World of Coca-Cola on April 22, 2020?

We are pleased to provide shareowners (and one guest per shareowner) with free admission to join us at World of Coca-Cola on April 22, 2020, after the 2020 Annual Meeting. If you own shares jointly, each joint owner may bring a guest. You may go to World of Coca-Cola on April 22, 2020, even if you do not attend the 2020 Annual Meeting.

At World of Coca-Cola, shareowners will have a chance to experience the world’s most famous beverage in a dynamic, multimedia attraction; get closer than ever before to the vault that houses the secret formula for Coca-Cola; get a behind-the-scenes look at the bottling process; view hundreds of artifacts; and treat their taste buds on a trip around the globe with more than 100 beverages.

To gain free admission to World of Coca-Cola on April 22, 2020, shareowners must bring a valid photo ID and proof of stock ownership. Proof of ownership may include your proxy card, voting instruction form, meeting notice or brokerage statement.

Please note, you will be required to enter through a security checkpoint before being granted access to World of Coca-Cola.

2020 Proxy Statement          101

11 ANNEXES Annex A — Questions and Answers

Due to limited availability, only shareowners and their guests are eligible to obtain free admission to attend World of Coca-Cola on April 22, 2020. Authorized named representatives will not receive free admission.

If you have questions regarding admission to World of Coca-Cola, please call (404) 676-5151 or 1-(800)-676-COKE (2653).

27.	What information is included on the 2020 Annual Meeting page of the Company’s website?

The 2020 Annual Meeting page of our website allows our shareowners to (i) easily access the Company’s proxy materials; (ii) vote through the Internet; (iii) submit questions in advance of the 2020 Annual Meeting; (iv) register to attend the 2020 Annual Meeting; (v) access the live audiocast of the meeting; (vi) learn more about free admission to World of Coca-Cola on April 22, 2020; and (vii) learn more about our Company. To submit a question in advance of the 2020 Annual Meeting, you must have your control number available, which can be found on your Notice, proxy card or voting instruction form. Shareowners may access the 2020 Annual Meeting page of our website at www.coca-colacompany.com/annual-meeting-of-shareowners.

28.	Could any additional proposals be raised at the 2020 Annual Meeting?

Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Shareowners, which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders. See the response to question 32 for how to submit a proposal for action at the 2021 Annual Meeting of Shareowners.

Company Documents, Communications, Shareowner Proposals and Director Nominees

29.	How can I view or request copies of the Company’s corporate documents and SEC filings, including the Annual Report on Form 10-K?

The Company’s website contains the Company’s Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Board Committee Charters and Codes of Business Conduct. To view these documents, go to www.coca-colacompany.com, click “Investors” and then “Corporate Governance.” To view the Company’s SEC filings, including Forms 3, 4 and 5 filed by the Company’s Directors and executive officers, go to www.coca-colacompany.com, click on “Investors,” then “Filings & Reports” and then “All SEC Filings.”

We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board Committee Charters or Codes of Business Conduct to any shareowner requesting a copy. Requests should be directed to the Office of the Secretary as described in the response to question 31.

The 2019 Annual Report on Form 10-K includes our consolidated financial statements for the year ended December 31, 2019. We have furnished the Form 10-K to all shareowners. The Form 10-K does not form any part of the material for the solicitation of proxies. We will promptly deliver free of charge, upon request, a copy of the Form 10-K to any shareowner requesting a copy. Requests should be directed to the Company’s Consumer Interaction Center, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

30.	How can I communicate with the Company’s Directors?

The Board has established a process to facilitate communication by shareowners and other interested parties with Directors. Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to asktheboard@coca-cola.com.

Communications may be distributed to all Directors, or to any individual Director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board shall not be distributed. Such items include, but are not limited to:

●	spam;
●	junk mail and mass mailings;
●	product complaints or inquiries;
●	new product suggestions;
●	resumes and other forms of job inquiries;
●	surveys; and
●	business solicitations or advertisements.

102        The Coca-Cola Company

Annex A — Questions and Answers ANNEXES 11

In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable items will be excluded; however, any communication that is excluded will be made available to any independent, non-employee Director upon request.

To answer the many questions we receive about our Company and our products, we offer detailed information about common areas of interest on our “FAQs” page of our website, www.coca-colacompany.com/faqs.

31.	What is the contact information for the Office of the Secretary?

Materials may be sent to the Office of the Secretary (i) by mail to the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or (ii) by e-mail to shareownerservices@coca-cola.com.

32.	What is the deadline to propose actions for consideration at the 2021 Annual Meeting of Shareowners?

Shareowners may present proper proposals for inclusion in our Proxy Statement and for consideration at the 2021 Annual Meeting of Shareowners by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to the Office of the Secretary as specified in question 31. For a shareowner proposal other than a Director nomination to be considered for inclusion in our Proxy Statement for our 2021 Annual Meeting of Shareowners, we must receive the written proposal on or before November 5, 2020. In addition, shareowner proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the 1934 Act.

Under certain circumstances, shareowners may also submit nominations for Directors for inclusion in our proxy materials by complying with the requirements in our By-Laws. For more information regarding proxy access, please see question 33.

Our By-Laws also establish an advance notice procedure for shareowners who wish to present a proposal, including the nomination of Directors, before an annual meeting of shareowners, but do not intend for the proposal to be included in our proxy materials. Pursuant to our By-Laws, in order for business to be properly brought before an annual meeting by a shareowner, the shareowner must have complied with the notice procedures specified in our By-Laws and such business must be a proper matter for shareowner action under the Delaware General Corporation Law. To be timely for our 2021 Annual Meeting of Shareowners, we must receive the written notice on or before December 23, 2020. Such notice should be addressed to the Office of the Secretary as specified in question 31.

In addition, the shareowner proponent, or a representative who is qualified under state law, must appear in person at the 2021 Annual Meeting of Shareowners to present such proposal or nomination.

33.	How do I nominate a director using the proxy access provisions of the Company’s By-Laws?

Our Board has adopted a “Proxy Access for Director Nominations” bylaw. The proxy access bylaw permits a shareowner, or a group of up to 20 shareowners, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in Article I, Section 12 of our By-Laws.

Pursuant to our By-Laws, to be timely for inclusion in the proxy materials for our 2021 Annual Meeting of Shareowners, we must receive a shareowner’s notice to nominate a Director using the Company’s proxy materials between October 6, 2020 and November 5, 2020. Such notice should be addressed to the Office of the Secretary as specified in question 31. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the information and other requirements in our By-Laws relating to the inclusion of shareowner nominees in our proxy materials.

2020 Proxy Statement        103

11 ANNEXES Annex B — Summary of Plans

Annex B — Summary of Plans

The following section provides information on Company-sponsored plans in 2019 in which the Named Executive Officers participated.

Retirement Plans – Pension

TCCC Pension Plan. The TCCC Pension Plan is a broad-based tax-qualified defined benefit plan for substantially all U.S. employees of the Company and its participating subsidiaries. A participant’s benefit formula in the TCCC Pension Plan is dependent on when the participant was hired. The information below summarizes the provisions applicable to employees, including the participating Named Executive Officers, who were hired by the Company or its subsidiaries prior to 2010. There are no special or enhanced pension plans for the Named Executive Officers.

Vesting. Pension benefits vest after completing three years of service or attaining age 60 with one year of service.

Benefit Formula. Prior to 2010, all pension benefits were based on a percentage of the employee’s final average compensation (the five highest consecutive years out of the last 11) up to the limit for each year as set by the Tax Code, multiplied by the employee’s years of credited service. Effective January 1, 2010, participants began accruing a pension benefit under a new cash balance formula (known as the Part B benefit). Participants employed as of December 31, 2009 retained the pension benefit they accrued under the prior benefit calculation formula through December 31, 2009 (known as the Part A benefit) and were eligible for one or more special transition benefits. As a result, beginning in 2010, a participant’s benefit was potentially based on two formulas, Part A (prior benefit calculation formula) plus Part B (new cash balance formula). Under the cash balance formula, the Company makes an annual pay credit allocation to each active participant’s account on December 31, ranging from 3% to 8% of compensation, based on the participant’s date of hire and age. In addition, on December 31 of each year, the Company makes an annual interest credit allocation based on the value of the participant’s account as of January 1 of the same year.

The term “compensation” for determining the pension benefit generally includes salary, overtime, commissions and cash incentive awards, but excludes any amounts related to stock options, performance cash awards, PSUs, restricted stock or restricted stock units. It also excludes deferred compensation and any extraordinary payments related to hiring or termination of employment.

Payment of Benefits. When benefits become payable upon separation from service, participants may choose between an annuity or a lump sum option. The TCCC Pension Plan provides for payment of a reduced benefit prior to normal retirement age and/or the current cash balance amount, as applicable.

Limitations on Benefits. In 2019, a participant could receive no more than $225,000 annually from the TCCC Pension Plan and no compensation in excess of $280,000 for the year could be taken into account for calculating benefits under the TCCC Pension Plan.

TCCC Supplemental Pension Plan. Supplemental pension plans make employees whole when the Tax Code limits the benefit that otherwise would accrue under the applicable pension plan. The TCCC Supplemental Pension Plan also operates to keep employees whole when they defer part of their salary or annual incentive under the Deferred Compensation Plan. Otherwise, electing to defer would reduce an employee’s pension benefits.

Vesting. Vesting and benefits under the TCCC Supplemental Pension Plan are calculated generally in the same manner as if the participant’s otherwise eligible compensation or full annual benefit were able to be paid from the TCCC Pension Plan.

Payment of Benefits. Benefits become payable upon separation from service. The form of payment is dictated by the terms of the plan and the participant’s age and years of service at the time of separation. The cash balance portion of the TCCC Supplemental Pension Plan is paid as a lump sum. The traditional pension benefit portion is paid as an annuity if the participant separates on or after the earliest retirement date (generally, age 55 with ten years of service). Otherwise, the traditional pension benefit portion is paid as a lump sum.

Mobile Plan. The Mobile Plan provides a retirement benefit to globally mobile associates. The Mobile Plan applies on the same terms to the general population of international service associates worldwide. Under the Mobile Plan, a globally mobile associate’s account is credited with a monthly percentage of pay (“pay credit”) and a defined rate of return (“interest credit”). The pay credit is generally 10% of pay, less any benefits provided by local retirement plans. Both pay credits and interest credits are immediately vested. A participant will continue to receive monthly interest credits for as long as participation in the plan continues, even if the associate is no longer on a global assignment. International service associates who participated in certain other plans were transitioned to the Mobile Plan as of December 31, 2011. Benefits accrued under such other plans were converted to an opening balance in the Mobile Plan as part of the transition.

104        The Coca-Cola Company

Annex B — Summary of Plans ANNEXES 11

Retirement Plans – 401(k) and Savings Plans

401(k) Plan. The 401(k) Plan is a broad-based tax-qualified defined contribution plan for most U.S. employees of the Company and its participating subsidiaries. The Company matches participant contributions up to a maximum of 3.5% of the participant’s compensation or the amount allowable under the limits imposed under the Tax Code, whichever is lower. The Company’s matching contribution is initially invested in Common Stock, but participants may move the contribution to any other available investment option. Employees become 100% vested in Company matching contributions after two years. For 2019, compensation over $280,000 could not be taken into account under the 401(k) Plan.

Supplemental 401(k) Plan. The Supplemental 401(k) Plan makes employees whole when the Tax Code limits the Company matching contributions that otherwise would be credited to them under the 401(k) Plan. The Supplemental 401(k) Plan also operates to keep employees whole when they defer part of their salary or annual incentive under the Deferred Compensation Plan. The Company credits the employee with the Company matching contributions in hypothetical share units of Common Stock. The value of the accumulated share units, including dividend equivalents, is paid in cash after separation from service. Participants are immediately vested in their contributions. Employees are not permitted to make contributions to the Supplemental 401(k) Plan.

Spanish Savings Plan. The Spanish Savings Plan consists of a general plan and supplementary plans which are broad-based defined contribution plans that complement social security coverage provided in Spain for eligible employees. In the general plan, employees contribute according to their pensionable salary, in fixed percentages according to applicable legislation. The Company triples the employee’s contribution to the general plan. Participation in the supplementary plans is optional and being active in the general plan is a requirement to contribute. Employees can choose to contribute to the supplementary plans from 1% to a maximum of 5% of their pensionable salary. The Company matches contributions to supplementary plans into an early retirement insurance policy. Vesting of these contributions occurs upon fulfillment of applicable social security early retirement rules, while still employed with the Company. Generally, under the Spanish Savings Plan, normal retirement age is 65 and benefits may not be drawn before age 60.

UK Savings Plan. The UK Savings Plan is a broad-based registered defined contribution plan in which the majority of employees in the UK participate. Effective April 2019, participants must contribute 4% of pensionable salary and the Company contributes 10% of pensionable salary. There are no limits to the amount of contributions that employees can make to their pension account; however, tax effectiveness of contributions is limited by both a lifetime allowance as well as an annual allowance. These amounts have changed frequently over recent years and continue to be subject to change. For the 2018/2019 tax year, the annual allowance was up to £40,000 and the lifetime allowance was £1.03m. Generally, under the plan, normal retirement age is 65 and benefits may not be drawn before age 55.

Incentive Plans

Annual Incentive Plan. The Company maintains the Performance Incentive Plan for employees above a specified job grade level. The Performance Incentive Plan provides an annual cash payment based on predetermined performance measures. The Talent and Compensation Committee may designate one or more performance measures from the list contained in the plan. Annual incentive ranges are established for each participant. Payments are generally made in March in the year following the applicable performance year. No participant may receive an annual payment greater than $10 million. The Performance Incentive Plan was designed to satisfy the requirements of Section 162(m) of the Tax Code, but because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the TCJA, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible under the TCJA’s transition relief. See page 52 for additional information about the Performance Incentive Plan.

Long-Term Incentive Plans. The Company maintains long-term incentive plans for employees above a specified job grade level. The following types of awards may be granted under the plans, as designated by the Talent and Compensation Committee: (i) stock options; (ii) PSUs; (iii) restricted stock and restricted stock units; (iv) other performance awards, including performance-based awards, payable in cash or Common Stock; (v) stock appreciation rights (“SARs”); and (vi) other stock-based awards. The Company currently has outstanding awards of stock options, PSUs, restricted stock, restricted stock units and performance cash awards, which are described below. See page 54 for additional information about long-term incentive compensation.

Stock Options. Stock options give the holder the right to purchase shares of Common Stock at a specified price during specified time periods. The exercise price of an option may not be less than the fair market value of Common Stock on the grant date. The fair market value is the average of the high and low prices of Common Stock on the grant date. In certain foreign jurisdictions, the law requires additional

2020 Proxy Statement        105

11 ANNEXES Annex B — Summary of Plans

restrictions on the calculation of the option price. The grants provide that stock options generally may not be exercised during the first 12 months after the grant date. Generally, options vest 25% on the first, second, third and fourth anniversaries of the grant date and have a term of ten years. The Company’s current compensation programs include stock options as part of the annual long-term equity compensation awards made to eligible employees.

Performance Share Units. PSUs provide an opportunity for employees to receive Common Stock if predetermined performance measures are met for a predefined performance period. The Company’s current compensation programs include PSUs as part of the annual long-term equity compensation awards made to eligible employees.

Restricted Stock and Restricted Stock Units. Restricted stock awards may be performance-based or time-based. Shares of stock are granted and transferred into the employee’s name. Shares remain subject to forfeiture until the shares are released under the terms of the awards. Restricted stock unit awards may be performance-based or time-based and are settled in stock when all required criteria are met. Employees do not receive any dividend equivalents on restricted stock units during the term. The Company’s current compensation programs include restricted stock units as part of the annual long-term equity compensation awards made to eligible employees.

Performance Cash Awards. Performance cash awards are used in countries where it is difficult to grant equity. Employees who receive performance cash awards do not receive equity awards as part of the annual long-term incentive program. No Named Executive Officers received performance cash awards.

Other Awards. While the 2014 Equity Plan provides the Talent and Compensation Committee discretion to grant different types of equity awards, including SARs and other stock-based awards such as unrestricted shares, no such awards have been or are expected to be granted.

Other Plans

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified and unfunded deferred compensation program offered to approximately 400 U.S.-based Company employees in 2019. International service associates do not participate in the Deferred Compensation Plan. Eligible participants may defer up to 80% of base salary and up to 95% of their annual incentive. The Company has the benefit of full unrestricted use of all amounts deferred under the Deferred Compensation Plan until such amounts are required to be distributed to the plan participants. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. The Company does not match any employee deferral or guarantee a return. Participants’ accounts may or may not appreciate and may depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide returns at above-market or preferential rates. All deferrals are paid out in cash upon distribution. Participants may schedule a distribution during employment or may opt to receive their balance after separation from service. Participants who are considered “specified employees” under Section 409A of the Tax Code (generally, the top 50 highest paid executives) may not receive a post-termination distribution for at least six months following separation. On occasion, the Company may provide a one-time credit to the Deferred Compensation Plan to make up for benefits lost under various circumstances, such as benefits lost at a prior employer. The Company has not provided any such credits for any of the Named Executive Officers.

International Service Programs. International service program benefits generally include relocation expenses, a housing allowance (including certain housing expenses), a cost of living adjustment (a cash adjustment designed to provide equivalent purchasing power), certain cash allowances recognizing differences in living conditions in the host location, a home leave allowance and currency protection. The programs also provide tax preparation services and tax equalization, where applicable. There were approximately 500 participants in these programs in 2019.

TCCC Severance Plan. The TCCC Severance Plan provides cash severance benefits to eligible employees who are involuntarily terminated. Eligible employees include regular, non-union, non-manufacturing U.S. employees and international service associates. Generally, benefits are payable when an employee is terminated involuntarily due to certain circumstances such as an internal reorganization or position elimination. Benefits are not payable if the employee is offered a comparable position with the Company or one of its affiliates, is terminated for cause or has entered into a separate agreement. The benefit payable is determined based on job grade level, salary and/or length of service. The minimum benefit is eight weeks of base pay and the maximum benefit is two years of base pay.

106        The Coca-Cola Company

Annex C — Reconciliation of GAAP and Non-GAAP Financial Measures ANNEXES 11

Annex C — Reconciliation of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on January 30, 2020. This information is also available on the Company’s website, www.coca-colacompany.com by clicking on “Investors,” then “Filings & Reports” and then “All SEC Filings.”

(UNAUDITED) (In millions)	Year Ended December 31, 2019
Net Operating Revenues
Reported (GAAP)	$37,266
Items Impacting Comparability:
Other Items	14
Comparable (Non-GAAP)	$37,280

(UNAUDITED) (In millions)	Year Ended December 31, 2018
Net Operating Revenues
Reported (GAAP)	$34,300
Items Impacting Comparability:
Other Items	(9)
Comparable (Non-GAAP)	$34,291

(UNAUDITED)	Year Ended December 31, 2019
% Change – Reported Net Operating Revenues (GAAP)	9
% Currency Impact	(4)
% Change – Currency Neutral Net Operating Revenues (Non-GAAP)	13
% Acquisitions, Divestitures and Structural Changes	7
% Change – Organic Revenues (Non-GAAP)	6

(UNAUDITED) (In millions)	Year Ended December 31, 2019
Operating Income
Reported (GAAP)	$10,086
Items Impacting Comparability:
Asset Impairments	42
Productivity and Reinvestment	264
Transaction Gains/Losses	149
Coca-Cola Beverages Africa Depreciation and Amortization	(148)
Other Items	16
Comparable (Non-GAAP)	$10,409

2020 Proxy Statement        107

11 ANNEXES Annex C — Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED) (In millions)	Year Ended December 31, 2018
Operating Income
Reported (GAAP)	$9,152
Items Impacting Comparability:
Asset Impairments	450
Productivity and Reinvestment	440
Transaction Gains/Losses	158
Coca-Cola Beverages Africa Depreciation and Amortization	(372)
Other Items	58
Comparable (Non-GAAP)	$9,886

Year Ended December 31, 2019
(UNAUDITED)	Operating Income
% Change – Reported (GAAP)	10
% Currency Impact	(9)
% Change – Currency Neutral (Non-GAAP)	19
% Impact of Items Impacting Comparability (Non-GAAP)	5
% Change – Comparable (Non-GAAP)	5
% Comparable Currency Impact (Non-GAAP)	(8)
% Change – Comparable Currency Neutral (Non-GAAP)	13

Year Ended December 31, 2019
(UNAUDITED)	Earnings Per Share
Reported (GAAP)	$2.07
Items Impacting Comparability:
Asset Impairments	0.18
Productivity and Reinvestment	0.05
Equity Investees	0.02
Transaction Gains/Losses	(0.08)
Coca-Cola Beverages Africa Depreciation and Amortization	(0.02)
Other Items	(0.03)
Certain Tax Matters	(0.08)
Comparable (Non-GAAP)	$2.11

(UNAUDITED) (In millions)	Year Ended December 31, 2019
Free Cash Flow
Net Cash Provided by Operating Activities (GAAP)	$10,471
Purchases of Property, Plant and Equipment (GAAP)	(2,054)
Free Cash Flow (Non-GAAP)	$8,417

108        The Coca-Cola Company

Annex D — Cautionary Note Regarding Forward-Looking Statements ANNEXES 11

Annex D — Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company’s actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health-related concerns; evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; failure to digitize the Coca-Cola system; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners’ financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States and throughout the world; an inability to successfully manage the possible negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled and diverse workforce; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; increasing concerns about the environmental impact of plastic bottles and other plastic packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure by our third-party service providers and business partners to satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change and legal or regulatory responses thereto; damage to our brand image, corporate reputation and social license to operate from negative publicity, whether or not warranted, concerning product safety or quality, workplace and human rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer pension plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations or other acquired businesses or brands; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only at the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

2020 Proxy Statement        109

LOVED BRANDS.

DONE SUSTAINABLY.

FOR A BETTER SHARED FUTURE.

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2020 Annual Meeting Proxy Card
▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Herbert A. Allen	☐	☐	☐	05 - Barry Diller	☐	☐	☐	09 - Maria Elena Lagomasino	☐	☐	☐
02 - Marc Bolland	☐	☐	☐	06 - Helene D. Gayle	☐	☐	☐	10 - James Quincey	☐	☐	☐
03 - Ana Botín	☐	☐	☐	07 - Alexis M. Herman	☐	☐	☐	11 - Caroline J. Tsay	☐	☐	☐
04 - Christopher C. Davis	☐	☐	☐	08 - Robert A. Kotick	☐	☐	☐	12 - David B. Weinberg	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve executive compensation	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as Independent Auditors	☐	☐	☐
The Board of Directors recommends a vote AGAINST Proposal 4.
		For	Against	Abstain
4.	Shareowner proposal on sugar and public health	☐	☐	☐
B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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	C 1234567890	J N T
1 U P X 4 4 6 6 4 3
036MRG

NOTICE OF 2020 ANNUAL MEETING OF SHAREOWNERS

WHEN Wednesday, April 22, 2020 8:30 a.m., local time	WHERE World of Coca-Cola 121 Baker Street NW Atlanta, Georgia 30313

ITEMS OF BUSINESS
Our Board’s Recommendation
ITEM 1	Elect as Directors the 12 Director nominees named in the accompanying Proxy Statement to serve until the 2021 Annual Meeting.	✓	FOR each Director Nominee
ITEM 2	Conduct an advisory vote to approve executive compensation.	✓	FOR
ITEM 3	Ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company to serve for the 2020 fiscal year.	✓	FOR
ITEM 4	Vote on a shareowner proposal on sugar and public health, if properly presented at the meeting.	X	AGAINST
Shareowners will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

RECORD DATE Holders of record of our Common Stock as of February 24, 2020 are entitled to notice of, and to vote at, the meeting.	ATTENDING THE MEETING If you plan to attend the 2020 Annual Meeting of Shareowners in person, you must register in advance. See page 100 of the Proxy Statement for details.	AUDIOCAST OF THE MEETING Access links to vote, listen to a live audiocast of the meeting, submit questions and learn more about the Company at www.coca-colacompany.com/annual-meeting-of-shareowners.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2020 Annual Meeting of Shareowners.
The material is available at: www.envisionreports.com/coca-cola

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE COCA-COLA COMPANY

This Proxy is solicited on behalf of the Board of Directors of The Coca-Cola Company

The undersigned, having received the Notice of 2020 Annual Meeting of Shareowners and Proxy Statement, hereby (i) appoints James Quincey, John Murphy and Jennifer D. Manning and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs The Northern Trust Company, Banco Popular de Puerto Rico and State Street Bank and Trust Company, the trustees (the “Trustees”) under The Coca-Cola Company and its subsidiaries’ 401(k) and savings plans (the “Plans”), to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2020 Annual Meeting of Shareowners to be held at World of Coca-Cola, 121 Baker Street, NW, Atlanta, Georgia 30313, on April 22, 2020, at 8:30 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein or unless to do so would be inconsistent with the Trustees’ duties. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2020 Annual Meeting of Shareowners by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2020 Annual Meeting of Shareowners and any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

C	Non-Voting Items
Change of Address — Please print new address below.